UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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ACT TELECONFERENCING, INC.

(Name of Registrant as Specified in Its Charter)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on                     , 2006

Dear Shareholder:

This letter serves as notice of the annual meeting of the shareholders of ACT Teleconferencing, Inc., to be held at our offices located at 1526 Cole Boulevard, Suite 300, Golden, Colorado 80401, on                     , 2006 at 3:00 p.m., local time. The purpose of this annual meeting is to consider and vote on the following proposals:

•	To approve an amendment to our Restated Articles of Incorporation, as amended, to eliminate staggered terms for directors;

•	To elect three directors, Malcolm M. Aslin, Peter E. Salas and Carlos P. Salas, for three-year terms expiring in 2009 (or terms expiring in 2007 if the amendment to our Restated Articles of Incorporation, as amended, to eliminate staggered director terms is approved by our shareholders);

•	To approve an amendment to our Restated Articles of Incorporation, as amended, to increase from 50,000,000 to 250,000,000 the number of shares of common stock we are authorized to issue;

•	To approve an amendment to our Restated Articles of Incorporation, as amended, to change the provisions governing conversion of the Series AA convertible preferred stock;

•	To approve an amendment to our Restated Articles of Incorporation, as amended, to align with current Colorado law the shareholder voting requirements necessary to amend our articles of incorporation in effect from time to time and to take certain other actions;

•	To approve our Amended and Restated Articles of Incorporation;

•	To approve an amendment to our 2004 Equity Incentive Plan, as amended, to increase from 1,500,000 to 7,500,000 the number of shares of common stock we are authorized to issue thereunder;

•	To ratify the selection of Rodefer Moss & Co, PLLC to be the company’s independent registered public accounting firm for the fiscal year ending December 31, 2006; and

•	To transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

Our board of directors has fixed the close of business on                     ,                     , 2006 as the record date for determining the shareholders entitled to notice of and to vote at the annual meeting or at any adjournment or postponement thereof. Therefore, shareholders who owned shares of our common stock or Series AA convertible preferred stock at the close of business on that date are entitled to notice of and to vote at the meeting. A list of these shareholders will be available for inspection by any shareholder (or agent or attorney of such shareholder) at the offices of ACT Teleconferencing, Inc. at 1526 Cole Boulevard, Suite 300, Golden, Colorado 80401 beginning two business days after the date hereof and continuing through the meeting (including any adjournment or postponement thereof).

Only shareholders and persons holding proxies from shareholders may attend the annual meeting. If your shares are registered in your name, you should bring a form of identification to the meeting. If your shares are held in the name of a broker, trust, bank or other nominee, you will need to bring a proxy or letter from that broker, trust, bank or other nominee that confirms you are the beneficial owner of those shares.

To ensure that your shares are represented at the annual meeting, you are urged to vote your shares as soon as possible according to the instructions on the enclosed proxy card, by completing, signing, dating, and returning the proxy card in the accompanying, postage-prepaid (if mailed in the U.S.), return envelope. Your shares will be voted in accordance with your instructions. You may attend the annual meeting and vote in person even if you have previously returned your proxy card.

Golden, Colorado	By Order of the Board of Directors,
, 2006

Peter E. Salas
Chairman of the Board of Directors

PRELIMINARY COPIES

ACT Teleconferencing, Inc.

1526 Cole Boulevard Suite 300

Golden, Colorado 80401

Proxy Statement for Annual Meeting of Shareholders

Annual Meeting	, , 2006, 3:00 p.m., local time.

Place	ACT Teleconferencing, Inc. Principal Executive Offices 1526 Cole Boulevard, Suite 300 Golden, CO 80401

Agenda	To: (A) approve amendments to our Restated Articles of Incorporation, as amended, to (1) eliminate staggered terms for directors, (2) increase our authorized shares of common stock, (3) change the conversion rights of the holders of our Series AA convertible preferred stock and (4) align with current Colorado law the shareholder voting requirements necessary to take certain actions; (B) elect three directors to the Board of Directors; (C) approve our Amended and Restated Articles of Incorporation; (D) increase the number of shares of common stock available for issuance under our 2004 Equity Incentive Plan, as amended; (E) ratify the selection of Rodefer Moss & Co, PLLC as our independent registered public accounting firm for the fiscal year ending December 31, 2006; and (F) transact such other business as may properly come before the annual meeting.

Mailing Date	This proxy statement and the accompanying proxy card are first being sent or given to shareholders beginning on or about , 2006.

Record Date	, 2006; if you were a shareholder at the close of business on such date, you may vote your shares at the meeting as described in this proxy statement.

Voting	Our common stock and our Series AA convertible preferred stock are our only voting securities. Each share of common stock is entitled to one vote on each matter being voted upon by our common stock. Each share of Series AA convertible preferred stock is entitled to one vote for each share of common stock into which such share of preferred stock is convertible on each matter being voted upon by our preferred stock. Except as otherwise described herein, the common stock and the preferred stock will vote on all matters to be considered at the annual meeting together as a single class.

At the close of business on the record date, there were 16,796,648 shares of our common stock issued and outstanding and entitled to vote on the matters as set forth herein, and there were 160,000 shares of our Series AA convertible preferred stock issued and outstanding and entitled to vote on the matters as set forth herein. The 160,000 shares of preferred stock will be entitled (on an as-converted basis) to cast in the aggregate votes on each of the matters being voted upon by our preferred stock.

Under applicable Colorado law, shares entitled to vote as a separate voting group may take action on a matter at a meeting only if a quorum of those shares exists with respect to that matter. And, a majority of the votes entitled to be cast on the matter by the voting group, present in person or by proxy, constitutes a quorum of that voting group for action on that matter. Once a share is represented for any purpose at the annual meeting, including the purpose of determining that a quorum exists, it is deemed present for quorum purposes for the remainder of the meeting and for any adjournment or postponement of the meeting. If a quorum exists, action on the proposals to (1) increase the number of shares of common stock we are authorized to issue, (2) change the Series AA convertible preferred stock conversion rights, (3) align with current Colorado law the shareholder voting requirements necessary to take certain actions, and (4) approve our Amended and Restated Articles of Incorporation will be approved if the applicable proposal receives the affirmative vote of at least a majority of the total number of shares deemed outstanding of each of the voting groups entitled to vote thereon. If a quorum exists, action on the proposals to (1) increase the number of shares of common stock we are authorized to issue under our 2004 Equity Incentive Plan, as amended, and (2) ratify the selection of Rodefer Moss & Co, PLLC as our independent registered public accounting firm for the fiscal year ending December 31, 2006 will be approved if the votes cast within the applicable voting group favoring the action exceed the votes cast within the applicable voting group opposing the action. Pursuant to our Restated Articles of Incorporation, as amended, if a quorum exists, the action to eliminate the staggered terms for directors will be approved only if it receives the affirmative vote of at least two-thirds of the total number of shares deemed outstanding of the voting group entitled to vote thereon. If a quorum exits, with respect to the election of directors, the three candidates having the highest number of votes cast by the voting group entitled to vote in respect thereof in favor of their election will be elected to the Board of Directors.

There are three voting groups relevant for purposes of this annual meeting: (1) shares of common stock voting as a separate voting group or class, which we refer to as the Common Voting Class; (2) shares of Series AA convertible preferred stock voting as a separate voting group or class, which we refer to as the Preferred Voting Class; and (3) shares of common stock and shares of Series AA convertible preferred stock voting together as a single voting group or class (with the preferred stock voting on an as-converted to common stock basis), which we refer to as the Combined Voting Class. The Common Voting Class will vote in respect of the proposal to increase the number of authorized shares of common stock. The Preferred Voting Class will vote in respect of the proposal to change the conversion rights of the holders of our Series AA convertible preferred stock. The Combined Voting Class will vote in respect of all of the proposals.

The required vote of the shareholders on all proposals to be considered at the annual meeting is based upon the total number of votes actually cast at the annual meeting. Abstentions will be included as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting. Broker non-votes, which result when a broker, bank or other institutional record shareholder casts votes (whether at the instruction of the beneficial owner or by exercising discretionary voting authority) with respect to one or more proposals to be considered at the annual meeting but does not have discretionary voting authority with respect to other proposals and has not received voting instructions from the beneficial owner of the shares with respect to such proposals and is therefore unable to cast votes in respect thereof, are not relevant for purposes of determining the presence of a quorum at the meeting. Abstentions and broker non-votes will have no effect on the voting outcome with respect to the election of directors or the proposals to (1) increase the number of shares of common stock we are authorized to issue under our 2004 Equity Incentive Plan, as amended, or (2) ratify the selection of Rodefer Moss & Co, PLLC as our independent registered public accounting firm for the fiscal year ending December 31, 2006. Abstentions and broker non-votes will have the effect of votes against all of the other proposals to be considered at the annual meeting.

Proxies	Unless you tell us on the proxy card to vote differently, we will vote signed, returned proxies “for” each of the proposals and “for” the election of each of the director nominees. The proxy holders will vote in their discretion on any matters not on the agenda that are properly brought before the meeting.

Revoking Your Proxy	You may revoke your proxy before it is voted at the meeting. To revoke your proxy, notify our corporate Secretary in writing, or deliver to the corporate Secretary a duly executed proxy bearing a later date. You may also revoke your proxy by appearing at the meeting in person and voting your shares. Attendance at the meeting will not, by itself, revoke a proxy.

Proxy Solicitor and Solicitation Costs	The Board of Directors is soliciting your proxy, and ACT Teleconferencing, Inc. will pay the costs of soliciting the proxies from shareholders.

Shareholder Proposals	Shareholders intending to submit proposals to be included in our proxy statement relating to our annual meeting to be held in 2007 must deliver notice of the proposal in writing to us at our principal executive offices no later than , 2007. Proposals received after that date will not be included in our proxy statement. Any shareholder proposals submitted to us for consideration at our 2007 annual meeting but that are not submitted for inclusion in our proxy statement and related form of proxy must be delivered to our corporate Secretary or our principal executive offices on or prior to , 2007. Proposals delivered to us after that date will be considered by us to be untimely and not eligible for proper consideration at the 2007 annual meeting.

PLEASE VOTE. YOUR VOTE IS VERY IMPORTANT.

BENEFICIAL OWNERSHIP OF OUR VOTING SECURITIES

The following table sets forth information known to us as of August 1, 2006, regarding beneficial ownership of each class of our voting securities for our directors, director nominees and executive officers listed in the summary compensation table below, who we refer to as our named executive officers, each beneficial owner (based upon our review of documents filed by them with the Securities and Exchange Commission under Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended) of 5% or more of each class of our outstanding voting securities, and our directors and executive officers as a group. Under the rules of the Securities and Exchange Commission, beneficial ownership includes voting or investment power with respect to securities and, with respect to each beneficial owner, includes the shares issuable thereto in respect of stock options, warrants and other instruments convertible into the class of voting security shown as beneficially owned by that beneficial owner that are currently exercisable or will be exercisable within 60 days. Voting securities issuable upon exercise or conversion of stock options, warrants or other convertible instruments are deemed outstanding for purposes of computing the percentage owned of the beneficial owner of such options, warrants or other convertible instruments, but are not deemed outstanding for purposes of computing the percentage owned of any other beneficial owner. Unless otherwise indicated by footnote, the beneficial owners of the voting securities shown in the table below have sole voting and investment power over the shares shown as beneficially owned by them. We have calculated the percentages based on 16,796,648 shares of common stock and 160,000 shares of Series AA convertible preferred stock outstanding as of the close of business on August 1, 2006.

	Common Stock		Series AA Convertible Preferred Stock		Percent of Combined Voting Class Voting Power(1)
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class	Amount and Nature of Beneficial Ownership	Percent of Class
Directors and Director Nominees
Malcolm M. Aslin(2)	89,894	*	200	*	*
Clarke H. Bailey	—	—	—	—	—
Naomi Perry(3)	38,839	*	304	*	*
Carlos P. Salas	—	—	—	—	—
Peter E. Salas(4)	20,297,505	54.7	146,378	91.5	52.3
Michael Shepherd	—	—	—	—	—
Named Executive Officers
Gene Warren(5)	576,337	3.3	—	—	1.5
Mark K. Kelly(6)	97,223	*	—	—	*
Kenneth J. Knopp(7)	74,779	*	—	—	*
Ed Bernica (8)	—	—	—	—	—
Paul E. Pearson (9)	—	—	—	—	—
All directors and executive officers as a group (9 persons)	21,174,577	56.0	146,882	91.8	53.7
Five Percent Owners
Dolphin Management Inc.(10)	20,297,505	54.7	146,378	91.5	52.3
Gerald D. Van Eeckhout(11)	875,773	5.2	—	—	2.2
Gary Martin Glaser(12)	1,871,815	10.7	6,000	3.7	4.8
William S. Lapp(13)	1,871,815	6.3	2,942	1.8	2.8

*	Represents less than 1%
(1)	Represents the percent of voting power of the Combined Voting Class, which consists of the shares of common stock and shares of Series AA convertible preferred stock voting together as a single voting group or class (with the preferred stock voting on an as-converted to common stock basis).
(2)	The shares of common stock shown as beneficially owned include 24,894 shares issuable upon conversion of the Series AA convertible preferred stock, and 45,000 shares issuable upon exercise of outstanding stock options.
(3)	The shares of common stock shown as beneficially owned include 37,839 shares issuable upon conversion of the Series AA convertible preferred stock.

(4)	The shares shown as beneficially owned are the same shares shown as beneficially owned by Dolphin Management Inc. The shares of common stock shown as beneficially owned include 20,297,005 shares issuable upon conversion of the Series AA convertible preferred stock. Mr. Salas is the President and sole shareholder of Dolphin Management Inc., and Mr. Salas discloses his address to be c/o Dolphin Asset Management Corp., 129 East 17th Street, New York, New York 10003. Mr. Salas disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. See also footnote 10 below.
(5)	Includes 421,570 shares issuable upon exercise of outstanding stock options.
(6)	Includes 93,891 shares issuable upon exercise of outstanding stock options.
(7)	Includes 73,583 shares issuable upon exercise of outstanding stock options.
(8)	Mr. Bernica is no longer one of our executive officers.
(9)	Mr. Pearson is no longer one of our executive officers.
(10)	The shares of common stock shown as beneficially owned include 20,297,005 shares issuable upon conversion of the Series AA convertible preferred stock, 250 shares beneficially owned directly by Dolphin Direct Equity Partners, LP (“Dolphin Direct”), and 250 shares beneficially owned directly by Dolphin Offshore Partners, LP (“Dolphin Offshore”). The shares of Series AA convertible preferred stock shown as beneficially owned include 121,378 shares owned directly by Dolphin Direct and 25,000 shares owned directly by Dolphin Offshore. Dolphin Management Inc. is the sole managing member of Dolphin Advisors, LLC, which is the parent of Dolphin Offshore and the sole managing general partner of Dolphin Direct. Each of the Dolphin entities reports shared voting and investment power over the shares reported with Mr. Salas, and each discloses its address to be c/o Dolphin Asset Management Corp., 129 East 17th Street, New York, New York 10003. See also footnote 4 above.
(11)	Includes 161,182 shares issuable upon exercise of outstanding stock options, 42,486 of which are held directly by Carolyn Van Eeckhout and with respect to which Mr. Van Eeckhout disclaims beneficial ownership. Mr. and Mrs. Van Eeckhout’s address is 3913 Mountainside Trail, Evergreen, Colorado 80439.
(12)	The shares of common stock shown as beneficially owned include 746,815 shares issuable upon conversion of the Series AA convertible preferred stock, 560,111 of which are issuable upon exercise of outstanding warrants to acquire shares of Series AA convertible preferred stock. The shares of Series AA convertible preferred stock shown as beneficially owned include 4,500 shares issuable upon exercise of outstanding warrants. Mr. Glaser discloses his address to be 5 Greenwich Office Park, Greenwich, Connecticut 06831.
(13)	The shares of common stock shown as beneficially owned include 561,500 shares held directly by Lapp Libra 401(k) Daily Plan FBO William Lapp (the “Lapp Plan”) and 366,188 shares issuable upon conversion of the Series AA convertible preferred stock. The shares of Series AA convertible preferred stock shown as beneficially owned include 2,250 held directly by the Lapp Plan. Mr. Lapp discloses his address to be One Financial Plaza, Suite 2500,120 Sixth Street, Minneapolis, Minnesota 55402.

Information Regarding Our Recent Change in Control

Since the beginning of our last fiscal year, Dolphin Management Inc., through its affiliated entities, acquired control of us through its purchase, in two separate private placement transactions effected by us in August 2005 and February 2006, of an aggregate of 146,378 shares of our Series AA convertible preferred stock. Such shares of preferred stock vote on an as-converted basis with the shares of our common stock on all matters submitted to our holders of common stock for a vote, and as of September 30, 2006, convert into 20,297,005 shares of our common stock. The dividend accrual on the preferred shares also increases the number of shares of common stock into which the preferred shares may be converted from time to time, which means that the voting power of the preferred stock will increase over time prior to conversion. Based on there being outstanding on such date 16,796,648 shares of our common stock, 500 shares of which are owned by affiliates of Dolphin Management Inc., Dolphin Management Inc. has the right to cast 52.3% of the votes of our Combined Voting Class, constituting a controlling shareholder voting position with respect to most matters submitted to shareholders for a vote. In connection with the closing of the private placement transactions, we also entered into an Investor Rights Agreement with entities affiliated with Dolphin Management Inc. that entitles them to designate a majority of the directors serving on our Board of Directors from time to time and exert substantial control over our business affairs. The purchase price for the shares was cash of approximately $14.64 million, and was funded through investments in Dolphin Direct and Dolphin Offshore, each of which investment funds are under the control of Dolphin Management Inc. Mr. Peter E. Salas, the Chairman of our Board of Directors, is the president and sole shareholder of Dolphin Management Inc., and Mr. Carlos P. Salas, one of our directors, is associated with each of them. Prior to the private placement transaction, there was no controlling shareholder in our company and no person or entity with the right to appoint a majority of our Board of Directors.

PROPOSAL 1

APPROVAL OF AN AMENDMENT TO OUR RESTATED ARTICLES OF INCORPORATION, AS AMENDED,

TO ELIMINATE STAGGERED TERMS FOR DIRECTORS

The Board of Directors has unanimously approved and recommends that the shareholders approve an amendment to our Restated Articles of Incorporation, as amended, to declassify the Board of Directors and provide for the annual election of all directors. If approved by the shareholders, the amendment to the amended Restated Articles of Incorporation will be effective upon the filing of an amendment thereto with the Secretary of State of Colorado. If the amendment is approved, we anticipate effecting the filing as soon as practicable after the annual meeting. The full text of the proposed amendment is included in Appendix A attached to this proxy statement.

Our Restated Articles of Incorporation, as amended, currently requires the Board of Directors to be divided into three classes, each class consisting as nearly equal as possible in number of directors as determined by the Board of Directors. Each class of directors serves staggered, three-year terms, with the term of office of one class expiring each year.

If the shareholders approve the amendment to our Restated Articles of Incorporation, as amended, the Board of Directors will, as permitted under the bylaws, as amended, and applicable law, amend those provisions of our amended bylaws that relate to staggered terms for directors, such that the bylaws as so amended will be consistent with the amendments to our Restated Articles of Incorporation, as amended, approved by the shareholders.

Reasons for and Effects of the Proposed Amendment

The proposal to amend our Restated Articles of Incorporation, as amended, to eliminate the staggered terms of the Board of Directors is intended to maximize director accountability to shareholders and to continue to enhance our corporate governance policies and procedures.

Classified boards of directors have been widely adopted by companies and have a long history in corporate law. Proponents of classified boards of directors assert that they promote the independence of directors in that directors elected for multi-year terms are less subject to outside influence. Proponents of classified boards of directors also believe that they provide continuity and stability in the management of the business and affairs of a company since a majority of directors will have prior experience as directors of the company. Proponents further assert that classified boards of directors may enhance shareholder value by motivating an entity seeking control of a target company with a classified board of directors to initiate arms-length discussions with the board of directors of the target company because the entity would be unable to replace the entire board of directors in a single election.

On the other hand, some investors view classified boards of directors as having the effect of reducing the accountability of directors to shareholders because classified boards of directors limit the ability of shareholders to evaluate and elect all directors on an annual basis. The election of directors is a primary means for shareholders to influence corporate governance policies and to hold management accountable for implementing those policies. In addition, opponents of classified boards of directors assert that a staggered structure for the election of directors may discourage proxy contests in which shareholders may have an opportunity to vote for a competing slate of nominees and therefore may detract from shareholder value.

After reviewing and discussing the benefits and drawbacks of having a classified Board of Directors and based on the recommendation of the Corporate Governance Committee, the Board of Directors has determined that it is in the best interests of the company and its shareholders to declassify the Board of Directors. Although the Board of Directors still believes that there are good reasons to retain a classified Board of Directors, it is committed to ensuring that the company maximizes director accountability to shareholders and believes it best to allow shareholders the opportunity each year to register their views on the performance of the Board of Directors by choosing to elect or not elect each member of the Board of Directors to a new term.

If this proposed amendment is approved, the annual election of all directors would begin with the 2007 annual meeting of shareholders. Consequently, directors standing for election in 2007 would be elected to one-year terms. If this amendment is approved, directors who would normally be standing for election in 2008 and 2009 have agreed to stand for re-election prior at the 2007 annual meeting. Accordingly, if the amendment is approved, all directors would stand for election at the 2007 annual meeting. If this amendment is not approved, the Board of Directors will remain classified and approximately one-third of the Board of Directors will stand for election in any given year pursuant to the current version of our Restated Certificate of Incorporation, as amended, and bylaws.

The proposed amendment will be approved if at least two-thirds of the number of shares deemed outstanding of the Combined Voting Class entitled to vote are cast in favor of the amendment. If no direction is given when the duly executed proxy card enclosed herewith is returned, all shares covered by such proxy will be voted “FOR” the proposed amendment.

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSED AMENDMENT TO THE RESTATED ARTICLES OF INCORPORATION, AS AMENDED, TO ELIMINATE STAGGERED TERMS FOR DIRECTORS.

PROPOSAL 2

ELECTION OF DIRECTORS

Our amended Restated Articles of Incorporation and amended bylaws provide that our Board of Directors is to be divided into three classes as nearly equal in size as possible, with each class to be elected for a term expiring at the annual meeting of shareholders in the third year after election. If Proposal 1 is approved by our shareholders, then beginning with our annual shareholder meeting in 2007, directors will be elected for one year terms. Pursuant to our amended bylaws, the number of directors comprising our Board of Directors has been fixed at seven, with Dolphin Direct having the authority to designate for election five of our seven directors. Our bylaws were amended to provide Dolphin Direct with this right in connection with its investment in our Series AA convertible preferred stock. The terms of three of our incumbent directors as indicated below expire at this year’s annual meeting, at which it will be proposed that each of them be elected for a three year term expiring in 2009. If Proposal 1 is approved by our shareholders, however, these directors will stand for election again in 2007. Additional information regarding our directors, including those who are not standing for election at this year’s annual meeting and the scheduled expiration of each director’s term of office, is also set forth below.

Name and Principal Occupation or Employment	Age*	Director Since
Directors With Terms Ending in 2006:

Malcolm M. Aslin (2)(3) Director and Consultant, Marshall & Ilsley Corporation	58	2004

Peter E. Salas (4) President of Dolphin Asset Management Corporation and its related companies	51	2005

Carlos P. Salas (1)(3) Member of Dolphin Advisors, LLC	34	2005

Continuing Directors With Terms Ending in 2007:

Clarke H. Bailey (1)(2) Chairman and Chief Executive Officer, Glenayre Technologies, Inc.	52	2005

Michael Shepherd (2)(3) Counsel, First Data Corporation	36	2005

Continuing Directors With Terms Ending in 2008:

Naomi Perry (1)(4) Client Industry Executive, EDS Global Communications Industry Group	50	2005

Gene Warren (4) President and Chief Executive Officer of ACT Teleconferencing, Inc.	53	2006

*	Age as of June 12, 2006
(1)	Member of the Compensation Committee
(2)	Member of the Audit Committee
(3)	Member of the Governance Committee
(4)	Member of the Technology Committee

The three nominees receiving the highest number of votes will be elected to our Board of Directors. If no direction is given on a duly executed proxy card that is returned to us, all shares covered by such proxy will be voted “FOR” the election of each of the three director nominees.

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES.

DIRECTORS AND EXECUTIVE OFFICERS

Gene Warren has served as our President and Chief Executive Officer since December 2003, our interim Chief Financial and Accounting Officer since February 2006, and was appointed to the Board of Directors in March 2006. Mr. Warren joined us as Chief Operating Officer in August 1996 with over 20 years of executive and technical experience in telecommunications. From 1993 to 1996, Mr. Warren served as Senior Vice President of Business Development, Operations and Technology at Global Access, a teleconferencing services company later acquired by Williams Communications and subsequently acquired by Genesys Group. Prior to his employment with Global Access, he served as Director of Technical Services for ConferTech International and Senior Director of technical support for MCI. Mr. Warren received a B.S. degree in Physics and Mathematics from Clark Atlanta University in 1975 and completed executive studies at the Stanford Executive Institute.

Mark K. Kelly has served as our Vice President of Technology and Chief Technology Officer since January 2005. Mr. Kelly joined us in 1998 as Director of IT, following our acquisition of AMC Teleconferencing, a Canadian teleconferencing company that Mr. Kelly founded and for which he served as Vice President of Engineering. Prior to AMC, he was Research and Development Manager for Northern Telecom’s audio bridging systems business for five years. Mr. Kelly, who is 42 years old, received a Bachelor’s Degree in Physics from the University of Waterloo in Waterloo, Ontario.

Kenneth J. Knopp has served as our Vice President of Operations since January 2005. In 1996, Mr. Knopp joined us as a Financial Analyst. From 1997 to 2001, he was Director of Finance for our U.S. Division and was promoted to General Manager of the U.S. Division in 2001. In September 2004, Mr. Knopp was named Managing Director of U.S. Operations. Mr. Knopp, who is 36 years old, completed his B.S. degree in finance from the University of Wyoming and his M.B.A. in International Business from the University of Colorado.

Peter E. Salas was appointed as the Chairman of our Board of Directors in August 2005 in connection with Dolphin Direct’s investment in our Series AA convertible preferred stock. Mr. Salas has served as President of Dolphin Asset Management Corporation and its related companies since their founding in 1988. As President, he oversees all of its matters and manages it on a day-to-day basis. Dolphin Direct, an affiliate of Dolphin Management Inc., is a New York-based private equity fund investing exclusively in micro-cap opportunities. It was the lead investor in our Series AA convertible preferred stock offering. Prior to establishing the Dolphin entities, Mr. Salas served in various capacities for ten years at J.P. Morgan Investment Management, Inc. He received an A.B. degree in Economics from Harvard in 1976. Mr. Salas also serves as Chairman of the Board of Directors of Tengasco, Inc., and serves on the boards of directors of Williams Controls, Inc., Southwall Technologies Inc. and Boston Restaurant Associates, Inc. Peter E. Salas and Carlos P. Salas are cousins, and Ms. Perry is Mr. Peter Salas’s sister-in-law.

Carlos P. Salas has served as a member of our Board of Directors since August 2005. Mr. Salas was appointed to the Board in August 2005 in connection with Dolphin Direct’s investment in our Series AA convertible preferred stock. Mr. Salas is a member of Dolphin Advisors, LLC, the sole managing general partner of Dolphin Direct. Before joining Dolphin Advisors in January 2004, Mr. Salas led an investor group in the acquisition of a private engineering and manufacturing firm in 2001, and joined that firm to lead its financial and operating restructuring as Chief Financial Officer throughout 2002 and 2003. Previously, Mr. Salas served as an investment banker with Donaldson, Lufkin & Jenrette, Inc. (“DLJ”), and later with Credit Suisse First Boston, after it merged with DLJ. Prior to joining DLJ, Mr. Salas practiced law with Cleary, Gottlieb, Steen & Hamilton LLP in New York. Mr. Salas received his J.D. from the University of Chicago and his B.A. from New York University. Mr. Salas serves on the boards of directors of Tengasco Inc., Williams Controls, Inc. and Telenetics Corp.

Malcolm M. Aslin has served as a member of our Board of Directors since August 2004. He joined Marshall & Ilsley Corporation as a Director and consultant in April 2006. Previously, Mr. Aslin served as President and Chief Executive Officer of Gold Banc Corporation, a registered bank holding company, from March 2003, and was President and Chief Operating Officer of Gold Banc from February 1999 to March 2003. From October 1995 until February 1999, Mr. Aslin served as Chairman of the Board of Western National Bank and Unison Bancorporation, Inc. and Chairman and Managing Director of CompuNet Engineering, L.L.C. Prior to Western National and CompuNet, Mr. Aslin spent more than 22 years in various positions with UMB Banks and United Missouri Financial Corporation, including President, Chief Operating Officer and Director of United Missouri Bancshares, Inc. and President and Director of UMB’s Kansas City bank, as well as United Missouri Bank of Kansas City, N.A. Mr. Aslin received his B.S. and M.B.A. degrees from the University of Missouri-Columbia.

Clarke H. Bailey has served as a member of our Board of Directors since August 2005. Mr. Bailey was appointed to the Board in August 2005 in connection with Dolphin Direct’s investment in our Series AA convertible preferred stock. Mr. Bailey joined Glenayre Technologies, Inc. in December 1990 and has served in a variety of positions at Glenayre, currently as Chairman and Chief Executive Officer. In June 1999, he was named Chairman of the Board of Glenayre. He is responsible for the growth of Glenayre’s entertainment distribution subsidiary, which is the exclusive supplier of CDs and DVDs for Universal Music, and for the growth of Glenayre’s messaging business, which supplies voice messaging solutions to wireless carriers and for its active acquisition program. Mr. Bailey serves on the boards of Iron Mountain Incorporated and Tengasco, Inc. and has served on numerous corporate boards, including Swiss Army Brands, Inc., Koret, Inc. and Pulse Engineering, Inc. He and his wife support the following nonprofit organizations: Save the Children, Nature Conservancy, and Yellowstone Park Foundation.

Naomi Perry has served as a member of our Board of Directors since October 2005. Ms. Perry was appointed to the Board in October 2005 in connection with Dolphin Direct’s investment in our Series AA convertible preferred stock. Ms. Perry is a Client Industry Executive in the EDS Global Communications Industry Group. She has been with EDS since 1985 and is currently responsible for bringing industry intellectual capital, thought leadership and business knowledge to the MCI client relationship. EDS provides a broad portfolio of business and technology solutions to help its clients worldwide improve their business performance. EDS’s core portfolio comprises information-technology, applications and business process services, as well as information-technology transformation services. Ms. Perry has over 20 years experience in the IT and telecommunications industries. Ms. Perry is Mr. Peter E. Salas’s sister-in-law.

Michael Shepherd has served as a member of our Board of Directors since August 2005. Mr. Shepherd was appointed to the Board in August 2005 in connection with Dolphin Direct’s investment in our Series AA convertible preferred stock. Mr. Shepherd has served as an attorney at First Data Corporation since 2004, handling mergers and acquisitions. Prior to joining First Data, Mr. Shepherd was General Counsel and Vice President of The Chotin Group, a company specializing in structured debt financings and asset securitization. Mr. Shepherd joined The Chotin Group in 2003. From 1999 to 2003, Mr. Shepherd was a member of the corporate and securities group at the law firm of Hogan & Hartson, LLP in Denver, Colorado. Before moving to Denver, he spent several years in New York as an attorney at Roger & Wells LLP (now Clifford Chance U.S. LLP) counseling clients in connection with mergers and acquisitions and securities transactions. Mr. Shepherd received his Bachelor of Arts degree from Stanford University and his Juris Doctor degree from the University of Chicago Law School.

Compensation of Directors

Directors Malcolm M. Aslin, Clarke H. Bailey, Naomi Perry, and Michael Shepherd are each paid $5,000 per calendar quarter for serving on our Board of Directors.

Mack V. Traynor III, our Chairman of the Board through August 19, 2005, received an annual director’s fee of $60,000, payable in equal quarterly installments, and was granted 200,000 options, which were to vest over a period of ten years, subject to acceleration in certain circumstances including a change in control. Mr. Traynor’s unvested options accelerated and fully vested in August 2005 in connection with Dolphin Direct’s investment in our Series AA convertible preferred stock.

On January 2, 2005, Malcolm M. Aslin, Jules L. DeVigne, and James F. Seifert were each granted 20,000 options, and Ronald Bach and Lewis Jaffe were each granted 30,000 options, all of which had an exercise price of $1.32. These options expire January 2015 and were to vest on January 1, 2006, but vested earlier in August 2005 as a result of the change of control of our Board of Directors in connection with investment by Dolphin Direct in our Series AA convertible preferred stock. Messrs. Bach, Jaffe and Seifert resigned from our Board of Directors in August 2005, and Mr. DeVigne died in November 2005.

We have executed an executive employment agreement with Gerald D. Van Eeckhout, a former director and our former Chief Executive Officer. The terms of his agreement are described below under “Employee Agreements.”

MEETING ATTENDANCE, COMMUNICATIONS WITH THE BOARD OF DIRECTORS, COMMITTEES OF

THE BOARD OF DIRECTORS, AND DIRECTOR NOMINATIONS BY SHAREHOLDERS

General Information

In connection with Dolphin Direct’s investment in our Series AA convertible preferred stock, it obtained the right to designate for nomination to our Board of Directors five of our seven directors, all five of whom were appointed by the remaining directors in August 2005 to fill the vacancies created by the five directors who resigned in connection with the Dolphin Direct investment. Following the death of an incumbent director in November 2005, the directors remaining on the Board of Directors appointed Mr. Warren to fill the vacancy in 2006. Mr. Aslin, therefore, is our only incumbent director who has previously been elected to our Board of Directors at an annual meeting of our shareholders. Our Board of Directors has determined that each of Messrs. Aslin, Bailey and Shepherd and Ms. Perry are “independent directors” as defined in Nasdaq Marketplace Rule 4200(a)(15).

Our Board of Directors met in person or by teleconference 20 times during 2005. It holds regular monthly meetings and meets at special meetings in person or by teleconference as and when business circumstances require. Each of our incumbent directors attended 75% or more of the total number of meetings held by our Board of Directors while serving as a director during the fiscal year ended December 31, 2005. Each of our incumbent directors attended 75% or more of the total number of meetings held by the committees on which each of the directors served (during the periods served by each of them).

We encourage our directors to attend our annual meeting of shareholders, subject to their availability and travel schedules. Our annual meeting in 2005 was held prior to the Dolphin Direct investment and before it had appointed its five directors to the Board of Directors; accordingly, those directors were not in attendance at the meeting. Three of our directors then serving, however, attended the meeting. Shareholders may communicate with our directors by mail, by addressing their communications to one or more directors and sending them to our corporate headquarters at 1526 Cole Boulevard, Suite 300, Golden, Colorado 80401. Such communications may be screened pursuant to our screening process approved by our independent directors to ensure that inappropriate material is not sent to a director; all business-related correspondence, however, will be forwarded to each director to whom the correspondence is addressed.

Our Board of Directors has established the following four committees, each of which is comprised of three directors: Audit Committee, Compensation Committee, Governance Committee and Technology Committee.

Compensation (Nominating) Committee

The Compensation Committee met once during the last fiscal year. Its purpose is to establish and execute compensation policy and programs for our executives and employees. It also determines the allocation of amounts to be paid under our incentive compensation plans and options and other awards to be granted under our equity incentive plans. Our Compensation Committee also serves as our nominating committee, selecting nominees for election as directors, subject to Dolphin Direct’s contractual rights and rights under our amended bylaws with respect thereto. Two of the three committee members are independent directors under Nasdaq Marketplace Rule 4200(a)(15). The Board of Directors has not adopted a formal written charter for the committee.

As the nominating committee, the Compensation Committee does not have an express policy with regard to the consideration of director candidates recommended by our shareholders because the committee believes it can adequately evaluate any such nominees on a case-by-case basis. As allowed by our amended bylaws, a shareholder desiring to submit a nominee recommendation should send a letter addressed to the attention of the Chair of the Compensation Committee, 1526 Cole Blvd., Ste. 300, Golden, Colorado 80401. The committee will evaluate shareholder-recommended candidates under the same criteria as internally generated candidates. Although the committee does not currently have formal minimum criteria for nominees, substantial relevant business and industry experience are generally considered important qualifying criteria, as well as the ability to attend and prepare for Board of Director, committee and shareholder meetings. Any candidate must state in advance his or her willingness and interest in serving on our Board.

Our shareholders may nominate one or more candidates for consideration for election as directors at our annual meetings, provided the shareholder delivers timely notice of the nomination in accordance with our amended bylaws. Such notice must furnish certain information about each nominee selected by the shareholder, including the nominee’s name, age, business address, residence address, principal occupation or employment and such other information as is required pursuant to Regulation 14A under the Securities Exchange Act of 1934. The notice must also state the name and address of the shareholder making such nomination as they appear on our record books, state the number of shares held by such shareholder, and contain certain representations. Shareholders wishing to make nominations should consult our amended bylaws, which are filed as an exhibit to our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 14, 2006, for important information regarding the procedures and deadlines for making a proper nomination. Two of our director nominees, Messrs. Salas and Salas, were recommended to our then acting nominating committee by our security holder, Dolphin Direct.

Audit Committee

Our Audit Committee, which is governed by a written charter that is attached to this proxy statement as Appendix B, met six times during 2005. Messrs. Bailey (Chairman), Aslin and Shepherd are the current members of our Audit Committee. The primary purpose of the Audit Committee is to assist our Board of Directors in fulfilling its oversight responsibility of ensuring the quality and integrity of our auditing and financial reporting practices. The Audit Committee is also responsible for the selection each year of our independent auditors. The Audit Committee is composed of independent directors, as defined in Nasdaq Marketplace Rule 4200(a)(15) and Rule 10A-3 under the Securities Exchange Act of 1934, and is governed by a written charter approved by the Board of Directors. The Board of Directors has determined that Mr. Aslin is an audit committee financial expert as defined under Securities and Exchange Commission rules.

Independent Auditor Information

Our Audit Committee selected on July 21, 2006 and the company engaged on July 26, 2006 Rodefer Moss & Co, PLLC as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2006, to replace the company’s prior firm, Hein & Associates LLP, which it dismissed on July 26, 2006. Representatives of Rodefer Moss & Co, PLLC are expected to be present at this year’s annual meeting; representatives from Hein & Associates LLP are not expected to be present. If present, the representatives of Rodefer Moss & Co, PLLC will have the opportunity to make a statement if they so desire, and they have indicated that they expect to be available to respond to appropriate questions.

With respect to our former independent auditor, on July 21, 2006, our Audit Committee determined that it was in our best interest and the best interest of our shareholders to dismiss Hein & Associates LLP as our independent registered public accounting firm. During each of the last two fiscal years ended December 31, 2005 and December 31, 2004, the accountant’s reports on the financial statements contained no adverse opinions or disclaimers of opinion, nor were they modified as to audit scope or accounting principles. During the two most recent fiscal years ended December 31, 2005 and December 31, 2004 and the interim period preceding the dismissal, there were no disagreements with Hein & Associates LLP on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Hein & Associates LLP, would have caused Hein & Associates LLP to make reference to the subject of that disagreement in its reports on our financial statements. We requested that Hein & Associates LLP furnish us with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with our statements above relating to this matter. A copy of that letter furnished by Hein & Associates LLP was provided to and filed by us as Exhibit 16.1 to our current report on Form 8-K filed on July 27, 2006.

With respect to Rodefer Moss & Co, PLLC, during the two most recent fiscal years and the interim period preceding the engagement of Rodefer, we had not consulted with it regarding: (i) the application of accounting principles; (ii) the type of audit opinion that might be rendered by it; (iii) any matter that was the subject of disagreement between us and our former auditor; or (iv) any matter that was a reportable event under applicable Securities and Exchange Commission rules.

For the fiscal years ending December 31, 2005 and December 31, 2004, Hein & Associates LLP was engaged at the direction of our Audit Committee to be our independent auditor. The fees billed to us for the services provided by it to us are set forth below:

Audit Fees. Hein & Associates LLP billed us $342,000 for the fiscal year ended December 31, 2005, and $300,000 for the fiscal year ended December 31, 2004, for professional services rendered by them for the audit of our annual financial statements included in our annual reports and the review of financial statements included in our quarterly reports for such periods.

Audit-Related Fees. Hein & Associates LLP billed us $18,400 for the fiscal year ended December 31, 2005, and $2,200 for the fiscal year ended December 31, 2004, for assurance and related services reasonably related to the performance of the audit or review of our financial statements for such periods. Such fees related to the preparation and filing of registration statements in 2004 and 2005.

Tax Fees. Hein & Associates LLP did not provide us, or bill us for, any professional services rendered for tax compliance, tax advice or tax planning in the last two fiscal years.

All Other Fees. Hein & Associates LLP did not provide to us, or bill us for any products or services in the last two fiscal years, other than the services performed in connection with the fees reported under the captions “Audit Fees” and “Audit-Related Fees” above.

The Audit Committee has considered the effect that the provision of the services described under “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” may have on the independence of Hein & Associates LLP and has determined that the provision of those services is compatible with maintaining the independence of Hein & Associates LLP as our independent auditors. Accordingly, the Audit Committee did not take formal action to approve any of the specific services giving rise to the payment of such fees.

Pre-Approval Policy

Our Audit Committee approves in advance any and all audit services, including audit engagement fees and terms, and non-audit services provided to us by our independent auditors (subject to the de minimus exception for non-audit services contained in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, as amended), to the extent required by applicable law or listing standards. The independent auditors and management are required to periodically report to the Audit Committee the extent of services provided by the independent auditors and the fees associated with these services.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control over financial reporting of the company. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements included in our annual report on Form 10-K with management and the independent auditors, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee reviewed and discussed with the independent auditors, who are responsible for expressing an opinion on the audited financial statements and their conformity with generally accepted accounting principles, their judgments as to the quality, not just the acceptability and the consistency of application, of the company’s accounting principles and such other matters as are required to be discussed with the Committee under Statement on Auditing Standards Number 61 (Codification of Statements on Auditing Standards, AU § 380), as modified or supplemented. In addition, the Committee discussed with the independent auditors their independence from management and the company, including matters in the written disclosures received by the Committee from the independent auditors and the letter from the independent auditors required by the Independence Standards Board Standard No. 1, (Independence Standards Board Standard No. 1, Independent Discussions with Audit Committees), as modified or supplemented, and considered the compatibility of non-audit services with the auditors’ independence. The Committee also discussed with the company’s independent auditors the overall scope and plans for their respective audits. The Committee meets with the independent auditors, with and without management present.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission.

Clarke H. Bailey, Chair

Malcolm M. Aslin, Member

Michael W. Shepherd, Member

September 8, 2006

PROPOSAL 3

APPROVAL OF AN AMENDMENT TO OUR RESTATED ARTICLES OF INCORPORATION, AS AMENDED,

TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK WE ARE AUTHORIZED TO ISSUE

Our Restated Articles of Incorporation, as amended, authorize us to issue a total of 50,000,000 shares of common stock with no par value and 2,000,000 shares of preferred stock. As of September 15, 2006, 16,796,648 shares of common stock were outstanding, 160,000 shares of Series AA convertible preferred stock were outstanding, and a total of                      shares of common stock were reserved for issuance upon the exercise of outstanding stock options and warrants and the conversion of our Series AA convertible preferred stock. No holder of our capital stock has preemptive or similar rights to acquire or subscribe for additional unissued shares of our common stock, or any other securities of any other class of our capital stock.

The Board of Directors has unanimously approved the amendment to our amended Restated Articles of Incorporation to increase the number of authorized shares of common stock from 50,000,000 to 250,000,000. The full text of the proposed amendment is included in Appendix A attached to this proxy statement.

Reasons for the Amendment

Our Series AA convertible preferred stock is convertible at any time at the option of the holder into shares of our common stock. And, the terms of our Series AA convertible preferred stock require that we keep reserved for issuance in respect of such conversion rights 130% of the total number of shares of common stock into which such shares of preferred stock can convert. The total number of shares of common stock into which the shares of preferred stock can convert increases over time based on the stated value of each share of then outstanding Series AA convertible preferred stock, which stated value increases, on a quarterly basis, at the rate of 9.55% over the stated value then in effect. The company may not redeem the preferred stock prior to August 19, 2011, at which time if all of the Series AA convertible preferred stock remains outstanding, it will be convertible into approximately 132,000,000 shares of our common stock. The requirement to reserve for issuance 130% of the shares of common stock issuable upon conversion of the preferred stock is the primary reason for seeking the increase, and the size of the increase, of our authorized shares of common stock.

Furthermore, the increase is being sought at this annual meeting because, among other things, the shares of common stock issuable upon exercise of outstanding stock options and warrants, when added to those issuable upon conversion of the Series AA convertible preferred stock after giving effect to the stated value increases since the original issuance date, exceed the number of our currently remaining authorized but unissued shares of common stock. Under such circumstances, we are required by the terms of the Series AA convertible preferred stock to seek an increase in the number of authorized shares of common stock. Also, in order to have the ability to satisfy elements of our compensation objectives regarding issuance of equity incentives to our directors, officers, employees, advisors and consultants, we need additional shares of common stock available for issuance upon exercise of options and other grants that may be made in the future. Increasing the authorized shares of common stock will also be necessary to give efficacy to the approval, if obtained, of the increase in the number of shares of common stock that may be issued under our 2004 Equity Incentive Plan, as amended, as described in more detail in Proposal 7.

While we do not currently have any specific plans to issue additional shares of common stock other than in respect of the outstanding securities mentioned above and in connection with our equity compensation plans, it should be noted that if this proposal is approved, we do not intend to seek further authorization from our shareholders to issue shares of authorized but unissued common stock unless, in our opinion or the opinion of our advisors, such approval is required or advisable. Our Board of Directors has significant flexibility to issue without shareholder approval authorized by unissued shares of common stock and preferred stock in one or more series, subject to the rights of the holders of our Series AA convertible preferred stock. This flexibility could enable the Board of Directors to issue additional shares of common stock to raise capital, to purchase property or assets, to acquire other companies, to declare stock splits or dividends, and could enhance the Board of Director’s bargaining capability on behalf of our shareholders in a takeover situation. Such flexibility could also under some circumstances, however, be used to render more difficult or discourage a possible merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities, or the removal of incumbent management, even if such a transaction were favored by a our shareholders. In such instances, our shareholders could be deprived of an opportunity to consider a takeover proposal that a third party might consider if our capital structure were different. Dolphin Direct and its affiliates’ holdings of Series AA convertible preferred stock and board representation, however, mitigate the flexibility of the Board of Directors in this respect.

The additional shares of common stock would have rights identical to our common stock currently outstanding. Approval of the proposed amendment and any issuance of common stock would not affect the rights of the holders of our common stock currently outstanding, except in the case of an issuance for the effects incidental to increasing the outstanding number of shares of common stock, such as dilution of earnings per share, if any, and voting rights of current holders of our common stock.

The proposed amendment will be approved if it receives the affirmative vote of at least a majority of the total number of shares deemed outstanding of each of (1) the Common Voting Class entitled to vote and (2) the Combined Voting Class entitled to vote. If no direction is given on a duly executed proxy card that is returned to us, all shares covered by such proxy will be voted “FOR” the proposed amendment.

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSED AMENDMENT TO THE RESTATED ARTICLES OF INCORPORATION, AS AMENDED, TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF OUR COMMON STOCK.

PROPOSAL 4

APPROVAL OF AN AMENDMENT TO OUR RESTATED ARTICLES OF INCORPORATION, AS AMENDED,

TO CHANGE THE CONVERSION TERMS OF OUR SERIES AA CONVERTIBLE PREFERRED STOCK

The Board of Directors has unanimously approved and recommends that shareholders approve an amendment to our Restated Articles of Incorporation, as amended, to change the terms of our Series AA convertible preferred stock to provide that two-thirds or more of the outstanding shares of the Series AA convertible preferred stock may require the conversion into common stock of all but not less than all of the outstanding shares of such preferred stock. The full text of the proposed amendment is included in Appendix A attached to this proxy statement. There are currently outstanding 160,000 shares of Series AA convertible preferred stock and currently exercisable warrants to purchase an additional 9,000 shares of Series AA convertible preferred stock.

The terms of the Series AA convertible preferred stock currently provide for conversion into common stock solely at the election and in the discretion of each holder of such preferred stock. If the proposed amendment is approved by the shareholders at this annual meeting, the holders of two-thirds or more of the outstanding shares of the Series AA convertible preferred stock, acting together and in their sole discretion, will be able to require the conversion into shares of common stock of all outstanding shares of the Series AA convertible preferred stock. Dolphin Management Inc. is the beneficial owner of more than 90% of the outstanding shares of Series AA convertible preferred stock, intends to vote in favor of this proposal and, thus, the requisite vote of the Preferred Voting Class with respect to this proposal is assured. And, because the shares of Series AA convertible preferred stock vote on an as-converted basis with the shares of common stock on the matters to be considered by the Combined Voting Class and because the shares of Series AA convertible preferred stock are currently convertible into a majority of the total outstanding shares of common stock, Dolphin Management Inc. will control the vote of the Combined Voting Class, resulting too in the vote of the Combined Voting Class being assured.

The proposed amendment is being sought to afford the company and its shareholders with additional flexibility to approve possible future transaction structures (none of which are currently contemplated or proposed) and future financing options, if and when they become available or sought by the company. If the proposed amendment is adopted by the shareholders at the meeting, because Dolphin Management Inc.’s percentage ownership exceeds two-thirds of the outstanding shares of the Series AA convertible preferred stock, Dolphin Management Inc. will acting alone and in its sole discretion have the ability to exercise the forced conversion mechanism and require the conversion into common stock of all of the outstanding shares of the Series AA convertible preferred stock. Mr. Peter E. Salas, by virtue of his relationship with Dolphin Management Inc., may also be deemed to have the voting control of Dolphin Management Inc. with respect to this proposal and also the ability to force the conversion of such preferred stock into shares of our common stock.

The conversion price of each share of Series AA convertible preferred stock is currently in excess of the price per share of our common stock. Therefore, if the holders of two-thirds of the outstanding Series AA convertible preferred stock were able and elected to force the conversion of all of the outstanding shares of such preferred stock, the holders of the preferred stock would suffer an immediate loss upon conversion of their shares, and that loss would be beyond their control. In addition, conversion of the Series AA convertible preferred stock into shares of our common stock would deprive the holders of Series AA convertible preferred stock of all of the rights and benefits of holding the Series AA convertible preferred stock, including the right to periodic stated value increases, preferential rights to dividends and the proceeds of a dissolution or other liquidation event, special voting rights and the ability to vote as a separate class, and the redemption right following the fifth anniversary of the issuance of the Series AA convertible preferred stock. There is no mechanism for these rights to be restored following the conversion of the Series AA convertible preferred stock into shares of our common stock. And, although interim financial statements of the company are not being provided to you with this proxy statement because the company does not believe them under the circumstances to be material to your decision of how to vote in respect of this proposal, such financial statements can be reviewed and printed by you free of charge at www.sec.gov.

The proposed amendment will be approved if it receives the affirmative vote of at least a majority of the total number of shares deemed outstanding of each of (1) the Preferred Voting Class entitled to vote and (2) the Combined Voting Class entitled to vote. If no direction is given on a duly executed proxy card that is returned to us, all shares covered by such proxy will be voted “FOR” the proposed amendment.

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSED AMENDMENT TO THE RESTATED ARTICLES OF INCORPORATION, AS AMENDED, TO CHANGE THE CONVERSION TERMS OF OUR SERIES AA CONVERTIBLE PREFERRED STOCK.

PROPOSAL 5

APPROVAL OF AN AMENDMENT TO OUR RESTATED ARTICLES OF INCORPORATION, AS AMENDED, TO ALIGN WITH CURRENT COLORADO LAW CERTAIN SHAREHOLDER VOTING REQUIREMENTS

The Board of Directors has unanimously approved and recommends that shareholders approve an amendment to our Restated Articles of Incorporation, as amended, to align with current Colorado law the shareholder voting requirements necessary to amend our articles of incorporation in effect from time to time and to approve certain other enumerated actions, none of which are currently being considered by our company. If approved by the shareholders, the amendment to the amended Restated Articles of Incorporation will be effective upon the filing of an amendment thereto with the Secretary of State of Colorado. If the amendment is approved, we anticipate effecting the filing as soon as practicable after the annual meeting. The full text of the proposed amendment is included in Appendix A attached to this proxy statement.

Our company was organized under the laws of the State of Colorado on December 15, 1989. At that time, Colorado law required the affirmative vote of two-thirds of the shares of a corporation entitled to vote thereon to approve certain actions unless a provision contained in a corporation’s articles of incorporation increased or reduced (to no less than a majority) the two-thirds voting requirement. On September 22, 1993, our company filed an amendment to its articles of incorporation then in effect, after obtaining authority therefor from its Board of Directors and shareholders, to reduce the vote required to approve such actions to a majority of the shares of our company entitled to vote thereon, as permitted by Colorado law as then in effect. Colorado law was in 1994 amended further to allow shareholders to approve such actions if the votes cast by the shareholders comprising the voting group entitled to vote exceed the votes cast by such shareholders opposing the action (assuming a quorum is present for purposes of the vote). And, current Colorado law allows a Colorado corporation that was incorporated prior to 1994 to amend its articles of incorporation to provide for approval of such actions by a vote consistent with current applicable Colorado law.

Although the company has amended its articles of incorporation on several occasions since the 1994 Colorado law amendments, the company has yet to amend its articles of incorporation to align the shareholder voting requirements to be consistent with the current Colorado law. And, the company believes that the shareholders should be entitled to approve all actions to be considered by them consistently under current Colorado law, including those actions that under the prior law required a different vote, namely: approval of amendments to the articles of incorporation, approval of a plan of merger or share exchange, approval of a transaction involving a sale, lease, exchange, or other disposition of all or substantially all of the property of our company, otherwise than in the usual and regular course of business, and approval of a proposal to dissolve our company. The Board of Directors does not believe that these actions should be given special treatment under the company’s articles of incorporation that would not be afforded such actions had the company simply been organized at a later date. The Board of Directors also believes that because there are a number of other amendments to the Restated Articles of Incorporation, as amended, proposed to be adopted at this annual meeting, that it is an appropriate time to seek shareholder approval of this amendment.

The Board of Directors believes there are strong arguments for making consistent with current Colorado law the shareholder voting requirements governing the actions described above. For example, the current Colorado law can increase the ability of shareholders to participate effectively in corporate governance. It may also reduce the time it takes to make significant corporate decisions and the solicitation costs that may become necessary to attempt to obtain the required shareholder vote to approve such decisions. Moreover, the time delay and additional contingencies imposed by these restrictions potentially make transactions with the company less desirable when compared to other potential candidates that are not subject to such restrictions and possible timing delays and extra transaction costs. The Board of Directors also believes that the amendment will conform the voting requirements of the company’s shareholders to what is customary with other Colorado corporations, placing the company on a more level playing field with other competing Colorado corporations with respect to potential transactions that might otherwise have required a different vote of the company’s shareholders.

The Board of Directors also believes that high threshold voting requirements are often used by companies as a defensive measure to deter hostile takeover attempts by others, but does not believe that such defensive measures are necessary or appropriate at this time for our company. The Board of Directors believes that the equity ownership percentage of our largest stockholder is sufficient to discourage unsolicited bids for the company and to encourage negotiations with the Board of Directors to reach terms that are fair and provide the best results for all shareholders.

If the shareholders approve this proposal, the provisions of the CBCA, as hereafter amended from time to time, will control all voting requirements of the Company, as if the Company were organized on the date the amendment is effected. This change may have the effect, if the voting requirements under the CBCA are amended to a more liberal or more strict voting standard in the future, of the Company automatically becoming subject to those more relaxed or restrictive provisions, as applicable. This may result in our shareholders having the voting rights contemplated by Colorado law as it may be in effect at a future date without taking further shareholder action.

The proposed amendment will be approved if it receives the affirmative vote of at least a majority of the total number of shares deemed outstanding of the Combined Voting Class entitled to vote. If no direction is given on a duly executed proxy card that is returned to us, all shares covered by such proxy will be voted “FOR” the approval of the amendment.

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSED AMENDMENT TO OUR RESTATED ARTICLES OF INCORPORATION, AS AMENDED, TO ALIGN WITH CURRENT COLORADO LAW OUR SHAREHOLDER VOTING REQUIREMENTS.

PROPOSAL 6

APPROVAL OF AMENDED AND RESTATED ARTICLES OF INCORPORATION

The Board of Directors has unanimously approved and recommends that shareholders approve our Amended and Restated Articles of Incorporation to, among other things, combine into one document all of the provisions of our existing Restated Articles of Incorporation, as amended, which are today contained in numerous documents filed over several years.

Our Restated Articles of Incorporation, as amended to date, were originally filed with the Colorado Secretary of State on May 3, 1996. Since then, there have been filed a number of amendments and statements of correction to the original document resulting in our complete Restated Articles of Incorporation, as amended, being contained in more than a dozen documents. Several of those documents, because of the passage of time and other factors, have become unnecessary or inapplicable, in particular those relating to series or classes of preferred stock that are either no longer outstanding or which have terminated or expired by their terms. The volume of documentation also has resulted over time in different phraseology being used for provisions intended to have the identical meaning, as well as minor typographical errors, all of which should be clarified for consistency and accuracy. As a result of the foregoing, and because there are a number of additional amendments being considered at this annual meeting that if adopted will require yet another document to be included among the several other documents comprising our Restated Articles of Incorporation, as amended, the Board of Directors believes that it is an appropriate time to seek shareholder approval of Amended and Restated Articles of Incorporation.

The full text of our Amended and Restated Articles of Incorporation is attached to this proxy statement as Appendix C. The form of Amended and Restated Articles of Incorporation attached hereto has been prepared without giving effect to any of the proposed amendments described above in the preceding proposals being considered for approval at the annual meeting. If any of such amendments are approved, the form of Amended and Restated Articles of Incorporation will be modified to the extent necessary to give effect to the amendments so approved, which will be accomplished by inserting the provisions included in Appendix A with respect to the approved amendments in lieu of the corresponding existing provisions of our Restated Articles of Incorporation, as amended, as set forth in Appendix A hereto. The final text of our Amended and Restated Articles of Incorporation also is subject to modification to include any changes that may be required by the Colorado Secretary of State or otherwise advisable to enable the Colorado Secretary of State to accept and give effect to the filing and our Amended and Restated Articles of Incorporation generally.

The proposed Amended and Restated Articles of Incorporation will be approved if it receives the affirmative vote of at least a majority of the total number of shares deemed outstanding of the Combined Voting Class entitled to vote. If no direction is given on a duly executed proxy card that is returned to us, all shares covered by such proxy will be voted “FOR” the approval of the Amended and Restated Articles of Incorporation.

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE AMENDED AND RESTATED ARTICLES OF INCORPORATION.

PROPOSAL 7

APPROVAL OF AN AMENDMENT TO THE 2004 EQUITY INCENTIVE PLAN, AS AMENDED, TO INCREASE

THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE THEREUNDER

In 2004, our Board of Directors adopted and our shareholders approved the ACT Teleconferencing, Inc. 2004 Equity Incentive Plan, as amended, reserving for issuance thereunder 1,500,000 shares of common stock. The 2004 plan was intended to replace our previous stock option plans and provide a plan under which we may grant shares of restricted stock or other types of equity-based compensation. The 2004 plan is also intended to provide a plan under which we may compensate our non-employee directors. Of the 1,500,000 common shares authorized for issuance under the 2004 plan, 560,000 shares have been issued and                      shares have been reserved for issuance upon exercise of currently outstanding stock options, leaving only                      shares available for future issuance under the 2004 plan. The Board of Directors has, subject to shareholder approval, approved an amendment to the 2004 plan to increase to 7,500,000 the number of shares available for issuance thereunder, and recommends that the shareholders approve such amendment at the 2006 annual shareholders meeting.

Our Board of Directors believes that we must offer a competitive equity incentive program if we are to continue to successfully attract and retain the best possible candidates for positions of responsibility within our company. We expect that the amendment to the 2004 plan will be an important factor in attracting, retaining and rewarding the high caliber employees, consultants and directors essential to our success, and in motivating these individuals to strive to enhance our growth and profitability. The proposed amendment to the 2004 plan is intended to ensure that we will continue to have available a reasonable number of shares to meet these goals. It is also intended to provide a means by which we can satisfy our stock option grant obligations under our employment agreements with each of Messrs. Warren, Kelly and Knopp entered into in August 2005.

We have provided a table below to show, to the extent determinable, the benefits or amounts under the amended 2004 plan expected to be received by or allocated to the persons identified in the table if the amendment to the 2004 plan is approved. The number of units shown in the table represent the shares underlying the stock options to be granted pursuant to their respective August 2005 employment agreements. The option exercise price per share for each of them is $0.46. Such persons, other than Messrs. Bernica and Pearson, may receive or be allocated more shares over time under the 2004 plan based on future performance and other currently indeterminable factors.

New Plan Benefits

2004 Equity Incentive Plan, as amended
Name and position	Dollar value ($)	Number of Units
Gene Warren	—	1,305,921
Mark K. Kelly	—	326,480
Kenneth J. Knopp	—	326,480
Ed Bernica	—	—
Paul E. Pearson	—	—
Executive Group	—	1,958,881
Non-Executive Director Group	—	—
Non-Executive Officer Employee Group	—	—

Our directors, officers, employees and consultants and prospective directors, officers, employees and consultants, as well as those of our affiliates, are eligible to participate in the 2004 plan. As of January 1, 2006, there were approximately 333 employees, plus our non-executive directors, who would have been eligible to participate in the amendment to the 2004 plan.

The summary of the 2004 plan is qualified in its entirety by the specific language of the 2004 plan, a copy of which is included as Appendix D to this proxy statement. The full text of the proposed amendment to the 2004 plan is attached as the last page of such Appendix D.

Administration

The 2004 plan is administered by the Compensation Committee of our Board of Directors or, in the absence of such committee, by the Board of Directors. In the case of awards intended to qualify for the performance-based compensation exemption under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), administration must be by a committee comprised solely of two or more “outside directors” within the meaning of Section 162(m). The body administering the 2004 plan will be referred to in this description as the “plan administrator.” The plan administrator is authorized to delegate certain administrative responsibilities to individuals selected at its discretion. The plan administrator will determine the eligible individuals to whom awards under the 2004 plan may be granted, as well as the time or times at which awards will be granted, the number of shares subject to awards to be granted to any eligible individual, the life of any award, and any other terms and conditions of the grant in addition to those contained in the 2004 plan. Each grant under the 2004 plan will be confirmed by and subject to the terms of an award agreement. In addition, the plan administrator is granted the authority to, among other things, effect a reduction in the exercise price of outstanding options and take actions that would be treated as a “repricing” under generally accepted accounting principles.

Authorized Shares

The maximum number of shares of common stock that may be delivered to participants and their beneficiaries under the amended 2004 plan will be 7,500,000.

No participant may be granted stock options and stock appreciation rights covering in excess of 1,500,000 shares of common stock in any calendar year and no more than 1,500,000 shares of common stock may be subject to “qualified performance-based awards” granted to any eligible individual in any fiscal year. Other than these limits, there are no restrictions on the allocation of shares among the various types of awards authorized by the 2004 plan as proposed to be amended. Shares that may be issued under the plan may be authorized but unissued shares, or shares re-acquired and held in treasury.

If an award entitles the holder to receive or purchase shares, the number of shares covered by the award will be counted on the date of grant of the award against the aggregate number of shares available for granting awards under the plan. Any shares that are used by a participant as full or partial payment to us of the purchase price relating to an award, including in connection with the satisfaction of tax obligations relating to an award, will again be available for granting awards (other than incentive stock options) under the 2004 plan. In addition, if any shares covered by an award or to which an award relates are not purchased or are forfeited, or if an award otherwise terminates without delivery of any shares, then the number of shares counted against the aggregate number of shares available under the plan to the extent of any such forfeiture or termination will again be available for granting awards under the plan.

In the event of certain types of corporate transactions or restructurings, such as stock splits, mergers, consolidations, separations, spin-offs, liquidations, reorganizations or other distributions of stock by us, including an extraordinary stock or cash dividend, the plan administrator or our Board of Directors may make adjustments in:

•	the aggregate number and kind of shares reserved for issuance under the 2004 plan;

•	the maximum share limitations upon stock options, incentive stock options, stock appreciation rights and other awards to be granted to any individual;

•	the number, kind and exercise price or strike price of outstanding stock options and stock appreciation rights;

•	the number and kind of shares subject to other outstanding awards granted under the 2004 plan; and

•	any other equitable substitutions or adjustments that the plan administrator or our Board of Directors determines to be appropriate in its sole discretion.

Stock Options

The plan administrator may grant stock options, which may be non-qualified stock options or incentive stock options (ISOs) to eligible individuals. The exercise price per share purchasable under a stock option will be determined by the plan administrator, but, unless otherwise determined by the plan administrator, the exercise price will not be less than 100 percent of the fair market value of a share on the date of grant. The term of each stock option will be fixed by the plan administrator at the time of grant, but in no event may it be more than 10 years from the date of grant. The plan administrator will determine the time or times at which a stock option may be exercised in whole or in part and the method or methods by which, and the form or forms in which, payment of the exercise price may be made or deemed to have been made. Any ISO authorized under the plan will contain such provisions as the plan administrator deems advisable, but will contain all provisions required in order to qualify the stock option as an ISO.

Stock Appreciation Rights

The plan administrator may grant stock appreciation rights to eligible individuals subject to the terms of the 2004 plan, which rights may be granted in tandem with a related stock option or as a freestanding award. A tandem stock appreciation right is exercisable only at the time and to the same extent that the related option is exercisable, and its exercise causes the related option to be canceled. Freestanding stock appreciation rights vest and become exercisable at the times and on the terms established by the plan administrator. Each stock appreciation right granted under the plan will confer on the holder upon exercise the right to receive, as determined by the plan administrator, cash or a number of shares equal to the excess of (A) the fair market value of one share on the date of exercise (or, if the plan administrator determines, at any time during a specified period before or after the date of exercise) over (B) the grant price of the stock appreciation right as determined by the plan administrator, which grant price will not be less than 100 percent of the fair market value of one share on the date of grant of the stock appreciation right, unless otherwise determined by the plan administrator. Subject to the terms of the 2004 plan, the grant price, term, methods of exercise, dates of exercise, methods of settlement and any other terms and conditions (including conditions or restrictions on the exercise thereof) of any stock appreciation right will be as determined by the plan administrator, but in no event may the term of a stock appreciation right be longer than ten years.

Restricted Stock

Shares of restricted stock will be subject to restrictions as the plan administrator may impose, which may lapse separately or in combination at such time or times, in installments or otherwise as the plan administrator may deem appropriate. The grant or vesting of restricted stock may be performance-based or time-based or both. Restricted stock grants may be “qualified performance-based awards,” in which the grant or vesting of such restricted stock will be conditioned upon the attainment of performance goals. Except as otherwise determined by the plan administrator, upon a participant’s termination of employment (as determined under criteria established by the plan administrator) during the restriction period, all shares of restricted stock subject to restriction will be forfeited and reacquired by us, except that the plan administrator may waive in whole or in part any or all remaining restrictions with respect to shares of restricted stock. If the grant is intended to be a “qualified performance-based award,” these goals must be based on the attainment of specified levels of one or more of the following measures: market share; sales; asset quality; non-performing assets; revenue growth; earnings before interest, taxes, depreciation, and amortization; earnings before interest and taxes; operating income; pre- or after-tax income; earnings per share; cash flow; cash flow per share; return on equity; return on invested capital; return on assets; return on operating assets; economic value added (or an equivalent metric); share price performance; total shareholder return; improvement in or attainment of expense levels or cost savings; or improvement in or attainment of working capital levels. These goals may be established on a company-wide basis or with respect to one or more business units, divisions or subsidiaries and can be on an absolute or relative basis. A “qualified performance-based award” is a grant of restricted stock designated as such by the plan administrator at the time of grant based upon a determination that (A) the recipient is or may be a “covered employee” within the meaning of Section 162(m)(3) of the Internal Revenue Code in the year in which we would expect to be able to claim a tax deduction with respect to such restricted stock awards and (B) the plan administrator wishes such grant to qualify for the exemption from the limitation on deductibility of compensation with respect to any covered employee imposed by Section 162(m) of the Internal Revenue Code. The plan administrator will specify the performance goals to which any “qualified performance-based award” will be subject.

The provisions of restricted stock including any applicable performance goals need not be the same with respect to each participant. During the restriction period, the plan administrator may require that stock certificates evidencing restricted shares be held by us. Other than these restrictions on transfer and any other restrictions the plan administrator may impose, the participant will have all the rights of a holder of stock holding the class or series of stock that is the subject of the restricted stock award.

Performance Awards

The plan administrator may also grant performance awards to eligible individuals. A performance award (A) may be denominated or payable in cash, shares, other securities, other awards or other property and (B) will provide the holder with the right to receive payments, in whole or in part, upon the achievement of performance goals as the plan administrator establishes. Subject to the terms of the plan, the performance goals to be achieved during any performance period, the length of any performance period, the amount of any performance award granted, the amount of any payment or transfer to be made pursuant to any performance award and any other terms and conditions of any performance award will be determined by the plan administrator. The plan administrator may, prior to or at the time of the grant, designate performance awards as “qualified performance-based awards,” in which event it will condition the settlement of the awards upon the attainment of performance goals.

Other Stock-Based Awards

Other awards of common stock and other awards that are valued by reference to, or otherwise based upon common stock, including without limitation dividend equivalents and convertible debentures, may also be granted under the 2004 plan, either alone or in conjunction with other awards.

Transferability of Awards

Awards are nontransferable other than by will or the laws of descent and distribution. However, in the discretion of the plan administrator, nonqualified stock options, any associated tandem stock appreciation rights, and freestanding stock appreciation rights may be transferred to members of the holder’s immediate family. The transfer may be made directly or indirectly or by means of a trust, partnership or otherwise. Stock options and stock appreciation rights may be exercised only by the initial holder, any such permitted transferee or a guardian, legal representative or beneficiary.

Change in Control

Notwithstanding any other provision of the 2004 plan to the contrary, unless otherwise provided by the plan administrator in any award agreement, in the event of a change in control as defined in the 2004 plan:

•	any stock options and stock appreciation rights outstanding as of the date of such change in control, and which are not then exercisable and vested, will become fully exercisable and vested;

•	the restrictions and deferral limitations applicable to any restricted stock will lapse, and such restricted stock will become free of all restrictions and become fully vested;

•	all performance awards will be considered to be earned and payable in full; and

•	any deferral or other restriction will lapse and such performance awards will be settled in cash or shares, as determined by the plan administrator, as promptly as is practicable.

All restrictions on other awards will lapse and such awards will become free of all restrictions and fully vested.

Amendments and Termination

Our Board of Directors may at any time amend, alter or discontinue the 2004 plan, but no amendment may be made without the approval of our shareholders to the extent such approval is required by applicable law or stock exchange rules, and no amendment may be made that can increase the number of shares granted under the plan or would cause us not to be able to grant ISOs, without shareholder approval. The plan administrator may amend the terms of any outstanding stock option or other award but no such amendment may cause a “qualified performance-based award” to cease to qualify for the Section 162(m) exemption or impair the rights of any holder without the holder’s consent.

In the event an award is granted to an individual who is employed outside the United States and who is not compensated from a payroll maintained in the United States, the plan administrator may, in its sole discretion, modify the provisions of the grant as they pertain to such individual to achieve the purposes of the 2004 plan.

Term of the Plan

Unless earlier terminated by our Board of Directors, the 2004 plan will terminate on the tenth anniversary of the date that it was approved by our shareholders.

Summary of Federal Income Tax Consequences

The 2004 plan is designed to preserve our ability to deduct in full for federal income tax purposes the compensation recognized by our executive officers in connection with certain awards granted under the 2004 plan. Section 162(m) of the Code generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to the chief executive officer or to any of the four other most highly compensated officers of a publicly held company. However, certain types of compensation, including performance-based compensation, are generally excluded from this deductibility limit. To enable compensation in connection with stock options, certain restricted stock grants, performance shares and performance units awarded under the 2004 plan to qualify as “performance-based” within the meaning of Section 162(m), the 2004 plan limits the sizes of such awards as further described below. While we believe that for federal income tax purposes we will generally be able to deduct the compensation expense related to awards under the 2004 plan, under certain circumstances, such as a change in control of us, compensation paid in settlement of performance share and performance unit awards may not qualify as “performance-based.” By approving the Amendment to the 2004 plan, the shareholders will be approving, among other things, eligibility requirements for participation in the 2004 plan, financial performance measures upon which specific performance goals applicable to certain awards would be based, limits on the numbers of shares or compensation that could be made subject to certain awards, and the other material terms of the awards described above.

Stock Options

The tax consequences of options granted under the plan are complex and depend, in large part, on the surrounding facts and circumstances. This section provides a brief summary of certain significant federal income tax consequences of the plan, under existing U.S. law. This summary is not a complete statement of applicable law and is based upon the Internal Revenue Code, as well as administrative and judicial interpretations of the Internal Revenue Code as in effect on the date of this description. If federal tax laws, or interpretations of such laws, change in the future, the information provided here may no longer be accurate. This section does not consider state, local, or foreign tax consequences nor does it discuss the effect of gift, estate, or inheritance taxes—except with respect to transferred options.

No later than the date as of which an amount first becomes includible in the gross income of a participant for federal income tax purposes with respect to any award under the 2004 plan, the participant must pay us, or make arrangements satisfactory to us regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Our obligations under the 2004 plan are conditional on such payment or arrangements, and will, to the extent permitted by law, be entitled to take such action and establish such procedures as we deem appropriate to withhold or collect all applicable payroll, withholding, income or other taxes from a participant.

A participant will not recognize any taxable income and we will not be entitled to a deduction when a non-qualified option is granted. When a non-qualified option is exercised, the excess of the fair market value of the shares acquired on the exercise of the option over the exercise price will be taxable to a participant as ordinary income. We, in computing our U.S. federal income tax, will generally be entitled to a deduction in an amount equal to the compensation taxable to the participant, subject to certain limitations. When a participant sells his or her shares of stock, the participant generally will have a capital gain (or loss), depending on the difference between the sale price and the fair market value of the stock on the date the participant exercised his or her option. The capital gain (or loss) is considered “long term” or “short term” depending on how long the participant has held such stock.

A participant will not recognize taxable income on the grant or exercise of an ISO. However, the spread at exercise will be includible in alternative minimum taxable income, and, thereby, may subject the participant to the alternative minimum tax. Upon the disposition of shares of stock acquired pursuant to the exercise of an ISO, after the later of (A) two years from the date of grant of the ISO or (B) one year after the transfer of the shares to the participant (the “ISO Holding Period”), the participant will recognize long-term capital gain or loss, as the case may be, measured by the difference between the stock’s selling price and the exercise price. We are not entitled to any tax deduction by reason of the grant or exercise of an ISO, or by reason of a disposition of stock received upon exercise of an ISO if the ISO Holding Period is satisfied. Different rules apply if a participant disposes of the shares of stock acquired pursuant to the exercise of an ISO before the expiration of the ISO Holding Period.

Stock Appreciation Rights

No taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares of our common stock received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock

Unless the participant files an election to be taxed under Section 83(b) of the Code, (A) the participant will not realize income upon the grant of restricted stock, (B) the participant will realize ordinary income and we will be entitled to a corresponding deduction when the restrictions have been removed or expire and (C) the amount of such ordinary income and deduction will be the fair market value of the restricted stock on the date the restrictions are removed or expire. If the recipient files an election to be taxed under Section 83(b) of the Code, the tax consequences to the participant and the company will be determined as of the date of the grant of the restricted stock rather than as of the date of the removal or expiration of the restrictions.

When the participant disposes of restricted stock, the difference between the amount received upon such disposition and the fair market value of such shares on the date the recipient realizes ordinary income will be treated as a capital gain or loss.

Performance Awards

Participants generally will recognize no income upon the grant of performance unit awards. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the amount taken into income at the time the shares were received, will be taxed as capital gain or loss. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

The proposed amendment will be approved if the number of votes cast in favor of the amendment by the Combined Voting Class entitled to vote exceeds the number of votes cast by such shares opposing the amendment. If no direction is given on a duly executed proxy card that is returned to us, all shares covered by such proxy will be voted “FOR” the proposed amendment.

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSED AMENDMENT TO THE 2004 EQUITY INCENTIVE PLAN, AS AMENDED, TO INCREASE THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE THEREUNDER FROM 1,500,000 TO 7,500,000.

COMPENSATION COMMITTEE REPORT

The company’s overall compensation philosophy is as follows:

•	To attract and retain quality talent, which is critical to both the short-term and long-term success of the company.

•	To reinforce strategic performance objectives through the use of incentive compensation programs.

•	To create a mutuality of interest between executive officers and shareholders through compensation structures that share the rewards and risks of strategic decision-making.

•	To ensure that compensation has been and will continue to be tax deductible.

The Compensation Committee’s approach to base compensation is to offer competitive salaries in comparison with market practices and the salaries of other of the company’s executives. The committee annually examines market compensation levels and trends observed in the labor market. Market information is used as a frame of reference for starting salaries. Annual salary adjustments are determined by meeting projected revenue and net income targets, as well as cost containment for the individual’s area of responsibility.

The committee is actively engaged in setting the salaries of the company’s executives. Annually, the CEO recommends compensation adjustments for members of the executive team based on achievement of revenue and income targets and cost containment. The Board of Directors must review and approve all salary adjustments for the executive team, prior to implementation. The Board of Directors sets the compensation package for the CEO based on the company’s performance metrics outlined above.

The company’s bonus structure for executive management supports the accomplishment of overall objectives and rewards individual contributions. Individual annual bonus level targets are consistent with market practices for positions with comparable decision-making responsibilities.

The company has an equity incentive plan, which the committee uses for long-term executive compensation. We establish targeted or projected values of long-term awards at the date of grant by evaluating the executive’s achievements of the metrics outlined in the business plan.

Carlos P. Salas, Chair

Naomi Perry, Member

Clarke H. Bailey, Member

September 8, 2006

EXECUTIVE COMPENSATION

Executive Compensation.

The following table sets forth the compensation paid to our chief executive officer, our other most highly compensated executive officers whose total salary and bonus for 2005 exceeded $100,000, and two of our former executive officers (each of whom resigned in 2005), collectively referred to as the “named executive officers” in this report, for the fiscal years ended December 31, 2005, December 31, 2004 and December 31, 2003. All amounts are in U.S. dollars.

Summary Compensation Table

		Annual Compensation		Long Term Compensation
				Awards
Name	Year	Salary	Bonus	Restricted Stock Awards ($)		Securities Underlying Options(#)(1)		All Other Compensation ($)
Gene Warren (Chief Executive Officer, Interim Chief Financial and Accounting Officer)	2005 2004 2003	258,923 286,654 189,635	6,200 175,000 322,584	— — 59,176	(1)	— 200,000 109,176	(4)	$353,473 6,500 290,393	(2) (3) (3)(5)(6)

Mark K. Kelly* (Vice President Technology & Chief Technology Officer)	2005 2004 2003	152,927 91,760 —	21,862 1,977 —	— — —		— 40,758 —	(8)(9)	69,575 — —	(7)

Kenneth J. Knopp (Vice President Operations)	2005 2004 2003	147,877 124,131 —	19,000 31,815 —	— — —		— 41,196 —	(8)(11)	57,722 6,000 —	(10) (12)

Ed Bernica(13) (former Chief Financial Officer and Vice President Finance)	2005 2004 2003	117,403 — —	33,151 — —	— — —		— — —		123,750 — —	(14)

Paul E. Pearson(15) (former Vice President Sales and Marketing)	2005 2004 2003	139,655 — —	30,692 — —	— — —		— — —		5,500 — —	(16)

All options are for the purchase of common stock.

*	Mr. Kelly’s salary, bonus, and other compensation was paid by the company in Canadian dollars. The amounts shown for Mr. Kelly’s compensation are presented in American dollars based on the average exchange rate for the fiscal year 2005 of 0.82614 Canadian dollars for each American dollar and on the average exchange rate for the fiscal year 2004 of 0.77014 Canadian dollars for each American dollar. These exchange rates were taken from the website http://www.canada.com/convert/fxhistory.
(1)	Stock grants made as part of the 2002 Performance Incentive Plan. During October 2002 through March 2004, employees participated in a program whereby they were granted stock in exchange for a salary reduction.
(2)	This amount includes compensation to Mr. Warren pursuant to his employment agreement and insurance payments for the benefit of Mr. Warren’s personal trust and a disability policy.
(3)	Includes car allowances to Mr. Warren of $6,000 in 2003 and $6,500 in 2004.
(4)	9,176 options were granted to Mr. Warren with an exercise price of $1.41 per share, 100% vesting, and an expiration of October 1, 2012. The remaining 100,000 options were granted to Mr. Warren on January 15, 2003 at an exercise price of $1.00 per share, an expiration of January 15, 2013, and vesting of 50% per year.
(5)	Includes forgiveness of notes receivable in the amount of $275,581.
(6)	Includes a disability insurance premium payment of $8,812 in 2003.
(7)	Includes $63,527 to Mr. Kelly for the termination of his prior employment agreements and a car allowance to Mr. Kelly of $6,047.
(8)	On October 27, 2004, Mr. Kelly and Mr. Knopp were each granted 40,000 stock options vesting quarterly over four years and expiring October 25, 2014, of which 32,500 were priced at $1.50 and 7,500 were priced at $2.50.
(9)	On March 31, 2004, Mr. Kelly was granted 758 stock options priced at $1.41 immediately vesting and expiring on March 29, 2014 under the 2002 Performance Incentive Plan.

(10)	Includes $52,222 for terminating his prior employment contract and all other prior contracts and a car allowance to Mr. Knopp of $5,500.
(11)	On March 31, 2004, Mr. Knopp was granted 1,196 stock options price at $1.41 immediately vesting and expiring on March 29, 2014 under the 2002 Performance Incentive Plan.
(12)	Includes a car allowance to Mr. Knopp of $6,000.
(13)	Mr. Bernica resigned as Chief Financial Officer and Vice President Finance in August 2005.
(14)	Includes severance payments.
(15)	Mr. Pearson left the company as Vice President Sales and Marketing effective February 2006.
(16)	Includes a car allowance to Mr. Pearson of $5,500.

Option Grants in Last Fiscal Year

No Option grants were made in 2005. Option grants were provided for in the employment agreements of each of Messrs. Warren, Kelly and Knopp (see “Employment Agreements” below), but all of them are subject to shareholder approval of the amendment to the 2004 plan at this annual meeting and therefore have not been granted or issued to date.

Aggregated Option Exercises in 2005 and Year-End Option Values

The table below summarizes the number of shares of common stock underlying unexercised stock options (no stock options were exercised by the named executive officers during 2005) and indicates the value of unexercised options held by the named executive officers at fiscal year end at the closing share price of $.19 per share on December 30, 2005 (last trading day of the year). In connection with the Dolphin Direct investment and pursuant to the change in control provisions of the outstanding stock option agreements and the related incentive plans, the vesting of all stock options outstanding and unvested as of August 19, 2005 was accelerated resulting in all then outstanding stock options becoming fully vested.

	Number of securities underlying unexercised options at December 31, 2005		Value of unexercised in-the-money options at December 31, 2005
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Gene Warren	421,570	—	$0	$0
Mark K. Kelly	93,891	—	$0	$0
Kenneth J. Knopp	73,583	—	$0	$0
Ed Bernica(1)	—	—	$0	$0
Paul E. Pearson(1)	50,000	—	$0	$0

(1)	Messrs. Bernica and Pearson have left the employment of our company. The 50,000 options expired May 19, 2006.

Compensation Committee Interlocks and Insider Participation

From January 1, 2005 to August 19, 2005, the compensation committee consisted of James F. Seifert, Mack V. Traynor III, Gerald D. Van Eeckhout, Jules L. DeVigne, and Lewis Jaffe. Except for Mr. DeVigne, each of these directors resigned from the Board of Directors in connection with the Dolphin Direct Series AA convertible preferred stock investment. Since August 19, 2005, Carlos Salas, Naomi Perry, and Clarke Bailey have served as the members of our compensation committee. None of the members of the compensation committee during the fiscal year 2005 are or were executive officers of the company, at any time, except for Mr. Van Eeckhout, who is our former Chief Executive Officer. Mr. Salas is a principal of entities affiliated with Dolphin Management Inc. and Dolphin Direct. Information with respect to transactions between such entities or their affiliates and us is contained hereinafter under the caption “Transactions with related parties”.

On May 12, 2003, we entered into an agreement with certain investors to issue $7.308 million in senior secured subordinated notes, and warrants to purchase our common stock. A personal trust controlled by James F. Seifert contributed $1 million to the financing, of which $500,000 (plus accrued and unpaid interest thereon) was originally provided to us in connection with a previous loan on January 6, 2003. The trust purchased $1.04 million principal amount of the notes and 333,333 warrants, and the bridge note we issued to Mr. Seifert on January 6, 2003 was cancelled. The note was paid in full on October 31, 2005.

Key Employee Agreements

Agreement with Gene Warren

Gene Warren entered into an employment agreement with the company in August 2005. The agreement provides for employment for one year at a salary of $189,000, with a performance bonus payable each year in an amount to be determined by the Board of Directors in its sole discretion. The target bonus amount is 50% of Mr. Warren’s base salary. The full amount of Mr. Warren’s salary and bonus is payable in the event his employment is terminated without cause prior to the expiration of the term of the employment agreement. The agreement also requires the company to grant Mr. Warren, subject to shareholder approval of the necessary amendments to the 2004 plan, an option to purchase 600,000 shares of the company’s common stock at an exercise price of $1.00 per share. Subsequent to the execution of the employment agreement, the company determined that, in the event shareholder approval were obtained, it would increase the number of shares underlying the foregoing option grant to 1,305,921 and to reduce the exercise price to $0.46 per share. The options will be fully vested on grant, but are subject to forfeiture in an amount equal to 100% of such options if Mr. Warren resigns or is terminated for cause on or before July 31, 2006, with the number of options subject to forfeiture decreasing by 20% each year, such that if Mr. Warren resigns or is terminated for cause after July 31, 2009 but on or before July 31, 2010, 20% of such options will be forfeited. The options expire on July 31, 2010. The agreement prohibits Mr. Warren from providing services to a competitor for one year following the termination of his employment, or from hiring the company’s employees or contracting with the company’s customers or potential customers for two years following the termination of his employment. The agreement also entitled Mr. Warren to the following payments: $200,000 at the time of the initial closing of the Dolphin Direct Series AA convertible preferred stock investment; $72,000 upon the earlier of the second closing of the Dolphin Direct investment and December 31, 2005; and $100,000 on December 31, 2005. Mr. Warren’s August 2005 agreement superseded his previous employment agreement entered into in May 2003.

Agreements with Mark K. Kelly, Kenneth J. Knopp, and Paul E. Pearson

Also in connection with the initial closing of the Dolphin Direct investment, the company entered into employment agreements with Mark K. Kelly, Vice President Technology and Chief Technology Officer; Kenneth J. Knopp, Vice President Global Operations; and Paul E. Pearson, former Vice President Sales & Business Development who left the company in February 2006. Each of these agreements had a term of six months, provided for salary at a rate of $135,000 per year with performance-based bonuses targeted at 50% of base salary but subject to the sole discretion of the Board of Directors, provided for a grant of an option to purchase 150,000 shares of the company’s common stock at $1.00 per share with vesting and forfeiture provisions similar to those described for Mr. Warren (the company, subject to shareholder approval of the necessary 2004 plan amendments, similarly agreed to increase for the employees the number of shares underlying the options to 326,480 shares at an exercise price of $0.46 per share), provided for a two year covenant not to hire the company’s employees or contract with the company’s customers or potential customers, and provided for a six month non-compete period. These agreements supersede severance agreements to which each of these executives was previously a party.

Agreement with Gerald D. Van Eeckhout

We executed an executive employment agreement with Gerald D. Van Eeckhout, effective as of December 10, 2003, providing for our continued employment of Mr. Van Eeckhout through December 31, 2006. This Agreement superseded our prior employment agreement with Mr. Van Eeckhout. The agreement entitled Mr. Van Eeckhout to salary of $160,000 in 2004 and $80,000 in each of 2005 and 2006, with two potential bonuses of $80,000 per year, payable in 2005, 2006, or 2007, conditional on achievement of certain operating pre-tax earnings targets. Mr. Van Eeckhout is entitled to automatic bonuses in the amount he owes to us on the loan we have outstanding to him, as described under “Transactions with Related Parties.” The agreement provides for grants to Mr. Van Eeckhout of 100,000 shares of restricted common stock. The agreement was amended to provide equivalent compensation in the form of 80,000 shares under the 2002 Performance Incentive Plan and 20,000 options under the Stock Option Plan of 2000. The agreement provides for insurance and other benefits at substantially the same levels as were in effect immediately prior to execution of the agreement, and provides that such benefits will continue through 2006 regardless of any earlier termination of the agreement. The terms of the agreement extend Mr. Van Eeckhout’s covenants to protect and hold confidential our trade secrets and not to compete with us through December 31, 2006.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors. The indemnification agreements provide generally that the company will, to the fullest extent permitted by Colorado law and subject to certain limitations, indemnify the director from or against any liabilities and reasonable expenses actually incurred by such person in connection with any proceeding to which such person is a party by reason of such person’s service as a director, officer, employee or agent of ours. Each agreement also provides that the company will advance expenses incurred by the director in defense of any such proceeding, and, to the extent we maintain directors’ and officers’ liability insurance, such director will be covered by such policy.

Key Employee Insurance

We maintain a key-employee life insurance policy on the lives of all of our senior executives in amounts ranging from $500,000 to $3 million; the major portion of proceeds are payable to us, with the remainder payable to the executive’s estate. The intended purpose of these policies is to assist us in replacing these executives and in making other adjustments in operations if they die. Our United Kingdom subsidiary held an additional life insurance policy on the life of David L. Holden in the event of his death in the amount of £1,090,000, payable to the subsidiary. Upon Mr. Holden’s resignation in October 2005, our obligation to purchase this insurance terminated. The company also holds a split dollar policy for $600,000 payable in the event of Mr. Warren’s death.

Transactions with related parties

Loan to Gerald D. Van Eeckhout

In July 2001 and subsequently in July 2002, the Board of Directors authorized a loan with recourse to Gerald D. Van Eeckhout, our founder, former Chairman of the Board of Directors, and former Chief Executive Officer in the amount of $466,757. The purpose of this loan was to assist Mr. Van Eeckhout in exercising stock options. The loan is secured by a general pledge of Mr. Van Eeckhout’s personal assets, bears interest at 6% per year, and matures November 1, 2006. The entire principal balance of the loan remains outstanding. Under the executive employment agreement we entered into with Mr. Van Eeckhout on December 10, 2003, we agreed to pay him a bonus in each of December 2004 and December 2005 and on October 31, 2006 in the amount of the interest payments due on these dates. In the second quarter of 2005, on the recommendation of our Audit Committee, we wrote down $306,000 of this receivable to reflect the decline in value of the stock which was purchased through the exercise of options and which provided the primary collateral for the loan.

Senior Secured Subordinated Notes

On May 12, 2003 we entered into an agreement with certain investors to issue $7.308 million in senior secured subordinated notes, and warrants to purchase our common stock. A personal trust controlled by former director James F. Seifert contributed $1 million to the financing, of which $500,000 (plus accrued and unpaid interest thereon) was originally provided to us in connection with the loan on January 6, 2003. The trust purchased $1.04 million principal amount of the notes and 333,333 warrants, and the bridge note we originally issued to Mr. Seifert was cancelled. In addition, an affiliate of KCEP Ventures II, LP, a former beneficial owner of greater than 5% of our common stock, contributed $2.75 million to the financing in return for $2.9 million principal amount of the notes and 916,667 warrants.

The senior secured subordinated notes were to mature April 30, 2006, bore interest at 12% per year, and were secured by our assets. These notes were repaid on October 31, 2005 with proceeds from the Dolphin Direct investment. The warrants expire May 12, 2010 and are immediately exercisable at $2.50 per share.

Dolphin Direct Transactions

Dolphin Direct Investment. On August 19, 2005, Dolphin Direct acquired 80,400 shares of our Series AA convertible preferred stock. It, together with its affiliates, acquired in the aggregate an additional 65,978 shares of our Series AA convertible preferred stock in February 2006. The purchase price per share at each closing was $100, resulting in gross proceeds to us from such investors of approximately $14.6 million. Such proceeds were used to repay in full our then secured subordinated lenders and to pay transaction expenses.

Prior to the completion of the second closing of the Series AA convertible preferred stock private placement transaction described above, Dolphin Direct loaned us on October 31, 2005, approximately $7,000,000, which enabled us to pay the balance due our secured subordinated lenders. This bridge loan was repaid in full by us in February 2006 in connection with the second closing of the Series AA convertible preferred stock private placement. The excess proceeds from the closing of the second offering were utilized by us for working capital.

In connection with the Dolphin Direct investment, five of our the seven directors resigned to provide vacancies to be filled by Dolphin Direct. Directors Malcolm Aslin and Jules L. DeVigne remained on the Board of Directors and were joined by Dolphin Direct nominated appointees Peter E. Salas, Carlos P. Salas, Clarke Bailey, Naomi Perry, and Michael Shepherd. Also in connection with the Dolphin Direct investment, we agreed to pay to Dolphin Direct a quarterly management fee of $300,000, and quarterly dividends on its preferred stock purchased of 9.55% (in the form of increases in the stated value of the preferred stock). As of September 30, 2006, Dolphin and its affiliates owned a majority of the Series AA convertible preferred stock, which was as of such date convertible into approximately 20.3 million shares of our common stock, representing approximately 52% of the Combined Voting Class of our equity securities.

Dolphin Direct 2006 Term Loan. On June 30, 2006, we entered into a Loan Agreement with Dolphin Direct. The Loan Agreement provides for draws in minimum amounts of $500,000 up to a maximum aggregate principal amount of $1,500,000. We borrowed $500,000 under the Agreement on July 6, 2006. The principal amount of loans drawn under the Loan Agreement bear interest at a rate of 12% per annum (25% per annum following the occurrence of an event of default under the Loan Agreement) and mature on June 30, 2007. Any amounts that are repaid may not be re-borrowed.

Pursuant to the terms of a Pledge Agreement between us and Dolphin Direct and a Security Agreement among us, each of our U.S. operating subsidiaries and Dolphin Direct, each of which are also dated as of June 30, 2006, the loans are secured by substantially all of our assets and the assets of our U.S. operating subsidiaries, subject to the first priority security interest in such assets currently held by our senior commercial lender.

Mr. Peter E. Salas, our Chairman of the Board of Directors, is an affiliate of Dolphin Direct and its related entities that entered into transactions with us and benefits directly from such transactions by virtue of his ownership in Dolphin Direct and its related entities. Mr. Carlos Salas, one of our directors, is a principal in such entities and may also be deemed to benefit directly or indirectly from such transactions.

Code of Ethics

We have adopted a Corporate Code of Ethics and Business Conduct that applies to all of our employees, including our principal executive officer, principal financial officer and principal accounting officer. The Corporate Code of Ethics and Business Conduct is available on the investor relations page of our web site at www.acttel.com. We intend to disclose on our web site any amendments to or waivers of the code applicable to our principal executive officer, principal financial officer, chief accounting officer, controller, treasurer, and other persons performing similar functions within five business days following the date of such amendment or waiver. We will provide to any person without charge, upon request, a copy of such code upon receipt of a written request directed to “Investor Relations” at our principal executive offices.

Securities Authorized for Issuance under Equity Compensation Plans

We reward our employees with equity compensation in the form of stock options, stock grants, and participation in our Employee Stock Purchase Plan. The following table summarizes our equity compensation plans as of December 30, 2005.

Plan category	Number of Shares Underlying Outstanding Options/ Grants		Weighted Average Exercise/Grant Price		Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans
Plans approved by shareholders	2,011,583	(1)	$2.65	(1)	825,601	(2)
Plans approved by shareholders	0		0		0
Total	2,011,583		$2.65		825,601

(1)	Reflects options granted under our Stock Option Plan of 1991, our Stock Option Plan of 1996, as amended, our Stock Option Plan of 2000, as amended, and our 2004 Equity Incentive Plan, as amended.

(2)	Reflects options remaining available for grant under our 2004 Equity Incentive Plan, as amended, and our Employee Stock Purchase Plan of 1998, as amended.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors, and beneficial owners of more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership of our securities with the Securities and Exchange Commission. Those persons are required to furnish us with copies of these reports. Based solely on copies of reports we have received and representations from our executive officers and directors, all stock ownership reports required to be filed by those reporting persons during 2005 were made timely except as follows: a Form 3 was filed late for each of Zaid Haddad, Mark K. Kelly, Kenneth J. Knopp, Paul E. Pearson, Naomi Perry, and Michael Shepherd; one Form 4 reporting one transaction by former director Ronald Bach was filed late; two Forms 4 reporting two transactions by former director (now deceased) Jules L. DeVigne were filed late; one Form 4 reporting one transaction by former director Lewis Jaffe was filed late; one Form 4 for Malcolm M. Aslin was filed late; and one Form 4 reporting two transactions by former director James F. Seifert was filed late.

Performance Graph

The following compares total shareholder return on our common stock at each year end, since 2000, to the Nasdaq Composite Index (U.S. and foreign companies) and the Nasdaq Telecommunications Index. The graph assumes that $100 was invested in our common stock on December 31, 2000 in the Nasdaq Composite Index and in the Nasdaq Telecommunications Index. The closing stock price on December 31, 2005, the last trading day of the company’s 2005 fiscal year, was $0.19.

2000 100.00 100.00 100.00

2001 7.37 107.37 -33.45 66.55 -20.79 79.21

2002 -83.27 17.96 -53.96 30.63 -31.24 54.46

2003 -15.63 15.16 66.32 50.95 50.79 82.12

2004 22.20 18.52 6.62 54.33 9.16 89.65

2005 -85.61 2.67 -4.98 51.62 2.12 91.54

PROPOSAL 8

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has unanimously selected Rodefer Moss & Co, PLLC to be the company’s independent registered public accounting firm for the fiscal year ending December 31, 2006, and our Board of Directors upon our Audit Committee’s recommendation has directed that management submit the selection of the company’s independent registered public accounting firm for ratification by the stockholders at this year’s annual meeting.

Ratification of the selection of Rodefer Moss & Co, PLLC by our stockholders is not required by law. As a matter of policy, however, such selection is being submitted to the stockholders for ratification at this year’s annual meeting (and it is the present intention of our Audit Committee and Board of Directors to continue this policy). If the stockholders fail to ratify the selection of this firm, the Audit Committee will reconsider the matter.

Representatives of Rodefer Moss & Co, PLLC are expected to be present at the annual meeting to answer appropriate questions from the stockholders and will be given an opportunity to make a statement on behalf of Rodefer Moss & Co, PLLC should they desire to do so. None of our directors or executive officers has any substantial interest, direct or indirect, in Rodefer Moss & Co, PLLC.

The proposed amendment will be approved if the number of votes cast in favor of the amendment by the Combined Voting Class entitled to vote exceeds the number of votes cast by such shares opposing the amendment. If no direction is given on a duly executed proxy card that is returned to us, all shares covered by such proxy will be voted “FOR” the ratification of the selection of Rodefer Moss & Co, PLLC to be the company’s independent registered public accounting firm for the fiscal year ending December 31, 2006.

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE SELECTION OF RODEFER MOSS & CO, PLLC TO BE THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2006 FISCAL YEAR.

OTHER PROPER BUSINESS

As of the date of this proxy statement, the Board of Directors is not informed of any matters other than those stated above that may be brought before the meeting. The persons named in the enclosed form of proxy or their substitutes will vote with respect to any such matters in accordance with their best judgment.

ANNUAL REPORT TO SHAREHOLDERS, FORM 10-K AND OTHER INFORMATION

Our Annual Report to shareholders on Form 10-K for the fiscal year ended December 31, 2005 (which is not part of our proxy soliciting materials) is available at www.acttel.com (Investor Relations section) or will be provided without charge to shareholders who write to our Investor Relations Department at: Liza Kaiser, IR/Corporate Communications Manager, ACT Teleconferencing, Inc., 1526 Cole Boulevard, Suite 300, Golden, CO 80401. It is also available for free at the Securities and Exchange Commission’s website at www.sec.gov. Our financial statements and related information from our annual report on Form 10-K are reproduced in Appendix E to the proxy statement. If you share an address with another shareholder, you may only receive one set of proxy materials, including the annual report and proxy statement, unless you have provided contrary instructions. If you wish to receive a separate copy of these materials, you may write to us at the address shown on the first page of this proxy statement or call us at (303) 233-3500.

By Order of the Board of Directors,

Peter E. Salas
Chairman
, 2006

APPENDIX A

PROPOSED AMENDMENTS TO THE RESTATED ARTICLES OF INCORPORATION, AS AMENDED

Proposal 1: Proposed Amendment to Eliminate the Staggered Terms for Directors

The first two paragraphs of Article VIII of the Restated Articles of Incorporation of ACT Teleconferencing, Inc., as amended, are hereby amended in their entirety to read as follows:

“The Board of Directors shall consist of not more than nine (9) members, none of whom need be shareholders. The exact number of directors within the maximum limitation of nine (9) shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors from time to time; however, no decrease in the number of directors shall change the term of any director. Directors shall be elected at the annual meeting of shareholders each year and each director so elected serve until the next succeeding annual meeting of shareholders and until each such director’s respective successor is duly elected and qualified, or until such director’s earlier resignation, death or removal.

Newly created directorships resulting from an increase in the authorized number of directors within the approved maximum and any vacancies in directorships may be filled by the affirmative vote of a majority of directors then in office, even though less than a quorum, or by the affirmative vote of the holders of a majority of the shares present and entitled to vote at a meeting called for the purpose of electing directors. Directors so chosen by the Board of Directors or the shareholders to fill a vacancy or newly created directorship shall hold office for a term expiring at the next annual meeting of shareholders, or until such director’s earlier resignation, death or removal.”

Proposal 3: Proposed Amendment to Increase the Number of Authorized Shares of Common Stock

Article II of the Restated Articles of Incorporation of ACT Teleconferencing, Inc., as amended, is hereby amended in its entirety to read as follows:

“ARTICLE II

The Corporation is authorized to issue an aggregate of 200,000,000 shares of Common Stock, no par value per share, as well as shares of Preferred Stock as authorized by Article X.”

Proposal 4: Proposed Amendment to Change the Series AA Convertible Preferred Stock Conversion Rights

[To be provided.]

Proposal 5: Proposed Amendment to Align with current Colorado law the shareholder voting requirements necessary to take certain actions

The first paragraph of Article VII of the Restated Articles of Incorporation of ACT Teleconferencing, Inc., as amended, is hereby amended in its entirety to read as follows:

“When, with respect to any action to be taken by the shareholders of the Corporation, the CBCA requires the vote or concurrence of a greater number of shares, or of any class or series of shares, entitled to vote thereon for an “existing corporation” (as defined in the CBCA) than would otherwise be required, any and all such action shall be taken as required by the CBCA, as the same may be amended from time to time, for corporations organized on or after July 1, 1994 as if the Corporation were organized on or after such date. This provision is intended to eliminate the two-thirds voting requirement imposed by Section 7-117-101 of the CBCA on corporations organized on or before June 30, 1994.”

A-1

APPENDIX B

AUDIT COMMITTEE CHARTER, AS AMENDED

ACT TELECONFERENCING, INC.

AUDIT COMMITTEE CHARTER

Purpose

The Audit Committee is appointed by the Board to be directly responsible for the appointment, compensation and oversight of the work of any registered public accounting firm employed by the Company and to assist in Board oversight of (1) the integrity of the financial statements of the Company; (2) the compliance by the Company with legal and regulatory requirements; (3) the qualifications and independence of the Company’s independent auditors and (4) the performance of the Company’s internal audit functions and independent auditors.

Committee Membership

The Audit Committee shall consist of no fewer than three members of the Board all of whom shall meet the independence, experience and expertise requirements of any exchange or over the counter market to which the Company is subject from time to time and applicable rules and regulations. At all times at least one member of the Audit Committee shall be a “financial expert” within the meaning of Section 407 of the Sarbanes-Oxley Act of 2002 and applicable rules and regulations of the Securities and Exchange Commission.

The members of the Audit Committee shall be appointed by the Board on the recommendation of the Nominating and Corporate Governance Committee. Audit Committee members may be removed and replaced by the Board.

Committee Powers, Authority, Duties and Responsibilities

1.	The Audit Committee shall have the sole authority to appoint the independent auditors to be retained by the Company, approve the compensation of the independent auditors, and be directly responsible, and have the sole authority, for the discharge or replacement of the independent auditors.

2.	The Audit Committee shall approve in advance the provision by the independent auditors of all services whether or not related to the audit. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditors retained by the Company for the purpose of rendering or issuing an audit report.

3.	The Audit Committee shall review the annual audited financial statements with management and the independent auditors, including major issues regarding accounting and auditing principles and practices, the Company’s disclosures under “Management’s Discussion and Analysis of Results of Operations and Financial Condition,” the adequacy of internal controls that could significantly affect the Company’s financial statements, any material correcting adjustments that have been identified by the independent auditor, any material off-balance sheet transactions, arrangements, obligations and other relationships of the Company with unconsolidated entities and other matters related to the conduct of the audit which are to be communicated to the Audit Committee under Statement on Auditing Standards No. 61, Communications with Audit Committees.

4.	The Audit Committee shall review analyses and reports prepared by management and the independent auditors of significant financial reporting issues and judgments and critical accounting policies and practices in connection with the preparation of the company’s financial statements and the ramifications of the use of alternative disclosures and treatments, the treatment preferred by the independent auditors, and other material written communications between the independent auditors and management, including any management letter or schedule of unadjusted differences.

5.	The Audit Committee shall review with management and the independent auditors the Company’s quarterly financial statements and the Company’s disclosures under “Management’s Discussion and Analysis of Results of Operations and Financial Condition.” The Audit Committee shall also discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

6.	The Audit Committee shall review policies and procedures with respect to Company transactions in which officers or directors have an interest; where appropriate, including when their review is requested by management or the independent auditors, review policies and procedures with regard to officers’ expense accounts and perquisites, including their use of corporate assets and consider the results of any review of these areas by the internal audit staff or independent auditors. The Audit Committee shall review all related party transactions and similar matters to the extent required by any exchange or over the counter market to which the Company is subject from time to time to be approved by an audit committee or comparable body.

7.	The Audit Committee shall meet periodically with management, internal audit staff and the independent auditors to review the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures. The Audit Committee shall also review and evaluate the Company’s processes for identifying and assessing key financial statement risk areas and for formulating and implementing steps to address such risk areas.

8.	The Audit Committee shall review major changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management.

9.	The Audit Committee shall receive periodic reports, at least annually, from the independent auditor regarding the auditors’ independence, the auditors’ internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and all relationships between the independent auditors and the Company, discuss such reports with the auditor, and take appropriate action on any disclosed relationship to satisfy itself of the auditor’s independence. The Audit Committee will also establish clear hiring policies for employees or former employees of the independent auditor.

10.	The Audit Committee shall evaluate the performance of the independent auditor and, if so determined by the Audit Committee, have the exclusive authority to terminate and replace the independent auditors (subject, if deemed appropriate, to shareholder ratification).

11.	The Audit Committee shall review the appointment and replacement of the senior internal auditing executive.

12.	The Audit Committee shall review the significant reports to management prepared by the internal auditing department and management’s responses thereto

13.	The Audit Committee shall meet with the independent auditor prior to the audit to review the planning and staffing of the annual audit and other examinations of the Company’s quarterly, annual and other financial information. The Audit Committee shall also review with internal audit staff and the independent auditors the coordination of audit efforts to assure completeness of coverage, reduction of redundant efforts and the effective use of internal and external audit resources.

14.	The Audit Committee shall obtain from the independent auditor assurance that Section 10A of the Securities Exchange Act of 1934 has not been implicated.

15.	The Audit Committee shall obtain reports from management, the Company’s senior internal auditing executive and the independent auditor that the Company’s subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company’s Code of Conduct.

16.	The Audit Committee shall review with the independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and the Company’s response to any such problems or difficulties and to any management letter. Such review should include:

(a)	Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information.

(b)	Any changes required in the planned scope of the internal audit.

(c)	The internal audit department responsibilities, budget and staffing, the independent auditor’s assessment of the adequacy of the Company’s internal control structure and procedures of the Company for financial reporting.

17.	The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement and shall receive the information to be provided by the independent auditors for inclusion in the proxy statement, including with regard to fees relating to the audit.

18.	The Audit Committee shall advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Conduct.

19.	The Audit Committee shall review with the Company’s general counsel legal and regulatory matters that may have a material impact on the financial statements, the Company’s compliance policies and any material reports or inquiries received from external counsel, regulators or governmental agencies.

20.	The Audit Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

21.	The Audit Committee shall meet at least annually with the chief financial officer and the members of management, the senior internal audit executive and the independent auditors, in separate executive sessions.

22.	The Audit Committee may form and delegate authority to subcommittees if determined to be necessary or advisable.

23.	The Audit Committee shall make reports to the Board at the next regularly scheduled meeting following the meeting of the Audit Committee accompanied by any recommendation to the Board.

24.	The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

25.	The Audit Committee shall annually review its own performance.

26.	The Audit Committee shall have the authority to engage, and obtain advice and assistance from, outside legal, accounting and other advisers, and the Company shall provide appropriate funding therefor as determined by the Audit Committee.

27.	The Audit Committee shall have such other authority and responsibilities as may be assigned to it from time to time by the Board.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company’s Code of Conduct.

Adopted by the Board of Directors on March     , 2006.

APPENDIX C

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

ACT TELECONFERENCING, INC.

Pursuant to the provisions of the Colorado Business Corporation Act, as amended (“CBCA”), the undersigned corporation (the “Corporation”) adopts the following amended and restated articles of incorporation (the “Amended and Restated Articles of Incorporation”) of the Corporation. The undersigned Secretary of the Corporation hereby certifies as follows:

1. The domestic entity name of the Corporation is ACT Teleconferencing, Inc.

2. The Board of Directors of the Corporation (the “Board”) duly adopted resolutions authorizing and approving, subject to shareholder approval at a duly called and convened shareholder meeting, the Amended and Restated Articles of Incorporation, the full text of which is attached hereto as Exhibit A.

3. Subsequent to the approval by the Board, the Amended and Restated Articles of Incorporation of the Corporation were submitted to the shareholders of the Corporation for approval at a meeting of the shareholders duly called and noticed and held on _________, 2006, and the number of votes cast at the meeting in favor of the Amended and Restated Articles of Incorporation of the Corporation by the voting groups of the Corporation entitled to vote thereon was sufficient for approval.

4. The full text of the Amended and Restated Articles of Incorporation of the Corporation, as so adopted, are attached hereto as Exhibit A and, pursuant to Section 7-110-107 of the CBCA, upon the filing hereof by the Secretary of State of the State of Colorado supersede the original Articles of Incorporation and Restated Articles of Incorporation of this Corporation and all prior amendments to them.

Dated: _________ __, 2006

ACT TELECONFERENCING, INC.

By:
Name:
Title:	Secretary

EXHIBIT A

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

ACT TELECONFERENCING, INC.

ARTICLE I

The name of this corporation (this “Corporation”) is ACT Teleconferencing, Inc.

ARTICLE II

The Corporation is authorized to issue an aggregate total of 50,000,000 shares of common stock, no par value per share (the “Common Stock”), as well as 2,000,000 shares of preferred stock, no par value per share (the “Preferred Stock”), as such Preferred Stock is prescribed by Article X hereof.

ARTICLE III

No shareholder of this Corporation shall have any cumulative voting rights in the election of directors.

ARTICLE IV

No shareholder of this Corporation shall have any preemptive rights to subscribe for, purchase or acquire any shares of the Corporation of any class, whether unissued or now or hereafter authorized, or any obligations or other securities convertible into or exchangeable for any such shares.

ARTICLE V

No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty by such director as a director; provided, however, that this Article V shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for acts specified in Section 7-108-403 of the Colorado Business Corporation Act or its amended or successor provisions, (iv) for any transaction from which the director derived an improper personal benefit or (v) for any act or omission occurring prior to the effective date of this Article V. No amendment to or repeal of this Article V shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

ARTICLE VI

The Corporation shall indemnify directors, officers, and others for liabilities and expenses incurred in connection with their corporate duties to the fullest extent permitted by the Colorado Business Corporation Act, as amended (the “CBCA”).

ARTICLE VII

Whenever the CBCA requires a proposal or an amendment to articles of incorporation to be approved by each voting group entitled to vote separately on the proposal or amendment by two-thirds of all of the votes entitled to be cast on the proposal or amendment by that voting group, the affirmative vote of a majority of all of the votes entitled to be cast on the proposal or amendment by that voting group shall be sufficient for such approval, except that the affirmative vote of two-thirds of all of the votes entitled to be cast by a voting group shall be necessary for approval whenever specifically required by these articles of incorporation.

Notwithstanding anything to the contrary in these articles of incorporation, any matter to be approved by the Corporation’s shareholders, whether pursuant to these articles of incorporation, the bylaws of the Corporation, the CBCA or any other applicable law or regulation, may, in lieu of being approved by vote of the shareholders of the Corporation at an annual or special meeting, be approved if shareholders holding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all of the shares entitled to vote thereon were present and voted deliver to the Corporation a written consent to such action in accordance with Section 7-107-104 of the CBCA.

ARTICLE VIII

The Board of Directors shall consist of not more than nine (9) members, none of whom need be shareholders. The exact number of directors within the maximum limitation of nine (9) shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors from time to time; however, no decrease in the number of directors shall change the term of any director. The Board of Directors shall be divided into three classes, as nearly equal in number of directors as possible, as determined by the Board of Directors. Each class shall be elected for a term expiring at the annual meeting of the shareholders held in the third year thereafter; provided, however, that at the 1994 annual meeting of shareholders, one class shall be elected for a term expiring at the 1995 annual meeting of shareholders, one class for a term expiring at the 1996 annual meeting of shareholders, and one class for a term expiring at the 1997 annual meeting of shareholders. Each director shall continue in office until the annual meeting of shareholders in the year in which the director’s term expires, and thereafter until the director’s successor is duly elected and qualified, unless a prior vacancy shall occur by reason of the director’s death, resignation, or removal from office.

Newly created directorships resulting from an increase in the authorized number of directors within the approved maximum and any vacancies in directorships may be filled by the affirmative vote of a majority of directors then in office, even though less than a quorum, or by the affirmative vote of the holders of a majority of the shares present and entitled to vote at a meeting called for the purpose of electing directors. Directors so chosen by the Board of

Directors or the shareholders to fill a vacancy or newly created directorship shall hold office for a term expiring at the annual meeting of shareholders at which the term of class to which the director or directors have been appointed or elected expires.

Any director, or the entire Board of Directors, may be removed from office at any time, with or without cause, but only by the affirmative vote of at least two-thirds of all of the votes entitled to be cast by each voting group of the Corporation entitled to vote for the election of directors.

The affirmative vote of at least two-thirds of all of the votes entitled to be cast by each voting group of the Corporation entitled to vote for the election of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article VIII.

ARTICLE IX

1. In addition to the requirements of any applicable statute, the affirmative vote of not less than two-thirds of all of the votes entitled to be cast by each voting group of the Corporation entitled to vote shall be required for the approval of any “Business Combination” (as defined herein) involving this Corporation and for the approval or authorization by this Corporation, in its capacity as a shareholder, of any Business Combination involving a subsidiary of this Corporation which requires the approval or authorization of the shareholders of the subsidiary; provided, however, that the two-thirds voting requirement shall not be applicable if:

A. A majority of all the “Continuing Directors” (as defined herein) by vote have expressly approved the Business Combination; or

B. The Business Combination is a merger, consolidation, exchange of shares or sale of all or substantially all of the assets of this Corporation and the cash to be received per share in the Business Combination by holders of the stock of this Corporation (other than the “Related Person” as hereinafter defined) is not less than the highest per share price (including brokerage commissions, transfer taxes, soliciting dealers’ fees and dealer-management compensation) paid by the Related Person in acquiring any of its holdings of this Corporation’s stock (with appropriate adjustments for recapitalizations, stock splits, stock dividends and other changes to the Corporation’s capital structure).

2. For purposes of this Article:

A. The term “Business Combination” shall mean:

i. any merger or consolidation of this Corporation or a subsidiary of this Corporation with or into a Related Person;

ii. any sale, lease, exchange, transfer, mortgage, or other disposition to a Related Person (in one transaction or in a series of related transactions), of all or any “Substantial Part” (as hereinafter defined) of the assets of this Corporation

(including, without limitation, any voting securities of a subsidiary of this Corporation) or a subsidiary of this Corporation;

iii. any sale, lease, exchange, transfer or other disposition (in one transaction or in a series of related transactions) of all or any Substantial Part of the assets of a Related Person to this Corporation or a subsidiary of this Corporation;

iv. any issuance, sale, exchange, transfer or other disposition of any securities of this Corporation or a subsidiary of this Corporation to a Related Person (except common stock issuable pursuant to the exercise of options to purchase, during any twelve-month period, not more than one percent of the common stock outstanding during such period), including, without limitation, any exchange of shares of this Corporation or a subsidiary of this Corporation for shares of a Related Person which, in the absence of this Article IX, would have required the affirmative vote of at least a majority of the voting power of the outstanding shares of this Corporation entitled to vote or the affirmative vote of this Corporation in its capacity as a shareholder of the subsidiary;

v. any acquisition by this Corporation or a subsidiary of this Corporation of any securities of a Related Person or any securities of this Corporation or a subsidiary of this Corporation from a Related Person;

vi. any recapitalization or reclassification of the securities of this Corporation which would have the effect of increasing the voting power of the Related Person;

vii. any plan or proposal for the liquidation of this Corporation proposed by or on behalf of a Related Person; and

viii. any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination.

B. The term “Related Person” shall mean and include any “Person” (as defined herein) which, together with its “Affiliates” and “Associates” (as defined herein), beneficially owns in the aggregate 20 percent or more of the voting power of the voting stock, and any Affiliate or Associate of any such Person. Beneficial ownership shall be determined under Rule 13d-3 of the Securities Exchange Act of 1934, as amended, as in effect on August 9, 1993; provided, however, a Person shall also be deemed to be the beneficial owner of (i) any shares of stock which such Person or any of its Affiliates or Associates has the right to acquire at any time pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options or otherwise, and (ii) any shares of stock beneficially owned by any other Person with which such Person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of the shares of stock.

C. The term “Person” shall mean any individual, corporation, partnership or other person or entity.

D. The term “Affiliate,” used to indicate a relationship to a specified person, shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified person.

E. The term “Associate,” used to indicate a relationship with a specified person, shall mean (i) any corporation or organization (other than this Corporation or a majority-owned subsidiary of this Corporation) of which such specified person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent of more of any class of equity securities, (ii) any trust or other estate in which such specified person has a substantial beneficial interest or as to which such specified person serves as trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such specified person, or any relative of such spouse, who has the same home as such specified person or who is a director or officer of this Corporation or any of its parents or subsidiaries.

F. The term “Continuing Director” shall mean any person then serving as a director of this Corporation (i) who was a member of the Board of Directors of this Corporation on August 9, 1993, or (ii) who became a director after August 9, 1993, and whose election, or nomination for election by this Corporation’s shareholders, was approved by a majority of all of the Continuing Directors, either by a specific vote or by issuance of a proxy statement authorized by the Board of Directors in which such person is named as nominee for director; provided, however, that in no event shall a director who announces that he has a conflict of interest with respect to, and refrains from voting on, the Business Combination in question be deemed to be a Continuing Director for purposes of such vote.

G. The term “Substantial Part” shall mean more than 25 percent of the fair market value of the total assets of the corporation in question, as of the end of its most recent fiscal year ending prior to the time the determination is being made.

3. For the purpose of this Article IX, the Continuing Directors by a majority vote shall have the power to make a binding determination as to: (i) the number of shares of stock of this Corporation that any person or entity beneficially owns; (ii) whether a person or entity is an Affiliate or Associate of another; (iii) whether the assets subject to any Business Combination is one in which a Related Person has an interest; (iv) whether the cash to be received per share by holders of stock of this Corporation other than the Related Person in a Business Combination is an amount at least equal to the highest per share price paid by the Related Person; and (v) such other matters with respect to which a determination is required under this Article.

4. The affirmative vote of at least two-thirds of all of the votes entitled to be cast by each voting group of the Corporation entitled to vote shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article IX.

ARTICLE X

This Corporation is authorized to issue, in addition to the Common Stock authorized in Article II, 169,000 shares of Series AA Convertible Preferred Stock with such preferences and rights as set forth in Annex I hereto and an aggregate of 1,831,000 shares of nonvoting Preferred Stock, subject to the following:

1. The Board of Directors is authorized, subject to limitations prescribed by the CBCA and by these articles of incorporation, to provide for the issuance of shares of the Preferred Stock in series. The Board of Directors shall establish the number of shares to be included in each series and determine the designations, preferences, limitations, and relative rights of shares of each series. When such a determination has been made, the Corporation shall deliver articles of amendment to these articles of incorporation to the Secretary of State of the State of Colorado for filing, which shall be effective without shareholder action, specifying the designations, preferences, limitations, and relative rights of such class as required by statute.

2. The authority of the Board of Directors with respect to the designation of each series shall include, without limitation, the authority to establish and define the number of shares initially constituting each series; the distinctive designation of each series; dividend rights; redemption rights, if any; the establishment of a sinking fund, if appropriate; liquidation rights; conversion privileges, if any; and other matters appropriate to each series to the extent deemed necessary by the Board of Directors or as required or allowed by the CBCA and not otherwise limited by the CBCA or by these articles of incorporation.

3. To the extent holders of nonvoting Preferred Stock are entitled by statute to vote on certain matters, the Board of Directors may determine such matters attendant to such voting rights within the limitations established by statute.

4. Shares of Preferred Stock of any series that have been redeemed or otherwise cancelled or that have been converted into shares of any other class of the Corporation’s authorized securities shall be restored to the status of authorized and unissued Preferred Stock and shall thereafter be eligible for reissuance as part of any series of nonvoting Preferred Stock.

* * * * *

IN WITNESS WHEREOF, I, as Secretary of ACT Teleconferencing, Inc., certify under penalty of perjury, that the foregoing comprises the Amended and Restated Articles of Incorporation of ACT Teleconferencing, Inc., as adopted by the Board of Directors and approved by the shareholders on __________ __, 2006.

Secretary

ANNEX I

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

OF

SERIES AA CONVERTIBLE PREFERRED STOCK

OF

ACT TELECONFERENCING, INC.

ACT Teleconferencing, Inc. (the “Company”), a corporation organized and existing under the Colorado Business Corporations Act, as amended (the “CBCA”), does hereby certify that, pursuant to shareholder authorization and approval obtained at a special meeting held on August 15, 2005, following proper notice and the delivery of the proxy statement on Schedule 14A dated July 15, 2005, and pursuant to the authority conferred by the Company’s articles of incorporation, as amended, and Section 7-106-102 of the CBCA, the Board of Directors of the Company duly adopted resolutions (i) approving the authorization and issuance of up to one hundred sixty nine thousand (169,000) shares of Series AA Convertible Preferred Stock of the Company and (ii) providing for the designations, preferences, and relative, participating, optional or other rights thereof, including voting rights on an as-converted basis, and the qualifications, limitations, or restrictions thereon;

RESOLVED, that the Company is authorized to issue 169,000 shares of Series AA Convertible Preferred Stock (the “Preferred Shares”), without par value, which shall be perpetual unless and until converted or redeemed as contemplated by this Certificate of Designations, Preferences and Rights (this “Certificate of Designations”) and shall have the following powers, designations, preferences and other special rights:

1. Definitions. For purposes of this Certificate of Designations, the following terms shall have the following meanings:

i. “AMEX” means the American Stock Exchange.

ii. “Approved Stock Plan” means any employee benefit plan that has been approved by the Board of Directors of the Company, pursuant to which the Company’s securities may be issued to any employee, officer or director for services provided to the Company.

iii. “Bloomberg” means Bloomberg Financial Markets.

iv. “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

v. “Capital Stock” means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, including, without limitation, with respect to partnerships, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership.

vi. “Change of Control” means any Fundamental Transaction other than (A) a Fundamental Transaction in which holders of the Company’s voting power immediately prior to the Fundamental Transaction continue after the Fundamental Transaction to hold publicly traded securities and, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company.

vii. “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00:00 p.m., New York Time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Required Holders. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 3(C)(iii). All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

viii. “Common Stock Deemed Outstanding” means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Sections 3(E)(i)(a) and 3(E)(i)(b) hereof regardless of whether the Options or Convertible Securities are actually exercisable at such time, but excluding any shares of Common Stock owned or held by or for the account of the Company or issuable upon conversion of the Preferred Shares.

ix. “Conversion Amount” means the Stated Value as increased pursuant to Section 2.

x. “Conversion Price” means, with respect to the Preferred Shares, as of any Conversion Date or other date of determination, $1.00, subject to adjustment pursuant to Section 2 and further adjustment as provided elsewhere herein.

xi. “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exchangeable or exercisable for Common Stock.

xii. “Eligible Market” means the Principal Market, NYSE, AMEX or The Nasdaq SmallCap Market.

xiii. “Excluded Securities” means shares of Common Stock issued or deemed to be issued in accordance with Section 3(E) hereof by the Company: (x) in connection with an Approved Stock Plan; (y) upon issuance of the Preferred Shares or upon conversion of the Preferred Shares; and (z) upon exercise of any Options or Convertible Securities which are outstanding on the date immediately preceding the Initial Issuance Date, except as may be subject to waivers or amendments thereto entered into in connection with the issuance of the Preferred Shares, provided that such issuance of shares of Common Stock upon exercise of such Options or Convertible Securities is made pursuant to the terms of such Options or Convertible Securities as in effect on the date immediately preceding the Initial Issuance Date and such Options or Convertible Securities are not amended after the date immediately preceding the Initial Issuance Date.

xiv. “Fundamental Transaction” means that the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (iii) allow another Person to make a purchase offer, tender offer or exchange offer that is accepted by the holders of more than 50% of the Company’s outstanding voting securities (but excluding any voting securities held by the Person or Persons making or party to, or any Person(s) associated or affiliated with such Person or Persons making or party to, such purchase offer, tender offer or exchange offer), or (iv) enter into a stock purchase agreement or other agreement to effect any other business combination (including, without limitation, a reorganization, recapitalization or spin-off) with another Person or Persons, whereby more than 50% of the Company’s outstanding voting securities are acquired by such Person or Persons (excluding any voting securities of the Company held by such Person or Persons making or party to, or any Person(s) associated or affiliated with such Person or Persons making or party to, such stock purchase agreement or other agreement to effect such other business combination), or (v) change the members constituting its Board of Directors such that the individuals who constituted the

Board of Directors on the Initial Issuance Date or other governing body of the Company (together with any new directors whose election to such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of 66 2/3% of the directors then still in office who were either directors on the Initial Issuance Date or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of such Board of Directors then in office, or (vi) reorganize, recapitalize or reclassify its Common Stock.

xv. “Initial Issuance Date” means the Initial Closing Date, as defined in the Securities Purchase Agreement.

xvi. “Investor Rights Agreement” means that certain registration rights agreement, by and among the Company and the initial Holders of the Preferred Shares relating to the filing of a registration statement covering the resale of the shares of Common Stock issuable upon conversion of the Preferred Shares (including any Preferred Shares issuable upon the exercise of the warrants) and certain other matters, as such agreement may be amended or modified from time to time as provided in such agreement.

xvii. “Liquidation Event” means (x) the voluntary or involuntary liquidation, dissolution or winding up of the Company or such Subsidiaries the assets of which constitute all of the business of the Company and its Subsidiaries taken as a whole, in a single transaction or series of transactions or (y) a Change of Control.

xviii. “NYSE” means The New York Stock Exchange, Inc.

xix. “Options” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

xx. “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

xxi. “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

xxii. “Principal Market” means the Nasdaq National Market.

xxiii. “Required Holders” means the Holders of Preferred Shares representing at least a majority of the aggregate Preferred Shares then outstanding.

xxiv. “SEC” means the Securities and Exchange Commission.

xxv. “Securities Purchase Agreement” means that certain securities purchase agreement, dated as of June 30, 2005, by and among the Company and the initial Holder, as such agreement may be amended or modified from time to time as provided in such agreement.

xxvi. “Stated Value” means $100 as increased pursuant to Section 2.

xxvii. “Successor Entity” means the Person, which may be the Company, formed by, resulting from or surviving any Fundamental Transaction or the Person with which such Fundamental Transaction shall have been made, provided that if such Person is not a publicly traded entity whose common stock or equivalent equity security is quoted or listed for trading on an Eligible Market, Successor Entity shall mean such Person’s Parent Entity.

xxviii. “Trading Day” means any day on which the Common Stock are traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock are then traded; provided that Trading Day shall not include any day on which the Common Stock are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).

2. Increase in Stated Value.

A. In lieu of dividends on the Preferred Shares, the Stated Value of the Preferred Shares shall increase at the rate of 4.225% (the “Stated Value Increase Rate”) per quarter, compounded quarterly, from the initial date of issuance of each Preferred Share, which rate is subject to adjustment pursuant to Section 2(B).

B. i. The Stated Value Increase Rate contemplated by Section 2(A) shall be subject to a one-time adjustment effective as of the Initial Issuance Date pursuant to this Section 2(B). The Stated Value Increase Rate shall be adjusted effective as of the Initial Closing to be the amount as calculated pursuant to the following formula:

Stated Value Increase Rate = ((16,711,562/(7,304,306+NAVA)).05)-1

ii. For purposes of the foregoing formula: (I) “NAVA” or “Net Asset Value Adjustment” is equal to (w) Net Assets as of the Initial Closing Date plus (x) $500,000 minus (y) $10,721,000 [Net Assets as of March 31, 2005] minus (z) $50 for each Preferred Share purchasable pursuant to warrants issued to ThinkEquity Partners LLC or Belle Haven Investments, L.P. at the Initial Closing; (II) “Net Assets as of the Initial Closing Date” means the Total Assets minus the Total Liabilities of the Company and its consolidated subsidiaries as such amounts are set forth on a consolidated balance sheet of the Company as of the Initial Closing Date as audited by the Company’s independent accountants in conformity with generally accepted accounting principles in the United States, consistently applied, and the standards of the Public Company Accounting Oversight Board (United States) (the “Closing Balance Sheet”), which amounts shall include (1) all accrued costs of the transactions contemplated by the Securities Purchase Agreement and (2) any negotiated reductions in the accrued royalties and principal amounts payable upon Initial Closing to the Company’s subordinated debt holders, but shall exclude any effect on Total Assets and Total Liabilities from (3) the issuance of and payment for any Preferred Shares and (4) the application of the proceeds from the Preferred Shares to reduce any indebtedness of the Company. The Company hereby represents that no financial information set forth on its consolidated balance sheet as contained in its Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 would change if it were so audited as of such date. Notwithstanding the foregoing, no adjustment shall be made pursuant to this Section 2(B) if the Net Asset Value Adjustment is equal to or greater than $0.00.

iii. Within 60 days of the Initial Closing Date, the Company shall deliver a copy of the Closing Balance Sheet, accompanied by a copy of the audit report signed by the Company’s auditors relating thereto, to each Holder at its address as it appears on the Company’s record. Upon the request of the Required Holders, the Company will make available, and will cause its auditors to make available, to each Required Holder and its respective representatives, all relevant work papers and other books and records of the Company and its consolidated subsidiaries that such auditors used in the preparation of the Closing Balance Sheet and will make available to each Required Holder the appropriate personnel involved in the preparation thereof.

iv. As promptly as practicable after the delivery of the Closing Balance Sheet in accordance with Section 2(B)(iii), but in no event later man 45 days thereafter, the Required Holders shall notify the Company in writing of its good faith dispute of any financial information contained in the Closing Balance Sheet, including a general description of the basis for its dispute (s) (the “Holders Dispute Notice”). The Company will notify each Holder in writing (the “Company Dispute Notice”) within 20 days after receipt of the Holders’ Dispute Notice if the Company, in good faith, refuses to revise in accordance with the Holders Dispute Notice the information in the Closing Balance Sheet for purposes of this Section 2(B). The Company Dispute Notice, if any, shall set forth in reasonable detail the basis for such disagreement, the dollar amounts involved and the Company’s good faith calculation of any disputed calculation.

v. Upon receipt by the Holders of the Company Dispute Notice, if any, as contemplated above, the Company and the Required Holders shall negotiate in good faith to resolve any disagreement. To the extent the Required Holders and the Company are unable to resolve any disagreement within thirty (30) days after receipt by the Holders of the Dispute Notice (the “Resolution Period”), the Required Holders and the Company shall submit their dispute to a reputable public accounting firm selected by the Required Holders and subject to the approval, which shall not be unreasonably withheld or delayed, of the Company and having no material relationship to any Holder comprising the Required Holders or the Company or their respective subsidiaries or affiliates, within twenty (20) days after the expiration of the Resolution Period. The Required Holders and the Company agree that the determination of such accounting firm as to the computation of the disputed amounts in the Closing Balance Sheet shall be final and binding absent manifest error, and that judgment may be entered thereon in any court having jurisdiction over the party or parties against whom such determination is sought to be enforced. In resolving any disputed item, such accounting firm: (x) shall be bound by the provisions of this Section 2(B) and the formulas and definitions included herein, and (y) shall limit its review to matters still in dispute as specifically set forth in the Holders’ Dispute Notice. The fees and expenses of such accounting firm will be paid by the Company.

3. Conversion of Preferred Shares. The Preferred Shares shall be convertible into shares of the Company’s Common Stock, without par value (the “Common Stock”), on the terms and conditions set forth in this Section 3.

A. Holder’s Conversion Right. At any time or times on or after the Initial Issuance Date, any Holder shall be entitled to convert any whole number of Preferred Shares into fully paid and nonassessable shares of Common Stock in accordance with Section 3(C) at the Conversion Rate (as defined below).

B. Conversion. The number of fully paid, non-assessable shares of Common Stock issuable upon conversion of each Preferred Share pursuant to Section 3(A) shall be determined according to the following formula (the “Conversion Rate”):

Conversion Amount

Conversion Price

C. Mechanics of Conversion. The conversion of Preferred Shares shall be conducted in the following manner:

i. Holder’s Delivery Requirements. To convert Preferred Shares into shares of Common Stock on any date (the “Conversion Date”), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 5:00 p.m., New York City Time, on such date, a copy of a properly completed notice of conversion executed by the registered Holder of the Preferred Shares subject to such conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company and the Company’s designated transfer agent (the “Transfer Agent”) and (B) if required by Section 3(C)(vii), surrender to a common carrier for delivery to the Company as soon as practicable following such date the original certificates representing the Preferred Shares being converted (or compliance with the procedures set forth in Section 13) (the “Preferred Stock Certificates”).

ii. Company’s Response. Upon receipt by the Company of copy of a Conversion Notice, the Company shall (I) as soon as practicable, but in any event within one (1) Business Day, send, via facsimile, a confirmation of receipt of such Conversion Notice to such Holder and the Transfer Agent, which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein and (II) on or before the third (3rd) Trading Day following the date of receipt by the Company of such Conversion Notice, (the “Share Delivery Date”), (A) provided the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system, or (B) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled. If the number of Preferred Shares represented by the Preferred Stock Certificate(s) submitted for conversion, as may be required pursuant to Section 3(C)(vii), is greater than the number of Preferred Shares being converted, then the Company shall, as soon as practicable and in no event later than three (3) Business Days after receipt of the Preferred Stock Certificate(s) (the “Preferred Stock Delivery Date”) and at its own expense, issue and deliver to the Holder a new Preferred Stock Certificate representing the number of Preferred Shares not converted.

iii. Dispute Resolution. In the case of a dispute as to the determination of the Closing Sale Price or the arithmetic calculation of the Conversion Rate, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within two (2) Business Days of receipt of the Conversion Notice giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon the determination of the Closing Sale Price or arithmetic calculation of the Conversion Rate within three (3) Business Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Holder shall, within two (2) Business Days thereafter submit via facsimile the disputed determination of the Closing Sale Price to an independent, reputable investment bank or accounting firm selected by the Holder and approved by the Company, which approval shall not be unreasonably withheld or delayed, or the disputed arithmetic calculation of the Conversion Rate to the Company’s independent, outside accountant. The Company and the Holder shall cause, at the Company’s expense, the investment bank or the accounting firm, as the case may be, to perform the determinations or calculations and simultaneously notify the Company and the Holder of the results no later than ten (10) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accounting firm’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

iv. Record Holder. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

v. Company’s Failure to Timely Convert.

(a). Cash Damages. If (I) within three (3) Business Days after the Company’s receipt of the facsimile copy of a Conversion Notice the Company shall fail to credit a Holder’s balance account with DTC or issue and deliver a certificate to such Holder for the number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion of Preferred Shares or (II) within three (3) Business Days of the Company’s receipt of a Preferred Stock Certificate the Company shall fail to issue and deliver a new Preferred Stock Certificate representing the number of Preferred Shares to which such Holder is entitled pursuant to Section 3(C)(ii), then in addition to all other available remedies which such Holder may pursue hereunder and under the Securities Purchase Agreement, the Company shall pay in cash to the Holder on each day after such third Business Day that the issuance of such shares of Common Stock is not timely effected an amount equal to 1.5% of the product of (A) the sum of the number of shares of Common Stock not issued to the Holder on a timely basis and to which the Holder is entitled and (B) the Closing Sale Price of the shares of Common Stock on the Trading Day immediately preceding the last possible date which the Company could have issued such shares of Common Stock to the Holder without violating Section 3(C)(ii). In addition to the foregoing, if within three (3) Trading Days after the Company’s receipt of the facsimile copy of a Conversion Notice the Company shall fail to issue and deliver a certificate to the Holder and register such shares of Common Stock on the Company’s share register or credit the Holder’s balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon such Holder’s conversion of Preferred Shares hereunder, and if on or after the third Trading Day the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of shares of Common Stock issuable upon such conversion that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within three (3) Business Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such shares of Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such shares of Common Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, multiplied by (B) the Closing Bid Price on the Conversion Date.

(b). Void Conversion Notice; Adjustment of Conversion Price. If for any reason a Holder has not received all of the shares of Common Stock to which such Holder is entitled prior to the fifth (5th) Business Day after the Share Delivery Date with respect to a conversion of Preferred Shares, then the Holder, upon written notice to the Company, with a copy to the Transfer Agent, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any Preferred Shares that have not been converted pursuant to such Holder’s Conversion Notice; provided that the voiding of a Holder’s Conversion Notice shall not effect the Company’s obligations to make any payments which have accrued prior to the date of such notice pursuant to Section 3(C)(v)(a) or otherwise.

vi. Pro Rata Conversion. In the event the Company receives a Conversion Notice from more than one Holder for the same Conversion Date and the Company can convert some, but not all, of such Preferred Shares, the Company shall convert from each Holder electing to have Preferred Shares converted at such time a pro rata amount of such Holder’s Preferred Shares submitted for conversion based on the number of Preferred Shares submitted for conversion on such date by such Holder relative to the number of Preferred Shares submitted for conversion on such date.

vii. Book-Entry. Notwithstanding anything to the contrary set form herein, upon conversion of Preferred Shares in accordance with the terms hereof, the Holder thereof shall not be required to physically surrender the certificate representing the Preferred Shares to the Company unless (A) the full or remaining number of Preferred Shares represented by the certificate are being converted or (B) a Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of Preferred Shares upon physical surrender of any Preferred Shares. The Holder and the Company shall maintain records showing the number of Preferred Shares so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of the certificate representing the Preferred Shares upon each such conversion. In the event of any dispute or discrepancy, such records of the Company establishing the number of Preferred Shares to which the record holder is entitled shall be controlling and determinative in the absence of manifest error. Notwithstanding the foregoing, if Preferred Shares represented by a certificate are converted as aforesaid, the Holder may not transfer the certificate representing the Preferred Shares unless the Holder first physically surrenders the certificate representing the Preferred Shares to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new certificate of like tenor, registered as the Holder may request, representing in the aggregate the remaining number of Preferred Shares represented by such certificate. The Holder and any assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Preferred Shares, the number of Preferred Shares represented by such certificate may be less than the number of Preferred Shares stated on the face thereof. Each certificate for Preferred Shares shall bear the following legend:

ANY TRANSFEREE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE COMPANY’S CERTIFICATE OF DESIGNATIONS RELATING TO THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE, INCLUDING SECTION 3(C)(vi) THEREOF. THE NUMBER OF PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF PREFERRED SHARES STATED ON THE FACE HEREOF PURSUANT TO SECTION 3(C)(vi) OF THE CERTIFICATE OF DESIGNATIONS RELATING TO THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE.

D. Taxes. The Company shall pay any and all documentary, stamp, transfer (but only in respect of the registered holder thereof) and other similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon the conversion of Preferred Shares.

E. Adjustments to Conversion Price. The Conversion Price will be subject to adjustment from time to time as provided in this Section 3(E).

i. Adjustment of Conversion Price upon Issuance of Common Stock. If and whenever on or after the Initial Issuance Date, the Company issues or sells, or in accordance with this Section 3(E) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company but excluding Excluded Securities) for a consideration per share (the “New Securities Issuance Price”) less than a price (the “Applicable Price”) equal to the Conversion Price in effect immediately prior to such time (a “Dilutive Issuance”), then immediately after such issue or sale, the Conversion Price then in effect shall be reduced to an amount equal to the product of (x) the Conversion Price in effect immediately prior to such Dilutive Issuance and (y) (1) the sum of (I) the product of the Applicable Price and the number of shares of Common Stock Deemed Outstanding immediately prior to such Dilutive Issuance and (II) the consideration, if any, received by the Company upon such Dilutive Issuance, divided by (2) the product of (I) the Applicable Price multiplied by (II) the number of shares of Common Stock Deemed Outstanding immediately after such Dilutive Issuance. For purposes of determining the adjusted Conversion Price under this Section 3(E)(i), the following shall be applicable:

(a). Issuance of Options. If the Company in any manner grants or sells any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exchange or exercise of any Convertible Securities issuable upon exercise of such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 3(E)(i)(a), the “lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exchange or exercise of any Convertible Securities issuable upon exercise of such Option” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon granting or sale of the Option, upon exercise of the Option and upon conversion, exchange or exercise of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion, exchange or exercise of such Convertible Securities.

(b). Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon such conversion, exchange or exercise thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance of sale of such Convertible Securities for such price per share. For the purposes of this Section 3(E)(i)(b), the “lowest price per share for which one share of Common Stock is issuable upon such conversion, exchange or exercise” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion, exchange or exercise of such Convertible Security. No further adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock upon conversion, exchange or exercise of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Price had been or are to be made pursuant to other provisions of this Section 3(E)(i), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(c). Change in Option Price or Rate of Conversion. If the purchase or exercise price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable or exercisable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 3(E)(i)(c), if the terms of any Option or Convertible Security that was outstanding as of the date of issuance of the Preferred Shares are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change. No adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

(d). Calculation of Consideration Received. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for a consideration of $0.001. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the gross amount received by the Company therefor. If any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration, except where such consideration consists of marketable securities, in which case the amount of consideration received by the Company will be the arithmetic average of the Closing Sale Prices of such securities during the ten (10) consecutive Trading Days ending on the date of receipt of such securities. The fair value of any consideration other than cash or securities will be determined jointly by the Company and the Required Holders. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser selected by the Company and the Required Holders. The determination of such appraiser shall be deemed binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

(e). Record Date. If the Company takes a record of the holders of Common Stock for the purpose of entitling them (I) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (II) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

ii. Adjustment of Conversion Price Upon Subdivisions or Combinations of Common Stock. If the Company at any time on or after the Initial Issuance Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time on or after the Initial Issuance Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased. Any adjustment under this Section 3(E) shall become effective at the close of business on the date the subdivision or combination becomes effective.

iii. Notices.

(a). Whenever the Conversion Price is adjusted, the Company shall promptly mail to Holders a notice of the adjustment accompanied by an Officers’ Certificate briefly stating the facts requiring the adjustment and the manner of computing it, which computation shall have been made by the Company. In the case of a dispute as to the determination of such adjustment, then such dispute shall be resolved in accordance with the procedures set forth in Section 3(E)(iii).

(b). The Company will give written notice stating the proposed effective date or record date, as the case may be, to each Holder at least ten (10) Business Days prior to the date on which any Fundamental Transaction or Liquidation Event will take place or on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common

Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock or (III) for determining rights to vote with respect to any Fundamental Transaction or Liquidation Event, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such Holder.

Failure to provide the requisite notice or any defect therein shall not affect the validity of any transaction referred to in clause (I), (II) or (III) of this subsection (b).

4. Other Rights of Holders.

A. Assumption. The Company shall not enter into or be party to a Fundamental Transaction unless (i) the Successor Entity assumes in writing all of the obligations of the Company under this Certificate of Designations and the other Transaction Documents in accordance with the provisions of this Section 3(A) pursuant to written agreements in form and substance satisfactory to the Required Holders and approved by the Required Holders prior to such Fundamental Transaction, including agreements to deliver to each holder of Preferred Shares in exchange for such Preferred Shares a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Certificate of Designations, including, without limitation, having a Stated Value equal to the Stated Value of the Preferred Shares, as increased pursuant to Section 2, held by such holder and having similar ranking to the Preferred Shares, and satisfactory to the Required Holders and (ii) the Successor Entity (including its Parent Entity) is a publicly traded corporation whose common stock is quoted on or listed for trading on an Eligible Market. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designations referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Certificate of Designations with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of the Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon conversion of the Preferred Shares at any time after the consummation of the Fundamental Transaction, in lieu of the shares of the Company’s Common Stock (or other securities, cash, assets or other property) purchasable upon the conversion of the Preferred Shares prior to such Fundamental Transaction, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) which the Holder would have been entitled to receive upon the happening of such Fundamental Transaction had the Preferred Shares been converted immediately prior to such Fundamental Transaction, as adjusted in accordance with the provisions of this Certificate of Designations. The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion of the Preferred Shares.

B. Purchase Rights. If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the Holders will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Preferred Shares (without taking into account any limitations or restrictions on the convertibility of the Preferred Shares) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

5. Reservation of Shares.

A. Reservation. So long as any Preferred Shares are outstanding, the Company shall take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Preferred Shares, 130% of the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the Preferred Shares outstanding at such time (the “Required Reserve Amount”). At no time shall the number of shares of Common Stock so reserved be less than the Required Reserve Amount. The initial number of shares of Common Stock reserved for conversions of the Preferred Shares and each increase in the number of shares so reserved shall be allocated pro rata among the Holders based on the number of Preferred Shares held by each Holder on the Initial Issuance Date or increase in the number of reserved shares, as the case may be (the “Authorized Share Allocation”). In the event that a Holder shall sell or otherwise transfer any of such Holder’s interests in the Preferred Shares, each transferee shall be allocated a pro rata portion of such Holder’s Authorized Share Allocation. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Preferred Shares shall be allocated to the remaining Holders of such Preferred Shares, pro rata based on the number of Preferred Shares then held by such Holders.

B. Insufficient Authorized Shares. If at any time while any of the Preferred Shares remain outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Preferred Shares at least a number of shares of Common Stock equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall immediately take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Preferred Shares then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than 60 days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its shareholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall provide each shareholder with a proxy statement and shall use its best efforts to solicit its shareholders’

approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the shareholders that they approve such proposal.

6. Voting Rights. Except as otherwise required by law and except as provided in Section 11 with respect to the matters referred to therein, each Preferred Share shall be entitled to any and all voting rights or powers accorded to the Common Stock and shall vote together with the Common Stock as a single class on all matters submitted for a vote of holders of Common Stock. Each Preferred Share shall be entitled to that number of votes equal to the number of shares of Common Stock then issuable upon conversion of each Preferred Share at the then current Conversion Rate. Each Holder shall be entitled to receive the same prior notice (including all information delivered or in connection therewith) of any stockholders’ meeting as is provided to the holders of Common Stock in accordance with the bylaws of the Company as well as prior notice of all stockholder actions to be taken by legally available means in lieu of a meeting.

7. Liquidation, Dissolution, Winding-Up. In the event of a Liquidation Event, the Holders shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the “Liquidation Funds”), before any amount shall be paid to the holders of any of the capital stock of the Company of any class junior in rank to the Preferred Shares in respect of the preferences as to distributions and payments on the liquidation, dissolution and winding up of the Company, an amount per Preferred Share equal to the Stated Value, as increased pursuant to Section 2; provided that, if the Liquidation Funds are insufficient to pay the full amount due to the Holders and holders of shares of other classes or series of preferred stock of the Company that are of equal rank with the Preferred Shares as to payments of Liquidation Funds (the “Pari Passu Shares”), if any, then each Holder and Pari Passu Shares shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such Holder as a liquidation preference, in accordance with their respective Certificates of Designations, as a percentage of the full amount of Liquidation Funds payable to all holders of Preferred Shares and Pari Passu Shares. To the extent necessary, the Company shall cause such actions to be taken by any of its Subsidiaries so as to enable, to the maximum extent permitted by law, the proceeds of a Liquidation Event to be distributed to the Holders in accordance with this Section. All the preferential amounts to be paid to the Holders under this Section shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Liquidation Funds of the Company to the holders of shares of other classes or series of preferred stock of the Company junior in rank to the Preferred Shares in connection with a Liquidation Event as to which this Section applies. The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a Liquidation Event.

8. Preferred Rank. All shares of Common Stock shall be of junior rank to all Preferred Shares with respect to the preferences as to accrual of Stated Value, dividends, distributions and payments upon any Liquidation Event. The rights of the shares of Common Stock shall be subject to the preferences and relative rights of the Preferred Shares. Without the prior express written consent of the Required Holders, the Company shall not hereafter authorize or issue additional or other capital stock that is of senior or pari passu rank to the Preferred Shares in respect of the preferences as to distributions and payments upon any Liquidation Event. The Company shall be permitted to issue preferred stock that is junior in rank to the Preferred

Shares in respect of the preferences as to distributions and payments upon any Liquidation Event, provided that such junior preferred stock is perpetual. In the event of the merger or consolidation of the Company with or into another corporation, the Preferred Shares shall maintain their relative powers, designations and preferences provided for herein (except that the Preferred Shares may be pari passu with, but not junior to, any capital stock of the successor entity) and no merger shall result inconsistent therewith.

9. Participation. Each Holder shall be entitled to such dividends paid and distributions made to the holders of Common Stock, whether in cash or in kind, to the same extent as if such Holder had converted Preferred Shares into Common Stock (without regard to any limitations on conversion in this Certificate of Designations or elsewhere) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.

10. Additional Covenants.

A. Existence. Subject to Section 7, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises; provided, however, that the Company shall not be required to preserve any such right or franchise if the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and that the loss thereof is not disadvantageous in any material respect to the Holders.

B. Further Instruments and Acts. Upon the request of any Holder, the Company will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purposes of this Certificate of Designations.

11. Vote to Change the Terms of Certificate of Designations or Issue Preferred Shares. In addition to any other rights provided by law, except where the vote or written consent of the holders of a greater number of shares is required by law or by another provision of the Articles of Incorporation as in effect on the Initial Issuance Date, without first obtaining the affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders, voting together as a single separate class, the Company shall not: (i) amend, waive or repeal any provision of, or add any provision to, the Articles of Incorporation or bylaws, or file any certificate of designations, preferences, limitations and relative rights of any series of preferred stock, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Preferred Shares, regardless of whether any such action shall be by means of amendment to the Articles of Incorporation or by merger, consolidation or otherwise; (ii) increase or decrease (other than by conversion) the authorized number of Preferred Shares; (iii) create or authorize (by reclassification or otherwise) any new class or series of shares that has rights, preferences or privileges over or is on a parity with the Preferred Shares with respect to dividends, accrual of Stated Value, liquidation preference, voting, the distribution of assets on any Liquidation Event; (iv) purchase, repurchase or redeem any shares of Common Stock (other than pursuant to equity incentive agreements with employees giving the Company the right to repurchase shares upon the termination of services); (v) enter into any Fundamental Transaction; (vi) pay dividends or make any other distribution on the Common Stock, the Preferred Shares or any other preferred stock of the Company; (vii) incur any indebtedness for money borrowed individually or in the aggregate from the Initial Issuance Date in excess of $100,000; (viii) amend or repeal any provision of, or add any provision to, the Articles of Incorporation or bylaws if such action would increase or decrease the authorized size of the Company’s Board of Directors; or (ix) whether or not prohibited by the terms of the Preferred Shares, circumvent a right of the Preferred Shares.

12. Optional Redemption.

A. The Preferred Shares will not be redeemable prior to the fifth anniversary of the Initial Issuance Date. At any time after the fifth anniversary of the Initial Issuance Date, the Company shall have the right at its option to redeem all but not less than all outstanding Preferred Shares at a price (the “Redemption Price”) per share in cash equal to the Stated Value as increased pursuant to Section 2 from the Initial Issuance Date through the date of redemption. In the event that the Company does not pay the Redemption Price on the Redemption Date (as defined below), the Redemption Price shall be calculated as if the Redemption Date were the later of the Redemption Date and the date on which such payment is made.

B. In the event of a redemption of Preferred Shares pursuant to Section 12(A), notice of such redemption shall be given by the Company, by first class mail, postage prepaid, or overnight mail, received not more than 180 days prior to the Company Redemption Date (as defined below), to each Holder at the address appearing in the Company’s records. Such notice shall state: (i) the date on which the Holder is to surrender to the Company the certificates for the Preferred Shares to be redeemed (such date, or if such date is not a Business Day, the first Business Day thereafter, the “Company Redemption Date”), (ii) the number of Preferred Shares to be redeemed, (iii) the Redemption Price, (iv) the address of the place where certificates for such shares are to be surrendered for payment of the Redemption Price, (v) that Stated Value will cease to increase pursuant to Section 2 on the Company Redemption Date (such notice being referred to as the “Company Redemption Notice”), and (vi) whether the certificate or certificates to be surrendered are required to be endorsed for transfer or accompanied by a duly executed stock power or other appropriate instrument of assignment and, if so, the form of such endorsement or power or other instrument of assignment. On or prior to the Company Redemption Date, each Holder of Preferred Shares to be redeemed shall surrender his, her or its certificate or certificates representing such shares to the Company, in the manner and at the place designated in the Company Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. From and after the Company Redemption Date, unless there shall have been a default in payment of the Redemption Price (e.g. the Company shall not have set aside, separate and apart from its other funds in trust for the benefit of the Holders, all funds necessary for the payment of the Redemption Price), all rights of the Holders of Preferred Shares (except the right to receive the Redemption Price upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Company or deemed to be outstanding for any purpose whatsoever.

C. At any time after the fifth anniversary of the Initial Issuance Date, the Required Holders of Preferred Shares may, at such Required Holder’s option, require the Company to redeem all but not less than all outstanding Preferred Shares at the Redemption Price. In the event that the Company does not pay the Redemption Price on the Holder Redemption Date (as defined below), the Redemption Price shall be calculated as if the Holder Redemption Date were the later of the Holder Redemption Date and the date on which such payment is made.

D. To effect a redemption of Preferred Shares pursuant to Section 12(C), the Required Holders shall make a written demand for such redemption (for purposes of this Section 12(D), a “Holder Redemption Demand”) upon the Company at its principal executive offices setting forth therein the identity of each Holder comprising the Required Holders and the number of Preferred Shares held by each such Holder. Within 10 days of receipt of the Holder Redemption Demand, the Company shall give written notice (for purposes of this Section 12(D), a “Holder Redemption Notice”) to each Holder of Preferred Shares at the address appearing in the Company’s records. Such notice shall state: (i) the date on which the Holder is to surrender to the Company the certificates for the Preferred Shares to be redeemed, which shall be not more than 180 days after the date of such notice (such date of notice, or if such date is not a Business Day, the first Business Day thereafter, the “Holder Redemption Date”). (ii) the number of Preferred Shares to be redeemed, (iii) the Redemption Price, (iv) the address of the place where certificates for such shares are to be surrendered for payment of the Redemption Price, (v) that Stated Value will cease to increase pursuant to Section 2 on the Company Redemption Date (such notice being referred to as the “Company Redemption Notice”), and (vi) whether the certificate or certificates to be surrendered are required to be endorsed for transfer or accompanied by a duly executed stock power or other appropriate instrument of assignment and, if so, the form of such endorsement or power or other instrument of assignment.

E. On or prior to the Holder Redemption Date, each Holder of Preferred Shares thereon shall surrender his, her or its certificate or certificates representing such shares to the Company, in the manner and at the place designated in the Holder Redemption Notice, and thereupon the Redemption Price of such shares shall be paid by check payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. From and after the Holder Redemption Date, unless there shall have been a default in payment of the Redemption Price (e.g. the Company shall not have set aside, separate and apart from its other funds in trust for the benefit of the Holder, all funds necessary for the payment of the Redemption Price), all rights of the Holder of the Preferred Shares (except the right to receive the Redemption Price upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Company or deemed to be outstanding for any purpose whatsoever.

F. Upon the redemption of Preferred Shares pursuant to this Section 12, such Preferred Shares so redeemed by the Company shall be retired and canceled and shall not be reissued.

13. Lost or Stolen Certificates. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the Preferred Shares, and, in the case of loss, theft or destruction, of an indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificates), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue preferred stock certificates if the Holder contemporaneously requests the Company to convert such Preferred Shares into Common Stock.

14. Remedies, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations and the other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of a Holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designations. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holders shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

15. Construction: Headings. This Certificate of Designations shall be deemed to be jointly drafted by the Company and all of the Holders and shall not be construed against any person as the drafter hereof. The headings of this Certificate of Designations are for convenience of reference and shall not form part of, or affect the interpretation of, this Certificate of Designations.

16. Failure or Indulgence Not Waiver. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

17. Notice. Whenever notice is required to be given under this Certificate of Designations, unless otherwise provided herein, such notice shall be given in accordance with Section 12(F) of the Securities Purchase Agreement (provided that if the Preferred Shares are not held by the Buyer (as defined in the Securities Purchase Agreement) then substituting the words “holder of Securities” for the word “Buyer”), subject to the provisions of Colorado law.

18. Transfer of Preferred Shares. A Holder may assign some or all of the Preferred Shares and the accompanying rights hereunder held by such Holder without the consent of the Company; provided that such assignment is in compliance with applicable securities laws, subject to the transfer and resale restrictions set forth in the Securities Purchase Agreement.

19. Preferred Share Register. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the Holders), a register for the Preferred Shares, in which the Company shall record the name and address of the persons in whose name the Preferred Shares have been issued, as well as the name and address of each transferee. The Company may treat the person in whose name any Preferred Share is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

20. Preferred Stockholder Matters. Any preferred stockholder action, approval or consent required, desired or otherwise sought by the Company pursuant to the rules and regulations of the Principal Market, the CBCA, this Certificate of Designations or otherwise with respect to the issuance of the Preferred Shares or the Common Stock issuable upon conversion thereof may be effected by written consent of the Company’s preferred stockholders or any series thereof or at a duly called meeting of the Company’s preferred stockholders or any series thereof, as applicable, all in accordance with the applicable rules and regulations of the Principal Market and the CBCA. This provision is intended to comply with the applicable sections of the CBCA permitting stockholder action, approval and consent affected by written consent in lieu of a meeting.

* * * * *

APPENDIX D

ACT TELECONFERENCING, INC. 2004 EQUITY INCENTIVE PLAN, AS AMENDED,

AND PROPOSED FULL TEXT OF AMENDMENT

ACT TELECONFERENCING, INC.

2004 EQUITY INCENTIVE PLAN

Section 1. Purpose; Definitions

The purpose of the Plan is to give the Company a competitive advantage in attracting, retaining and motivating officers, employees, directors and/or consultants and to provide the Company and its Subsidiaries and Affiliates with a stock plan providing incentives directly linked to the profitability of the Company’s businesses and increases in Company shareholder value.

For purposes of the Plan, the following terms shall have the respective meanings indicated:

(a) “Affiliate” means a corporation or other entity controlled by, controlling or under common control with the Company.

(b) “Award” means a Stock Appreciation Right, Stock Option, Restricted Stock, Performance Unit, or other stock-based award granted pursuant to the terms of the Plan.

(c) “Award Agreement” means any written or electronic agreement, contract or other instrument or document evidencing the grant of an Award, which may, but is not required to be, signed by a Participant.

(d) “Award Cycle” means a period of consecutive fiscal years or portions thereof designated by the Plan Administrator over which Performance Units are to be earned.

(e) “Board” means the Board of Directors of the Company

(f) “Cause” means, unless otherwise provided by the Plan Administrator in an Award Agreement, (i) “Cause” as defined in any Individual Agreement to which the Participant is a party, or (ii) if there is no such Individual Agreement or if it does not define Cause: (A) conviction of the Participant for committing a felony under federal law or the law of the state in which such action occurred, (B) fraud or dishonesty against the Company or in the course of fulfilling the Participant’s employment duties, (C) willful and deliberate failure on the part of the Participant to perform his or her employment or service-provider duties in any material respect, (D) illegal drug use or alcohol abuse on Company premises or at a Company sponsored event, (E) conduct by the participant which in the good faith and reasonable determination of the Plan Administrator demonstrates gross unfitness to serve, (F) intentional, material violation by the Participant of any contract between the employee and the Company or of any statutory duty of the Participant to the Company, or (G) prior to a Change in Control, such other events as shall be determined by the Plan Administrator. The Plan Administrator shall, unless otherwise provided in an Individual Agreement with the Participant, have the sole discretion to determine whether “Cause” exists, and its determination shall be final. The foregoing definition shall not in any way preclude or restrict the right of the Company to discharge or dismiss the Participant for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of the Plan, to constitute grounds for termination for Cause.

(g) “Change in Control” shall have the meaning set forth in Section 11(b).

(h) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

(i) “Commission” means the Securities and Exchange Commission or any successor agency.

(j) “Common Stock” means common stock, no par value, of the Company.

(k) “Company” means ACT Teleconferencing, Inc., a Colorado corporation.

(l) “Covered Employee” means a Participant designated prior to the grant of Restricted Stock or Performance Units by the Plan Administrator who is or may be a “covered employee” within the meaning of Section 162(m)(3) of the Code in the year in such Award is expected to be taxable to such Participant.

(m) “Disability” means, unless otherwise provided by the Plan Administrator, (i) “Disability” as defined in any Individual Agreement to which the Participant is a party, or (ii) if there is no such Individual Agreement or it does not define “Disability,” (y) if applicable, permanent and total disability as determined under any Long Term Disability Plan maintained by the Company and applicable to the Participant, or otherwise (z) the inability of the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which is expected to result in death or has lasted or can be expected to last for a continuous period of twelve (12) months or more and shall be determined by the Plan Administrator on the basis of such medical evidence as the Plan Administrator deems warranted under the circumstances.

(n) “Effective Date” shall have the meaning set forth in Section 16.

(o) “Eligible Individual” mean any director, officer, employee and consultant (including advisors) of the Company or any of its Subsidiaries or Affiliates, and prospective employees and consultants who have accepted offers of employment or consultancy from the Company or its Subsidiaries or Affiliates, whom the Plan Administrator determines to be an Eligible Individual.

(p) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

(q) “Fair Market Value” of a share of Common Stock means, except as otherwise provided by the Plan Administrator, as of any given date, the average of the highest and lowest per-share sales prices for a share of Common Stock during normal business hours on the NASDAQ National Market or the NASDAQ SmallCap Market, as appropriate (or such other national securities market or exchange as may at the time be the principal market for the Common Stock) or, in the absence of such markets, as determined in good faith by the Plan Administrator.

(r) “Incentive Stock Option” means any Stock Option designated as, and qualified as, an “incentive stock option” within the meaning of Section 422 of the Code.

(s) “Individual Agreement” means an employment, consulting or similar written agreement between a Participant and the Company or one of its Subsidiaries or Affiliates.

(t) “NonQualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

(u) “Option Price” shall have the meaning set forth in Section 5(d).

(v) “Outside Director” means a director who qualifies as an “independent director” within the meaning of NASDAQ Marketplace Rule 4200(a)(15), as an “outside director” within the meaning of Section 162(m) of the Code, and as a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act.

(w) “Participant” means an Eligible Individual to whom an Award is or has been made in accordance with and pursuant to the Plan or, if applicable, and if permitted in accordance with the terms and provisions of the Plan, such other person who holds outstanding Award.

(x) “Performance Goals” means the performance goals established by the Plan Administrator in connection with the grant of an Award. In the case of Qualified Performance-Based Awards, (i) such goals shall be based on the attainment of specified levels of one or more of the following measures with respect to the Company or such subsidiary, division or department of the Company for or within which the Participant performs services: market share; sales; asset quality; non-performing assets; revenue growth; earnings before interest, taxes, depreciation, and amortization; earnings before interest and taxes; operating income; pre- or after-tax income; earnings per share; cash flow; cash flow per share; return on equity; return on invested capital; return on assets; return on operating assets; economic value added (or an equivalent metric); share price performance; total shareholder return; improvement in or attainment of expense levels or cost savings; or improvement in or attainment of working capital levels and (ii) such Performance Goals shall be set by the Plan Administrator within the time period prescribed by Section 162(m) of the Code and related regulations. Such Performance Goals also may be based upon the attaining of specified levels of Company performance under one or more of the measures described above relative to the performance of other corporations.

(y) “Permitted Transferee” means, in the case of a Participant, (i) such Participant’s children or family members, whether directly or indirectly or by means of a trust or partnership or otherwise or (ii) any transferee of all or a portion of such Participant’s Award pursuant to a qualified domestic relations order as defined in the Code or Title 1 of the Employee Retirement Income Security Act of 1974, as amended. For purposes of this Plan, unless otherwise determined by the Plan Administrator, “family member” shall have the meaning given to such term in General Instructions A.1(a)(5) to Form S-8 under the Securities Act, or any successor thereto.

(z) “Performance Units” means an Award granted under Section 8.

(aa) “Plan” means this ACT Teleconferencing, Inc. 2004 Equity Incentive Plan, as set forth herein and as hereinafter amended from time to time.

(bb) “Plan Administrator” means the Plan Administrator referred to in Section 2(a).

(cc) “Qualified Performance-Based Award” means an Award of Restricted Stock or Performance Units designated as such by the Plan Administrator at the time of grant, based upon a determination that (i) the recipient is or may be a “covered employee” within the meaning of Section 162(m)(3) of the Code in the year in which the Company would expect to be able to claim a tax deduction with respect to such Restricted Stock or Performance Units and (ii) the Plan Administrator wishes such Award to qualify for the Section 162(m) Exemption.

(dd) “Restricted Stock” means an Award granted under Section 7.

(ee) “Retirement” means retirement from active employment with the Company, a Subsidiary or Affiliate at or after age 65.

(ff) “Rule 16b-3” means Rule 16b-3, as promulgated by the Commission under Section 16(b) of the Exchange Act, as amended from time to time.

(gg) “Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code.

(hh) “Securities Act” means the Securities Act of 1933, as amended.

(ii) “Stock Appreciation Right” means an Award granted under Section 6.

(jj) “Stock Option” means an Award granted under Section 5.

(kk) “Subsidiary” means any corporation, partnership, joint venture or other entity during any period in which at least a 50% voting or profits interest is owned, directly or indirectly, by the Company or any successor to the Company.

(ll) “Termination of Employment” means the termination of the Participant’s employment with, or performance of services for, the Company and any of its Subsidiaries or Affiliates. A change in the capacity in which the Participant renders services to the Company or a Subsidiary or Affiliate as a director, officer, employee or consultant or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or a Subsidiary or Affiliate, shall not constitute a Termination of Employment. For example, a change in status from an employee of the Company to a consultant to a Subsidiary or Affiliate shall not constitute a Termination of Employment. A Participant employed by, or performing services for, a Subsidiary or an Affiliate shall be deemed to incur a Termination of Employment if the Subsidiary or Affiliate ceases to be such a Subsidiary or an Affiliate, as the case may be, and the Participant does not immediately thereafter become an employee of, or service-provider for, the Company or another Subsidiary or Affiliate. The Plan Administrator or the chief executive officer of the Company, in that party’s sole discretion, may determine whether a Termination of Employment shall be considered to have occurred (and whether vesting in any outstanding Awards shall continue or be suspended) in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave.

Section 2. Administration

(a) The Plan shall be administered by (i) the Board or (ii) one or more committees of the Board to whom the Board has delegated all or part of its authority under the Plan (the “Plan Administrator”). If administration is delegated to a committee, the committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, including the power to delegate to a subcommittee any of the administrative powers the committee is authorized to exercise (and references in the Plan to the Plan Administrator shall thereafter be to the subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish any committee at any time and revest in the Board the administration of the Plan. Any committee under clause (ii) hereof which makes grants to “officers” of the Company (as that term is defined in Rule 16a-1(f) promulgated under the Exchange Act) or which makes Awards that are intended to be Qualified Performance-Based Awards shall be composed solely of two or more Outside Directors. For purposes of the preceding provisions, if one or more members of the committee is not an Outside Director, but recuses himself or herself or abstains from voting with respect to a particular action taken by the committee, then the committee, with respect to the action, will be deemed to consist only of the members of the committee who have not recused themselves or abstained from voting.

(b) The Plan Administrator shall have plenary authority to grant Awards pursuant to the terms of the Plan to Participants.

(c) Among other things, the Plan Administrator shall have the authority, subject to the terms of the Plan:

(i) To select the Participants to whom Awards may from time to time be granted;

(ii) To determine whether and to what extent any type of Award is to be granted hereunder;

(iii) To determine the number of shares of Common Stock to be covered by each Award granted hereunder;

(iv) To determine the terms and conditions of any Award granted hereunder (including, but not limited to, the Option Price (subject to Section 5(a)), any vesting condition, restriction or limitation (which may be related to the performance of the Participant, the Company or any Subsidiary or Affiliate) and any vesting acceleration or forfeiture waiver regarding any Award and the shares of Common Stock relating thereto, based on such factors as the Plan Administrator shall determine);

(v) Subject to the terms of the Plan, including without limitation Section 13, to modify, amend or adjust the terms and conditions of any Award, at any time or from time to time, including but not limited to Performance Goals; provided, however, that the Plan Administrator may not adjust upwards the amount payable to a Covered Employee with respect to a Qualified Performance-Based Award or waive or alter the Performance Goals associated therewith in a manner that would violate Section 162(m) of the Code;

(vi) To determine to what extent and under what circumstances Common Stock and other amounts payable with respect to an Award shall be deferred;

(vii) To effect, at any time and from time to time, with the consent of any adversely affected Participant, (1) the reduction of the exercise price of any outstanding Award under the Plan, (2) the cancellation of any outstanding Award under the Plan and the grant in substitution therefore of (A) a new Award under the Plan with a lower Option Price (or Strike Price in the case of a Stock Appreciation Right) covering the same or a different number of shares of Common Stock, (B) the right to acquire restricted stock, and/or (C) cash, or (3) any other action that is treated as a “repricing” under generally accepted accounting principles; and

(viii) To determine under what circumstances an Award may be settled in cash or Common Stock under Section 5(l), Section 6(b)(ii) and Section 8(b)(iv).

(d) The Plan Administrator shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable, to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreement relating thereto) and to otherwise supervise the administration of the Plan. The Plan Administrator, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(e) The Plan Administrator may act only by a majority of its members then in office. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange on which the Company’s shares are traded, the Plan Administrator may (i) allocate all or any portion of its responsibilities and powers to any one or more of its members and (ii) delegate all or any part of its responsibilities and powers to any person or persons selected by it, provided that no such delegation may be made that would cause Awards or other transactions under the Plan to cease to be exempt from Section 16(b) of the Exchange Act or cause an Award designated as a Qualified Performance-Based Award not to qualify for, or to cease to qualify for, the Section 162(m) Exemption. Any such allocation or delegation may be revoked by the Plan Administrator at any time.

(f) Any determination made by the Plan Administrator with respect to any Award shall be made in the sole discretion of the Plan Administrator at the time of the grant of the Award or, unless in contravention of any express term of the Plan, at any time thereafter. All decisions made by the Plan Administrator or any appropriately delegated officer pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company, its Affiliates, Subsidiaries, shareholders and Participants.

(g) Any authority granted to the Plan Administrator may also be exercised by the full Board, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Exchange Act or cause an Award designated as a Qualified Performance-Based Award not to qualify for, or to cease to qualify for, the Section 162(m) Exemption. To the extent that any permitted action taken by the Board conflicts with action taken by the Plan Administrator, the Board action shall control.

(h) To the maximum extent permitted by law, the Company shall indemnify each member of the Board who acts as a member of the Plan Administrator, as well as any other employee of the Company with duties under the Plan, against expenses and liabilities (including any amount paid in settlement) reasonably incurred by the individual in connection with any claims against the individual by reason of the performance of the individual’s duties under the Plan, unless the losses are due to the individual’s gross negligence or lack of good faith. The Company will have the right to select counsel and to control the prosecution or defense of the suit. In the event that more than one person who is entitled to indemnification is subject to the same claim, all such persons shall be represented by a single counsel, unless such counsel advises the Company in writing that he or she cannot represent all such persons under applicable rules of professional responsibility. The Company will not be required to indemnify any person for any amount incurred through any settlement unless the Company consents in writing to the settlement.

Section 3. Common Stock Subject to Plan

(a) The maximum number of shares of Common Stock that may be delivered to Participants and their beneficiaries under the Plan shall be 1,500,000. No Participant may be granted Stock Options and Stock Appreciation Rights covering in excess of 1,500,000 shares of Common Stock in any calendar year. Shares subject to an Award under the Plan may be authorized and unissued shares or may be treasury shares. No more than 1,500,000 shares of Restricted Stock may be issued during the term of the Plan. The maximum number of shares of Common Stock that may be issued pursuant to Stock Options intended to be Incentive Stock Options shall be 1,500,000 shares.

(b) For purposes of this Section 3, if an Award entitles the holder thereof to receive or purchase shares, the number of shares of Common Stock covered by such Award or to which such Award relates shall be counted on the date of grant of such Award against the aggregate number of shares available for granting Awards under the Plan; provided, however that, in the case of Stock Appreciation Rights granted in tandem with Stock Options (so that only one may be exercised with the other terminating upon such exercise), the number of shares of Common Stock shall only be taken into account once (and not as to both Awards) for purposes of this Section 3 and the limitations hereunder. If any Award is forfeited, or if any Stock Option (or Stock Appreciation Right, if any) terminates, expires or lapses without being exercised, or if any Stock Appreciation Right is exercised for cash, shares of Common Stock subject to such Awards shall again be available for distribution in connection with Awards under the Plan. If the Option Price of any Stock Option or the Strike Price of any Freestanding Stock Appreciation Right is satisfied by delivering shares of Common Stock to the Company (by either actual delivery or by attestation), only the number of shares of Common Stock delivered to the Participant net of the shares of Common Stock delivered to the Company or attested to shall be deemed delivered for purposes of determining the maximum numbers of shares of Common Stock available for delivery under the Plan. To the extent any shares of Common Stock subject to an Award are not delivered to a Participant because such shares are used to satisfy an applicable tax-withholding obligation, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Common Stock available for delivery under the Plan. If any shares of Common Stock issued to a Participant pursuant to an Award are forfeited back to or repurchased by the Company because of or in connection with the failure to meet a contingency or condition required to vest such shares in the Participant, the shares of Common Stock forfeited or repurchased under such Award shall revert to and again become available for issuance under the Plan.

(c) In the event of any change in corporate capitalization (including, but not limited to, a change in the number of shares of Common Stock outstanding), such as a stock split or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company (including any extraordinary cash or stock dividend), any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code) or any partial or complete liquidation of the Company, the Plan Administrator or Board may make such substitution or adjustments in the aggregate number and kind of shares reserved for issuance under the Plan, and the maximum limitation upon Stock Options and Stock Appreciation Rights and other Awards to be granted to any Participant, in the number, kind and Option Price and Strike Price of shares subject to outstanding Stock Options and Stock Appreciation Rights, in the number and kind of shares subject to other outstanding Awards granted under the Plan and/or such other equitable substitution or adjustments as it may determine to be appropriate in its sole discretion (including, without limitation, an amount in cash therefore); provided, however, that the number of shares subject to any Award shall always be a whole number. Such adjusted Option Price shall also be used to determine the amount payable by the Company upon the exercise of any Stock Appreciation Right associated with any Stock Option.

(d) No fractional shares may be issued under the Plan. Cash shall be paid in lieu of any fractional share in settlement of an Award.

Section 4. Eligibility

Awards may be granted under the Plan to Eligible Individuals; provided, however, that a consultant shall not be eligible for the grant of an Award of a Stock Option or Restricted Stock if, at the time of grant, a Form S-8 Registration Statement under the Securities Act (“Form S-8”) is not available to register either the offer or the sale of the Company’s securities to such consultant because of the nature of the services that the consultant is providing to the Company, because the consultant is not a natural person, or because of any other rule governing the use of Form S-8, unless the Plan Administrator determines both (i) that such grant (A) shall be registered in another manner under the Securities Act (e.g., on a Form S-3 Registration Statement) or (B) does not require registration under the Securities Act in order to comply with the requirements of the Securities Act, if applicable, and (ii) that such grant complies with the securities laws of all other relevant jurisdictions.

Section 5. Stock Options

(a) Stock Options may be granted alone or in addition to other Awards granted under the Plan and may be of two types: Incentive Stock Options and NonQualified Stock Options. Any Stock Option granted under the Plan shall be in such form as the Plan Administrator may from time to time approve.

(b) The Plan Administrator shall have the authority to grant any Participant Incentive Stock Options, NonQualified Stock Options or both types of Stock Options (in each case with or without Stock Appreciation Rights); provided, however, that grants hereunder are subject to the limits on grants set forth in Section 3. To the extent that any Stock Option is not designated as an Incentive Stock Option or even if so designated does not qualify as an Incentive Stock Option on or subsequent to its grant date, it shall constitute a NonQualified Stock Option.

(c) Stock Options shall be evidenced by Award Agreements, the terms and provisions of which may differ. An Award Agreement shall indicate on its face whether it is intended to be an agreement for an Incentive Stock Option or a NonQualified Stock Option. The grant of a Stock Option shall occur on the date the Plan Administrator by resolution selects a Participant to receive a grant of a Stock Option, determines the number of shares of Common Stock to be subject to such Stock Option to be granted to such Participant and specifies the terms and provisions of the Stock Option. The Company shall notify a Participant of any grant of a Stock Option, and such Award shall be confirmed by, and subject to the terms of, an Award Agreement.

(d) Stock Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions as the Plan Administrator shall deem desirable:

(i) Option Price. The Plan Administrator shall determine the option price per share of Common Stock purchasable under a Stock Option (the “Option Price”). The Option Price per share of Common Stock subject to a Stock Option shall not be less than the Fair Market Value of the Common Stock subject to such Stock Option on the date of grant, unless the Plan Administrator determines otherwise.

(ii) Option Term. The term of each Stock Option shall be fixed by the Plan Administrator, but no Incentive Stock Option shall be exercisable more than 10 years after the date the Stock Option is granted.

(iii) Exercisability. Except as otherwise provided herein, Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Plan Administrator. If the Plan Administrator provides that any Stock Option is subject to vesting conditions, restrictions or limitations and therefore exercisable only in installments, the Plan Administrator may at any time waive such installment exercise provisions, in whole or in part, based on such factors as the Plan Administrator may determine. An Award Agreement may, but need not, include a provision whereby the Participant may elect at any time before the Participant’s Termination of Employment to exercise the Stock Option as to any part or all of the shares of Common Stock subject to the Stock Option prior to the full vesting of the Stock Option. Any unvested shares of Common Stock so purchased may be subject to a repurchase option in favor of the Company or to any other restriction the Plan Administrator determines to be appropriate. The Company will not exercise its repurchase option until at least six (6) months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes) have elapsed following exercise of the Stock Option unless the Plan Administrator otherwise specifically provides in the Stock Option.

(iv) Method of Exercise. Subject to the provisions of this Section 5, Stock Options may be exercised, in whole or in part, at any time during the option term by giving written notice of exercise to the Company specifying the number of shares of Common Stock subject to the Stock Option to be purchased. Such notice shall be accompanied by payment in full of the Option Price by certified or bank check or such other instrument as the Company may accept. If approved by the Plan Administrator, payment, in full or in part, may also be made in the form of unrestricted Common Stock (by delivery of such shares or by attestation) already owned by the Participant of the same class as the Common Stock subject to the Stock Option (based on the Fair Market Value of the Common Stock on the date the Stock Option is exercised); provided, that such already owned shares have been held by the Participant for at least six months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes) at the time of exercise or had been purchased on the open market; and provided, further, that, in the case of an Incentive Stock Option, the right to make a payment in the form of already owned shares of Common Stock of the same class as the Common Stock subject to the Stock Option may be authorized only at the time the Stock Option is granted. If approved by the Plan Administrator, to the extent permitted by applicable law, payment in full or in part may also be made by delivering a properly executed exercise notice to the Company, together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds necessary to pay the Option Price, and, if requested, the amount of any federal, state, local or foreign withholding taxes. To facilitate the foregoing, the Company may enter into agreements for coordinated procedures with one or more brokerage firms. No shares of Common Stock shall be delivered until full payment therefore has been made. Except as otherwise provided in Section 5(m)below, a Participant shall have all of the rights of a shareholder of the Company holding the class or series of Common Stock that is subject to such Stock Option (including, if applicable, the right to vote the shares and the right to receive dividends), when the Participant has given written notice of exercise, has paid in full for such shares and, if requested by the Company, has given the representation described in Section 12(f).

(v) Special Rules Applicable to Incentive Stock Options. Notwithstanding the foregoing, the following terms shall be applicable to all Incentive Stock Options.

(A) Incentive Stock Options may only be granted to employees of the Company and its subsidiaries or parent corporation (within the meaning of Section 424(f) of the Code).

(B) The Option Price shall not be less than one hundred percent (100%) of the Fair Market Value of Common Stock on the option grant date; provided, however, that an Incentive Stock Option may be granted with an Option Price lower than that set forth the preceding sentence if such Stock Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

(C) The aggregate Fair Market Value of the shares of Common Stock (determined as of the respective date or dates of grant) for which one or more options granted to any employee under the Plan (or any other option plan of the Company or any subsidiaries or parent corporation) may for the first time become exercisable as Incentive Stock Options during any one (1) calendar year shall not exceed the sum of One Hundred Thousand Dollars ($100,000). To the extent an employee holds two (2) or more such options, which become exercisable for the first time in the same calendar year, the foregoing limitation on the exercisability of such options as Incentive Stock Options shall be applied on the basis of the order in which such options are granted. Any Stock Options or portions thereof that exceed such limit shall be treated as NonQualified Stock Options, notwithstanding any other provision of an Award Agreement, but only to the extent of such excess.

(D) If any employee to whom an Incentive Stock Option is granted is the owner of stock (as determined under Code Section 424(d)) possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company (or any subsidiary or parent corporation (within the meaning of Section 424(f) of the Code)), then the option term shall not exceed five (5) years measured from the option grant date and the Option Price shall not be less than one hundred ten percent (110%) of the Fair Market Value of Common Stock on the option grant date.

(E) If an Incentive Stock Option is exercised after the post-termination exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a NonQualified Stock Option.

(e) No transferability of Stock Options. No Stock Option shall be transferable by the Participant other than (i) by will or by the laws of descent and distribution or any other testamentary distribution; or (ii) in the case of a NonQualified Stock Option, unless otherwise determined by the Plan Administrator, to a Permitted Transferee. All Stock Options shall be exercisable, subject to the terms of this Plan, only by the Participant, the guardian or legal representative of the Participant, or any person to whom such option is transferred pursuant to this paragraph, it being understood that the term “holder” and “Participant” include such guardian, legal representative and other transferee; provided, however, that Termination of Employment shall continue to refer to the Termination of Employment of the original Participant and provided further that any Award held by transferee shall continue to be subject to the same terms and conditions that were applicable to that Award immediately before the transfer to the transferee. Notwithstanding the foregoing, a Participant may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of death of the Participant, shall thereafter be entitled to exercise the Participant’s Stock Options.

(f) Termination by Death. Unless otherwise determined by the Plan Administrator at the time of grant, if a Participant incurs a Termination of Employment by reason of death, any Stock Option held by such Participant may thereafter be exercised, to the extent then exercisable, or on such accelerated basis as the Plan Administrator may determine, until the expiration of the stated term of such Stock Option.

(g) Termination by Reason of Disability. Unless otherwise determined by the Plan Administrator at the time of grant or, if a longer period of exercise is desired, thereafter, if a Participant incurs a Termination of Employment by reason of Disability, any Stock Option held by such Participant (or the appointed fiduciary of such Participant) may thereafter be exercised by the Participant (or the appointed fiduciary of such Participant), to the extent it was exercisable at the time of termination, or on such accelerated basis as the Plan Administrator may determine, for a period of one year from the date of such Termination of Employment or until the expiration of the stated term of such Stock Option, whichever period is shorter; provided, however, that if the Participant dies within such period, any unexercised Stock Option held by such Participant shall, notwithstanding the expiration of such period, continue to be exercisable to the extent to which it was exercisable at the time of death until the expiration of the stated term of such Stock Option.

(h) Termination by Reason of Retirement. Unless otherwise determined by the Plan Administrator at the time of grant or, if a longer period of exercise is desired, thereafter, if a Participant incurs a Termination of Employment by reason of Retirement, any Stock Option held by such Participant may thereafter be exercised by the Participant, to the extent it was exercisable at the time of such Retirement, or on such accelerated basis as the Plan Administrator may determine, for a period of one year from the date of such Termination of Employment or until the expiration of the stated term of such Stock Option, whichever period is shorter; provided, however, that if the Participant dies within such period any unexercised Stock Option held by such Participant shall, notwithstanding the expiration of such period, continue to be exercisable to the extent to which it was exercisable at the time of death for until the expiration of the stated term of such Stock Option.

(i) Other Termination. Unless otherwise determined by the Plan Administrator at the time of grant or, if a longer period of exercise is desired, thereafter: (A) if a Participant incurs a Termination of Employment for Cause, all Stock Options held by such Participant shall thereupon terminate; and (B) if a Participant incurs a Termination of Employment for any reason other than death, Disability, Retirement or for Cause, any Stock Option held by such Participant, to extent it was then exercisable at the time of termination, or on such accelerated basis as the Plan Administrator may determine, may be exercised for a period of three months from the date of such Termination of Employment or until the expiration of the stated term of such Stock Option, whichever period is shorter; provided, however, that if the Participant dies within such three-month period, any unexercised Stock Option held by such Participant shall, notwithstanding the expiration of such three-month period, continue to be exercisable to the extent to which it was exercisable at the time of death until the expiration of the stated term of such Stock Option.

(j) Extension of Termination Date. An Award Agreement may also provide that if the exercise of any Stock Option following the termination of the Participant’s Termination of Employment (other than upon the Participant’s death) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Stock Option held by such Participant may be exercised, in lieu of the periods specified in Section 5(f) through 5(i), during the three (3) month period after the Participant’s Termination of Employment in which the exercise of the Stock Option would not be in violation of such registration requirements or until the expiration of the stated term of such Stock Option, whichever period is shorter.

(k) Change of Control Termination. A Stock Option held by any Participant whose has not suffered a Termination of Employment prior to the effective time of a Change in Control may be subject to additional acceleration of vesting and exercisability upon or after such event as may be provided in the Award Agreement for such Stock Option or as may be provided in any other written agreement between the Company or any Subsidiary or Affiliate and the Participant, but in the absence of such provision, no such acceleration shall occur.

(l) Cashing Out of Stock Option. On receipt of written notice of exercise, the Plan Administrator may elect to cash out all or part of the portion of the shares of Common Stock for which a Stock Option is being exercised by paying the Participant an amount, in cash or Common Stock, equal to the excess of the Fair Market Value of the Common Stock over the Option Price times the number of shares of Common Stock for which the Option is being exercised on the effective date of such cash-out.

(m) Deferral of Option Shares. The Plan Administrator may from time to time establish procedures pursuant to which a Participant may elect to defer, until a time or times later than the exercise of a Stock Option, receipt of all or a portion of the shares of Common Stock subject to such Stock Option and/or to receive cash at such later time or times in lieu of such deferred shares, all on such terms and conditions as the Plan Administrator shall determine. If any such deferrals are permitted, then notwithstanding Section 5(d) above, a Participant who elects such deferral shall not have any rights as a shareholder with respect to such deferred shares unless and until shares are actually delivered to the Participant with respect thereto, except to the extent otherwise determined by the Plan Administrator.

Section 6. Stock Appreciation Rights

(a) Grant and Exercise. Stock Appreciation Rights may be granted alone (“Freestanding Stock Appreciation Rights”) or in conjunction with all or part of any Stock Option granted under the Plan (“Tandem Stock Appreciation Rights”).

(b) Terms and Conditions of Tandem Stock Appreciation Rights. Tandem Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined by the Plan Administrator, including the following:

(i) Relationship to Related Stock Option. A Stock Appreciation Right issued in conjunction with a NonQualified Stock Option may be granted either at or after the time of grant of such Stock Option. A Stock Appreciation Right issued in conjunction with an Incentive Stock Option may be granted only at the time of grant of such Stock Option. Tandem Stock Appreciation Rights shall be exercisable only at such time or times and to the extent that the Stock Options to which they relate are exercisable in accordance with the provisions of Section 5.

(ii) Settlement. Upon the exercise of a Tandem Stock Appreciation Right, a Participant shall be entitled to receive an amount in cash, shares of Common Stock or a combination of cash and shares, equal to (A) the excess of the Fair Market Value of one share of Common Stock over the Option Price per share specified in the related Stock Option multiplied by (B) the number of shares of Common Stock in respect of which such Stock Appreciation Right shall have been exercised, with the Plan Administrator having the right to determine the form of payment. The Plan Administrator may from time to time establish procedures pursuant to which a Participant may elect to further defer receipt of cash or shares in settlement of Tandem Stock Appreciation Rights for a specified period or until a specified event, all on such terms and conditions as the Plan Administrator shall determine.

(iii) No transferability. Tandem Stock Appreciation Rights shall be transferable only to the extent that the underlying Stock Option is transferable pursuant to Section 5(e).

(iv) Method of Exercise. A Tandem Stock Appreciation Right may be exercised by a Participant by surrendering the applicable portion of the related Stock Option in accordance with procedures established by the Plan Administrator. Upon such exercise and surrender, the Participant shall be entitled to receive an amount determined in the manner prescribed by Section 6(b)(ii). Stock Options, which have been so surrendered, shall no longer be exercisable to the extent the related Stock Appreciation Rights have been exercised. Any Tandem Stock Appreciation Right shall terminate and no longer be exercisable upon the termination or exercise of the related Stock Option.

(c) Terms and Conditions of Freestanding Stock Appreciation Rights. Freestanding Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined by the Plan Administrator, including the following:

(i) Term. The Plan Administrator shall determine the stated term of each Freestanding Stock Appreciation Right granted under this Plan.

(ii) Strike Price. Unless provided otherwise by the Plan Administrator, the strike price (the “Strike Price”) per share of Common Stock subject to a Freestanding Stock Appreciation Right shall be the Fair Market Value of the Common Stock on the date of grant, except with respect to Freestanding Stock Appreciation Rights granted in lieu of foregone compensation.

(iii) Exercisability. Except as otherwise provided herein, Freestanding Share Appreciation Rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Plan Administrator, and the Plan Administrator may at any time accelerate the exercisability of any Freestanding Stock Appreciation Right. If the Plan Administrator provides that any Freestanding Stock Appreciation Right is exercisable only in installments, the Plan Administrator may at any time waive such installment exercise provisions, in whole or in part, based on such factors as the Plan Administrator may determine.

(iv) Settlement. Upon the exercise of a Freestanding Stock Appreciation Right, a Participant shall be entitled to receive an amount in cash, shares of Common Stock or a combination of cash and shares, equal to (A) the excess of the Fair Market Value of one share of Common Stock over the applicable Strike Price multiplied by (B) the number of shares of Common Stock in respect of which the Freestanding Stock Appreciation Right shall have been exercised, with the Plan Administrator having the right to determine the form of payment.

(v) Nontransferability. No Freestanding Stock Appreciation Right shall be transferable by a Participant other than by will or by the laws of descent and distribution or as otherwise expressly permitted by the Plan Administrator, including, if so permitted, pursuant to a transfer to a Permitted Transferee. All Freestanding Stock Appreciation Rights shall be exercisable, subject to the terms of this Plan, only by the Participant, the guardian or legal representative of the Participant, or any person to whom such Freestanding Stock Appreciation Right is transferred pursuant to this paragraph, it being understood that the terms “holder” and “Participant” include such guardian, legal representative and other transferee; provided, however, that the term “Termination of Employment” shall continue to refer to the Termination of Employment of the original Participant.

(vi) Termination by Death. Unless otherwise determined by the Plan Administrator at the time of grant, if a Participant incurs a Termination of Employment by reason of death, any Freestanding Stock Appreciation Right held by such Participant may thereafter be exercised, to the extent then exercisable, or on such accelerated basis as the Plan Administrator may determine, until the expiration of the stated term of such Freestanding Stock Appreciation Right.

(vii) Termination by Reason of Disability. Unless otherwise determined by the Plan Administrator at the time of grant or, if a longer period of exercise is desired, thereafter, if a Participant incurs a Termination of Employment by reason of Disability, any Freestanding Stock Appreciation Right held by such Participant may thereafter be exercised by the Participant, to the extent it was exercisable at the time of termination, or on such accelerated basis as the Plan Administrator may determine, for a period of one year from the date of such Termination of Employment or until the expiration of the stated term of such Freestanding Stock Appreciation Right, whichever period is the shorter; provided, however, that if the Participant dies within such period, any unexercised Freestanding Stock Appreciation Right held by such Participant shall, notwithstanding the expiration of such period, continue to be exercisable to the extent to which it was exercisable at the time of death until the expiration of the stated term of such Freestanding Stock Appreciation Right.

(viii) Termination by Reason of Retirement. Unless otherwise determined by the Plan Administrator at the time of grant or, if a longer period of exercise is desired, thereafter, if a Participant incurs a Termination of Employment by reason of Retirement, any Freestanding Stock Appreciation Right held by such Participant may thereafter be exercised by the Participant, to the extent it was exercisable at the time of such Retirement, or on such accelerated basis as the Plan Administrator may determine, for a period of one year from the date of such Termination of Employment or until the expiration of the stated term of such Freestanding Stock Appreciation Right, whichever period is the shorter; provided, however, that if the Participant dies within such period any unexercised Freestanding Stock Appreciation Right held by such Participant shall, notwithstanding the expiration of such period, continue to be exercisable to the extent to which it was exercisable at the time of death until the expiration of the stated term of such Freestanding Stock Appreciation Right.

(ix) Other Termination. Unless otherwise determined by the Plan Administrator at the time of grant or, if a longer period of exercise is desired, thereafter: (A) if a Participant incurs a Termination of Employment for Cause, all Freestanding Stock Appreciation Rights held by such Participant shall thereupon terminate; and (B) if a Participant incurs a Termination of Employment for any reason other than death, Disability, Retirement or for Cause, any Freestanding Stock Appreciation Right held by such Participant, to extent it was then exercisable at the time of termination, or on such accelerated basis as the Plan Administrator may determine, may be exercised for a period of three months from the date of such Termination of Employment or until the expiration of the stated term of such Freestanding Stock Appreciation Right, whichever period is the shorter; provided, however, that if the Participant dies within such three-month period, any unexercised Freestanding Stock Appreciation Right held by such Participant shall, notwithstanding the expiration of such three-month period, continue to be exercisable to the extent to which it was exercisable at the time of death until the expiration of the stated term of such Freestanding Stock Appreciation Right.

(x) Change of Control Termination. A Freestanding Stock Appreciation Right held by any Participant whose has not suffered a Termination of Employment prior to the effective time of a Change in Control may be subject to additional acceleration of vesting and exercisability upon or after such event as may be provided in the Award Agreement for such Freestanding Stock Appreciation Right or as may be provided in any other written agreement between the Company or any Subsidiary or Affiliate and the Participant, but in the absence of such provision, no such acceleration shall occur.

(xi) Deferral. The Plan Administrator may from time to time establish procedures pursuant to which a Participant may elect to further defer receipt of cash or shares in settlement of Freestanding Stock Appreciation Rights for a specified period or until a specified event, subject in each case to the Plan Administrator’s approval and to such terms as are determined by the Plan Administrator.

Section 7. Restricted Stock

(a) Administration. Shares of Restricted Stock may be awarded either alone or in addition to other Awards granted under the Plan. The Plan Administrator shall determine the Participants to whom and the time or times at which grants of Restricted Stock will be awarded, the number of shares to be awarded to any Participant, the conditions for vesting, the time or times within which such Awards may be subject to forfeiture and any other terms and conditions of the Awards, in addition to those contained in Section 7(c).

(b) Awards and Certificates. Shares of Restricted Stock shall be evidenced in such manner as the Plan Administrator may deem appropriate, including book-entry registration or issuance of one or more stock certificates. Any certificate issued in respect of shares of Restricted Stock shall be registered in the name of such Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of ACT Teleconferencing, Inc. 2004 Equity Incentive Plan and an Award Agreement. Copies of such Plan and Agreement are on file at the offices of ACT Teleconferencing, Inc.”

The Plan Administrator may require that the certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any Award of Restricted Stock, the Participant shall have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such Award.

(c) Terms and Conditions. Shares of Restricted Stock shall be subject to the following terms and conditions:

(i) The Plan Administrator may, prior to or at the time of grant, designate an Award of Restricted Stock as a Qualified Performance-Based Award, in which event it shall condition the grant or vesting, as applicable, of such Restricted Stock upon the attainment of Performance Goals. If the Plan Administrator does not designate an Award of Restricted Stock as a Qualified Performance-Based Award, it may also condition the grant or vesting thereof upon the attainment of Performance Goals. Regardless of whether an Award of Restricted Stock is a Qualified Performance-Based Award, the Plan Administrator may also condition the grant or vesting thereof upon the continued service of the Participant. The conditions for grant or vesting and the other provisions of Restricted Stock Awards (including without limitation any applicable Performance Goals) need not be the same with respect to each recipient. The Plan Administrator may at any time, in its sole discretion, accelerate or waive, in whole or in part, any of the foregoing restrictions; provided, however, that in the case of Restricted Stock that is a Qualified Performance-Based Award, the applicable Performance Goals have been satisfied.

(ii) Subject to the provisions of the Plan and the Award Agreement referred to in Section 7(c)(vi), during the period, if any, set by the Plan Administrator, commencing with the date of such Award for which such Participant’s continued service is required (the “Restriction Period”), and until the later of (A) the expiration of the Restriction Period and (B) the date the applicable Performance Goals (if any) are satisfied, the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber shares of Restricted Stock; provided that, to the extent permitted by applicable law, the foregoing shall not prevent a Participant from pledging Restricted Stock as security for a loan, the sole purpose of which is to provide funds to pay the Option Price for Stock Options.

(iii) Except as provided in this paragraph (iii) and Section 7(c)(i) and 7(c)(ii) and the Award Agreement, the Participant shall have, with respect to the shares of Restricted Stock, all of the rights of a shareholder of the Company holding the class or series of Common Stock that is the subject of the Restricted Stock, including, if applicable, the right to vote the shares and the right to receive any cash dividends. If so determined by the Plan Administrator in the applicable Award Agreement and subject to Section 15(h) of the Plan, (A) cash dividends on the class or series of Common Stock that is the subject of the Restricted Stock Award shall be automatically deferred and reinvested in additional Restricted Stock, held subject to the vesting of the underlying Restricted Stock, or held subject to meeting Performance Goals, and (B) dividends payable in Common Stock shall be paid in the form of Restricted Stock of the same class as the Common Stock with which such dividend was paid, held subject to the vesting of the underlying Restricted Stock, or held subject to meeting Performance Goals.

(iv) Except to the extent otherwise provided in the applicable Award Agreement or Section 7(c)(i), 7(c)(ii), 7(c)(v) or 11(a), upon a Participant’s Termination of Employment for any reason during the Restriction Period or before the applicable Performance Goals are satisfied, all shares still subject to restriction shall be forfeited by the Participant; provided, however, that the Plan Administrator shall have the discretion to waive, in whole or in part, any or all remaining restrictions (other than, in the case of Restricted Stock with respect to which a Participant is a Covered Employee, satisfaction of the applicable Performance Goals unless the Participant’s employment is terminated by reason of death or Disability by the Company without Cause) with respect to any or all of such Participant’s shares of Restricted Stock.

(v) If and when any applicable Performance Goals are satisfied and the Restriction Period expires without a prior forfeiture of the Restricted Stock, unlegended certificates for such shares shall be delivered to the Participant upon surrender of the legended certificates.

(vi) Each Award shall be confirmed by, and be subject to, the terms of an Award Agreement.

Section 8. Performance Units

(a) Administration. Performance Units may be awarded either alone or in addition to other Awards granted under the Plan. The Plan Administrator shall determine the Participants to whom and the time or times at which Performance Units shall be awarded, the number of Performance Units to be awarded to any Participant), the duration of the Award Cycle and any other terms and conditions of the Award, in addition to those contained in Section 8(b).

(b) Terms and Conditions. Performance Units Awards shall be subject to the following terms and conditions:

(i) The Plan Administrator may, prior to or at the time of the grant, designate Performance Units as Qualified Performance-Based Awards, in which event it shall condition the settlement thereof upon the attainment of Performance Goals. If the Plan Administrator does not designate Performance Units as Qualified Performance-Based Awards, it may also condition the settlement thereof upon the attainment of Performance Goals. Regardless of whether Performance Units are Qualified Performance-Based Awards, the Plan Administrator may also condition the settlement thereof upon the continued service of the Participant. The provisions of such Awards (including without limitation any applicable Performance Goals) need not be the same with respect to each recipient. Subject to the provisions of the Plan and the Award Agreement referred to in Section 8(b)(v), Performance Units may not be sold, assigned, transferred, pledged or otherwise encumbered during the Award Cycle. No more than 1,500,000 shares of Common Stock may be subject to Qualified Performance Based Awards granted to any Eligible Individual in any fiscal year of the Company.

(ii) Except to the extent otherwise provided in the applicable Award Agreement or Section 8(b)(ii) or Section 11(a), upon a Participant’s Termination of Employment for any reason during the Award Cycle or before any applicable Performance Goals are satisfied, all rights to receive cash or stock in settlement of the Performance Units shall be forfeited by the Participant; provided, however, that the Plan Administrator shall have the discretion to waive, in whole or in part, any or all remaining payment limitations (other than, in the case of Performance Units that are Qualified Performance-Based Awards, satisfaction of the applicable Performance Goals unless the Participant’s employment is terminated by reason of death or Disability by the Company without Cause) with respect to any or all of such Participant’s Performance Units.

(iii) A Participant may elect to further defer receipt of cash or shares in settlement of Performance Units for a specified period or until a specified event, subject in each case to the Plan Administrator’s approval and to such terms as are determined by the Plan Administrator. Subject to any exceptions adopted by the Plan Administrator, such election must generally be made prior to commencement of the Award Cycle for the Performance Units in question.

(iv) At the expiration of the Award Cycle, the Plan Administrator shall evaluate the Company’s performance in light of any Performance Goals for such Award, and shall determine the number of Performance Units granted to the Participant which have been earned, and the Plan Administrator shall then cause to be delivered (A) a number of shares of Common Stock equal to the number of Performance Units determined by the Plan Administrator to have been earned, or (B) cash equal to the Fair Market Value of such number of shares of Common Stock to the Participant, as the Plan Administrator shall elect (subject to any deferral pursuant to Section 8(b)(iii)).

(v) Each Award shall be confirmed by, and be subject to, the terms of an Award Agreement.

Section 9. Tax Offset Bonuses

At the time an Award is made hereunder or at any time thereafter, the Plan Administrator, in its discretion, may grant to the Participant receiving such Award the right to receive a cash payment in an amount specified by the Plan Administrator, to be paid at such time or times (if ever) as the Award results in compensation income to the Participant, for the purpose of assisting the Participant to pay the resulting taxes, all as determined by the Plan Administrator and on such other terms and conditions as the Plan Administrator shall determine.

Section 10. Other Stock-Based Awards

Other Awards of Common Stock and other Awards that are valued in whole or in part by reference to, or are otherwise based upon, Common Stock, including (without limitation) dividend equivalents and convertible debentures, may be granted either alone or in conjunction with other Awards granted under the Plan.

Section 11. Change in Control Provisions

(a) Impact of Event. Notwithstanding any other provision of the Plan to the contrary, unless otherwise provided by the Plan Administrator in any Award Agreement, in the event of a Change in Control:

(i) Any Stock Options and Stock Appreciation Rights outstanding as of the date of such Change in Control, and which are not then exercisable and vested, shall become fully exercisable and vested.

(ii) The restrictions and deferral limitations applicable to any Restricted Stock shall lapse, and such Restricted Stock shall become free of all restrictions and become fully vested.

(iii) All Performance Awards shall be considered to be earned and payable in full, and any deferral or other restriction shall lapse and such Performance Awards shall be settled in cash or Shares, as determined by the Plan Administrator, as promptly as is practicable.

(iv) All restrictions on other Awards shall lapse and such Awards shall become free of all restrictions and become fully vested.

(b) Definition of Change in Control. For purposes of the Plan, a “Change in Control” shall mean the happening of any of the following events:

(i) An acquisition by any individual, entity or “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 33 1/3% or more of either (1) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, the following: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, (4) any acquisition pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (iii) of this Section 11(b), or (5) any Change in Control triggered solely because the percentage of Outstanding Company Common Stock or Outstanding Company Voting Securities held by any Person (the “Subject Person”) exceeds the designated percentage threshold thereof as a result of a repurchase or other acquisition of securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of securities by the Company, and after such share acquisition, the Subject Person becomes the owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur; or

(ii) A change in the composition of the Board such that the individuals who, as of the Effective Date, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this Section 11(b)(ii), that any individual who becomes a member of the Board subsequent to the Effective Date, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided, further, that any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

(iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (“Corporate Transaction”); excluding, however, such a Corporate Transaction pursuant to which (1) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (other than the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction) will beneficially own, directly or indirectly, 33 1/3% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Corporate Transaction, and (3) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

(iv) The approval by the shareholders of the Company of a complete liquidation or dissolution of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur.

The term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

Notwithstanding the foregoing or any other provision of the Plan, the definition of Change in Control (or any analogous term) in an Award Agreement between the Company or any Subsidiary and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement (it being understood, however, that if no definition of Change in Control or any analogous term is set forth in such an Award Agreement, the foregoing definition shall apply).

Section 12. Forfeiture of Awards

Notwithstanding anything in the Plan to the contrary, the Plan Administrator shall have the authority under the Plan to provide in any Award Agreement that in the event of serious misconduct by a Participant (including, without limitation, any misconduct prejudicial to or in conflict with the Company or its Subsidiaries or Affiliates, or any Termination of Employment for Cause), or any activity of a Participant in competition with the business of the Company or any Subsidiary or Affiliate, any outstanding Award granted to such Participant shall be cancelled, in whole or in part, whether or not vested or deferred. The determination of whether a Participant has engaged in a serious breach of conduct or any activity in competition with the business of the Company or any Subsidiary or Affiliate shall be determined by the Plan Administrator in good faith and in its sole discretion.

Section 13. Term, Amendment and Termination

The Plan will terminate on the tenth anniversary of the Effective Date. Under the Plan, Awards outstanding as of such date shall not be affected or impaired by the termination of the Plan.

The Board may amend, alter, or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would impair the rights of a Participant under a Stock Option or a recipient of a Stock Appreciation Right, Restricted Stock Award, Performance Unit Award or other Award theretofore granted without the Participant’s or recipient’s consent, except such an amendment made to comply with applicable law, stock exchange rules or accounting rules. In addition, no such amendment shall be made without the approval of the Company’s shareholders to the extent such approval is required by applicable law or stock exchange rules.

The Plan Administrator may amend the terms of any Stock Option or other Award theretofore granted, prospectively or retroactively, but no such amendment shall cause a Qualified Performance-Based Award to cease to qualify for the Section 162(m) Exemption or impair the rights of any holder without the holder’s consent except such an amendment made to cause the Plan or Award to comply with applicable law, stock exchange rules or accounting rules.

Subject to the above provisions, the Board shall have authority to amend the Plan to take into account changes in law and tax and accounting rules as well as other developments, and to grant Awards, which qualify for beneficial treatment under such rules without shareholder approval.

Section 14. Unfunded Status of Plan

It is presently intended that the Plan constitute an “unfunded” plan for incentive and deferred compensation. The Plan Administrator may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided, however, that unless the Plan Administrator otherwise determines, the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan.

Section 15. General Provisions

(a) Availability of Shares. During the terms of any Awards under the Plan, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Awards.

(b) Securities Law Compliance. The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell shares of Common Stock upon exercise of the Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Award or any Common Stock issued or issuable pursuant to any such Award. Notwithstanding any other provision of the Plan or agreements made pursuant thereto, the Company shall not be required to issue or deliver any certificate or certificates for shares of Common Stock under the Plan prior to fulfillment of all of the following conditions:

(i) Listing or approval for listing upon notice of issuance, of such shares on NASDAQ, or such other securities exchange as may at the time be the principal market for the Common Stock;

(ii) Any registration or other qualification of such shares of the Company under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Plan Administrator shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and

(iii) Obtaining any other consent, approval, or permit from any state or federal governmental agency which the Plan Administrator shall, in its absolute discretion after receiving the advice of counsel, determine to be necessary or advisable.

(c) Investment Assurances. The Company may require a Participant, as a condition of acquiring Common Stock under any Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (1) the issuance of the shares of Common Stock upon the exercise or acquisition of Common Stock under the Award has been registered under a then currently effective registration statement under the Securities Act or (2) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

(d) Section 16 Compliance; Section 162(m) Administration. The Plan is intended to comply in all respects with Rule 16b-3 or any successor provision, as in effect from time to time, and in all events the Plan shall be construed in accordance with the requirements of Rule 16b-3. If any Plan provision does not comply with Rule 16b-3 as hereafter amended or interpreted, the provision shall be deemed inoperative. The Board, in its absolute discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan with respect to persons who are officers or directors subject to Section 16 of the Exchange Act without so restricting, limiting or conditioning the Plan with respect to other Eligible Individuals. The Company intends that all Stock Options and Stock Appreciation Rights granted under the Plan to individuals who are or who the Plan Administrator believes will be Covered Employees will constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code.

(e) No Limit of Other Arrangements. Nothing contained in the Plan shall prevent the Company or any Subsidiary or Affiliate from adopting other or additional compensation arrangements for its employees.

(f) No Contract of Employment. The Plan shall not constitute a contract of employment, and adoption of the Plan shall not confer upon any employee any right to continued employment, nor shall it interfere in any way with the right of the Company or any Subsidiary or Affiliate to terminate the employment of any employee at any time.

(g) Tax Withholding. No later than the date as of which an amount first becomes includible in the gross income of the Participant for federal income tax purposes with respect to any Award under the Plan, the Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Company, withholding obligations may be settled with Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement; provided, that not more than the legally required minimum withholding may be settled with Common Stock. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant. The Plan Administrator may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Common Stock.

(h) Dividends. Reinvestment of dividends in additional Restricted Stock at the time of any dividend payment shall only be permissible if sufficient shares of Common Stock are available under Section 3 for such reinvestment (taking into account then outstanding Stock Options and other Awards).

(i) Death Beneficiary. The Plan Administrator shall establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable in the event of the Participant’s death are to be paid or by whom any rights of the Participant, after the Participant’s death, may be exercised.

(j) Subsidiary Employees. In the case of a grant of an Award to any employee of a Subsidiary of the Company, the Company may, if the Plan Administrator so directs, issue or transfer the shares of Common Stock, if any, covered by the Award to the Subsidiary, for such lawful consideration as the Plan Administrator may specify, upon the condition or understanding that the Subsidiary will transfer the shares of Common Stock to the employee in accordance with the terms of the Award specified by the Plan Administrator pursuant to the provisions of the Plan. All shares of Common Stock underlying Awards that are forfeited or canceled should revert to the Company.

(k) Use of Proceeds From Stock. Proceeds from the sale of Common Stock pursuant to Awards shall constitute general funds of the Company.

(l) Governing Law. The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Colorado, without reference to principles of conflict of laws.

(m) Nontransferability. Except as otherwise provided in Section 5(e) or Section 6(b)(iii) or by the Plan Administrator, Awards under the Plan are not transferable except by will or by laws of descent and distribution.

(n) Application to Participants Outside of the United States. In the event an Award is granted to Participant who is employed or providing services outside the United States and who is not compensated from a payroll maintained in the United States, the Plan Administrator may, in its sole discretion, modify the provisions of the Plan as they pertain to such individual to comply with applicable foreign law.

Section 16. Effective Date of Plan

The Plan shall be effective as of the date that it is approved by the shareholders of the Company (the “Effective Date”).

PROPOSED AMENDMENT TO 2004 PLAN

Section 3(a) of the 2004 plan is hereby amended and restated in its entirety to read as follows:

“Section 3. Common Stock Subject to Plan

(a) The maximum number of shares of Common Stock that may be delivered to Participants and their beneficiaries under the Plan shall be 7,500,000. No Participant may be granted Stock Options and Stock Appreciation Rights covering in excess of 1,500,000 shares of Common Stock in any calendar year. Shares subject to an Award under the Plan may be authorized and unissued shares or may be treasury shares. No more than 7,500,000 shares of Restricted Stock may be issued during the term of the Plan. The maximum number of shares of Common Stock that may be issued pursuant to Stock Options intended to be Incentive Stock Options shall be 7,500,000 shares.”

APPENDIX E

This Appendix E was reproduced from Part II of our annual report on Form 10-K that was filed with the Securities and Exchange Commission on April 17, 2006. The biographical information concerning our executive officers and directors under the caption “Directors and Executive Officers” in our proxy statement to which this appendix forms a part is incorporated herein by reference. You can obtain a free copy of the complete text of our Form 10-K by following the instructions in our Proxy Statement under the heading “ANNUAL REPORT TO SHAREHOLDERS, FORM 10-K AND OTHER INFORMATION.” Exhibits 31.1 and 31.2 to our annual report on Form 10-K that was filed with the Securities and Exchange Commission on April 17, 2006 contain our Chief Executive Officer’s and Chief Financial Officer’s certifications required by Section 302 of the Sarbanes-Oxley Act of 2002 regarding the quality of our public disclosure.

PART II

Item 5. Market for Common Equity, Related Stockholder Matters and Issuer Repurchases of Equity Securities

Our common stock is quoted on the Pink Sheets under the symbol ACTT.PK. On April 13, 2006, the last reported sale price of our common stock was $.135 per share.

	High	Low
Fiscal year ended December 31, 2004
First Quarter	$3.48	$1.10
Second Quarter	4.08	2.23
Third Quarter	2.52	1.03
Fourth Quarter	1.58	.96
Fiscal year ended December 31, 2005
First Quarter	$1.41	$.51
Second Quarter	.82	.33
Third Quarter	.72	.35
Fourth Quarter	.65	.18

Shareholders. As of April 11, 2006 we had approximately 312 common shareholders of record.

Dividends. We have never paid any dividends on our common stock. We paid cash dividends on our Series C Preferred Stock during certain periods of 2003 and 2004. We do not expect to pay cash dividends in the foreseeable future. Any future decision as to the payment of dividends will be at the discretion of our Board of Directors and will depend upon our earnings, financial position, capital requirements, plans for expansion, loan covenants and such other factors as the Board of Directors deems relevant. Our existing senior bank credit facility prohibits us from paying dividends on our common stock.

We are currently paying quarterly dividends of 9.55% on shares of our Series AA Preferred Stock in the form of quarterly increases in the stated value of those shares. Holders of the Series AA Preferred Stock are entitled to receive any dividends paid on our common stock.

Item 6. Selected Consolidated Financial Data

The following selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements and related Notes to the Consolidated Financial Statements appearing elsewhere in the filing and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Additionally, quarterly selected financial data is presented in the Notes to the Consolidated Financial Statements.

	Year ended December 31,
	2005	2004	2003	2002	2001
	($ in thousands, except per share data)
Consolidated statement of operations data :
Net revenues	$50,964	$53,540	$55,751	$53,872	$46,643
Operating expenses - before restructuring and impairment of asset costs	52,601	55,532	60,329	57,923	44,643
Restructuring and impairment of assets	14,310	16,442	—	2,000	—
Total operating expenses	66,911	71,974	60,329	59,923	44,643
Operating income (loss)	(15,947)	(18,434)	(4,578)	(6,051)	2,000
Net loss	(18,153)	(21,164)	(8,493)	(7,648)	(216)
Net loss per share
Basic	$(1.16)	$(1.41)	$(0.90)	$(0.93)	$(0.09)
Diluted	$(1.16)	$(1.41)	$(0.90)	$(0.93)	$(0.09)
Consolidated balance sheet data:
Total assets	$21,812	$38,518	$54,623	$59,459	$53,487
Total short term debt and capital leases	10,385	16,026	7,781	5,019	8,101
Total long term debt and capital leases	470	201	10,667	10,053	7,039
Convertible, redeemable preferred stock	7,824	—	—	2,698	—
Shareholders’ equity (deficit)	$(6,351)	$12,817	$22,110	$24,841	$29,163

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

We are a full-service provider of audio, video, data and web-based conferencing services to businesses and organizations in North America, Europe and Asia Pacific. Our global presence has allowed us to participate in outsourcing and co-marketing relationships with major telecommunications companies globally.

Changes in this customer base as well as changes in our industry have contributed to volatility in our earnings as well as our ability to achieve profitability. Among these changes is a migration away from high-touch, operator assisted services to more automated services. Accompanying this trend has been significant price competition and reduced revenue per unit of service.

This has resulted in $7.1 million in goodwill impairment charges, $2.2 million of restructuring costs, and $4.5 million of impairment charges related to equipment being recognized in 2005, and $13.6 million in goodwill impairment charges, and $2.8 million of restructuring and equipment impairment charges recognized in 2004.

Management is taking the following actions to improve the Company’s financial performance:

•	A major restructuring effort began in late 2004 to move from a geographic to a functional management structure in order to drive revenue growth, obtain operating efficiencies and achieve cost reductions. This restructuring targets underperforming business units and included the consolidation of operating centers in both Europe and North America.

•	Growth is expected in the audio segment of the business. Our volume of minutes processed has been growing historically, and is expect to continue to grow.

•	Rapid growth under the AT&T audio outsourcing contract which runs through 2006 is expected to continue.

•	Additional resources have been devoted to expanding the Company’s sales effort. This increased sales focus and work force is expected to result in increased sales.

These actions may not be enough, however, to return the Company to profitability and resolve the liquidity and going concern issues noted in the more detailed management discussion and analysis that follows.

The following discussion and analysis should be read in conjunction with our audited consolidated financial statements, including the notes thereto, that begin on page F-1.

Components of Major Revenue and Expense Items

Revenues. We earn revenues from fees charged to clients for audio, video, data and web-based teleconference bridging services, from charges for enhanced services, and from rebilling certain long-distance telephone costs. We also earn revenue on conferencing product sales and video event services.

Cost of Sales. Cost of sales consists of long distance telephony costs, depreciation on our teleconferencing bridges and equipment, equipment product costs, operator and operations management salaries and office expenses for operations staff.

Selling, General and Administration Expense. Selling, general and administration expense consists of: salaries, benefits, professional fees and office expenses of our selling and administrative organizations.

Significant Accounting Policies

Internal Use Software—Under the guidance provided in Statement of Position 98-1, we capitalize costs incurred in developing internal use computer software. We capitalized internal use software development costs of approximately $459,000, $700,000, and $1.1 million for the years ended December 31, 2005, 2004, and 2003, respectively.

Goodwill—Goodwill represents the excess of purchase price over tangible and other intangible assets acquired less liabilities assumed arising from business combinations. In compliance with SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), issued in June 2001, we have not amortized goodwill for business combinations after June 2001 and we have ceased amortizing all such goodwill effective January 1, 2002. Prior to the adoption of SFAS 142, goodwill was amortized on a straight-line basis over 15 or 25 years.

As required by SFAS 142, we have completed our initial goodwill impairment test at least annually. As a result of this testing, we recorded no goodwill impairment charges in 2003, $13.6 million in 2004, and $7.1 million in 2005.

As of December 31, 2005, we had a total of $1.0 million in net goodwill.

Foreign Currency Conversion—ACT Teleconferencing, Inc. and its U.S. subsidiaries (“ACT”) use the U.S. dollar as its functional currency and its international subsidiaries use their local currencies as their respective functional currencies. Financial statements of foreign subsidiaries are translated into U.S. dollars at current rates, except that revenues, costs and expenses are translated at average exchange rates effective during the year.

Intercompany transactions between ACT and its affiliates are billed at current monthly rates. Payments on intercompany accounts are settled using spot rates in effect at the date of settlement. Gains and losses resulting from these foreign currency transactions are included in the consolidated statement of operations. The foreign exchange gain (loss) arising from such transactions was $28,000, ($170,000), and ($460,000) for the years ended 2005, 2004, and 2003 respectively.

The effect of translating all other accounts of ACT’s foreign subsidiaries into U.S. dollars has been included in stockholders’ equity as a cumulative foreign currency translation adjustment. Prior to 2003, ACT treated intercompany transactions as investments, and translation adjustments of those accounts were also included in the cumulative foreign currency translation adjustment. Cumulative foreign currency translation adjustments for the years ended December 31, 2005, 2004 and 2003 were ($380,000), $4.1 million and $1.6 million respectively.

Employee Stock Options—We have elected to follow Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25) instead of FASB Statement No. 123, “Accounting for Stock-Based Compensation.” If we had elected to adopt FASB Statement No. 123, our net loss available to common shareholders would have been approximately $19.9 million, $22.0 million, and $9.9 million, or losses of $1.19, $1.46, and $0.97 per diluted share for the years ended December 31, 2005, 2004, and 2003 respectively, as compared to our actual reported net loss available to common shareholders of $19.4 million, $21.2 million, and $9.2 million, or losses of $1.16, $1.41, and $0.90 per diluted share for the years ended December 31, 2005, 2004, and 2003, respectively.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Shared-Based Payment” (“SFAS 123R), which replaces SFAS No. 123, “Accounting for Stock-Based Compensation,” (SFAS 123”) and supercedes APB Opinion N0. 25, “Accounting for Stock Issued to Employees.” SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values beginning with the first annual period after June 15, 2005, with early adoption encouraged. The pro forma disclosures previously permitted under SFAS 123 will no longer be an alternative to financial statement recognition. The Company is required to adopt SFAS 123R in 2006.

Certain prior year amounts have been reclassified to conform to the current year presentation.

Significant Business Activities

During 2005 and the first quarter of 2006, the following developments were of significance:

•	We experienced a significant increase in volume and revenues from our global conferencing platform due to increasing usage from our outsourcing relationship with AT&T. We expect to renew this agreement, and estimate this channel will continue to grow in 2006 and beyond. Revenues will depend upon customer usage. In 2004, this relationship contract was extended by two years, until the end of 2006. Because the contract includes a termination clause there can be no assurance that it will continue until the end of its extension period. We are currently in discussions with AT&T to renew this agreement.

•	During 2005, our videoconferencing revenues fell by 27%. This decline was generally in line with lower worldwide industry videoconferencing revenues. As a result of this decline, we recorded a $3.0 million goodwill impairment charge related to our video reporting unit during the third quarter of 2005.

•	Activity began in fourth quarter 2004 to reorganize ourselves functionally rather than geographically to drive revenue growth and obtain operating efficiencies in addition to achieving cost reductions. Included in this reorganization is the consolidation of operating centers in North America and Europe and a net workforce reduction of approximately 7.5%, after considering employees added to the sales and other organizations. $2.2 million and $1.8 million in charges related to this restructuring were recognized in 2005 and 2004, respectively.

•	On August 19, 2005, we closed on the first tranche of our sale of Series AA Preferred Stock to affiliates of Dolphin Direct Equity Partners, L.P. We issued 80,400 shares of preferred stock for $8.0 million in gross proceeds. Existing holders of the Company’s common stock, including Dolphin, were allowed to participate in a subsequent registered rights offering for the remaining 79,600 shares of preferred stock. The rights offering was completed in February 2006, resulting in an additional $8.0 million in gross proceeds. We used the proceeds of the sales of preferred stock to pay off all of our subordinated debt.

•	At December 31, 2005 we were out of compliance with certain covenants of our senior line of credit agreement which had an outstanding balance of approximately $1.8 million. We received a forbearance and extension through June 12, 2006 from the lender.

The following table summarizes our most important revenue trends:

	2005	2004	2003	2002
	($ in thousands)
Revenues
Audioconferencing/other revenues*	$29,830	$29,086	$29,644	$29,705
Concert Channel (audioconferencing)	—	—	—	2,038
Global Services Channel (audioconferencing)**	10,672	10,037	7,545	4,160

Audioconferencing subtotal	40,502	39,123	37,189	35,903
Videoconferencing	10,462	14,417	18,562	17,969

Total revenues	$50,964	$53,540	$55,751	$53,872

Revenue Growth Percentage	(5.0)%	(4.0)%	3.5%	15.5%

*	Excluding Concert and Global Services
**	Principally AT&T and global customers.

Concert Downsizing

Concert was a major customer, providing 2001 revenue of $11.7 million. In 2002, it was closed and merged into AT&T resulting in a significant audio revenue shortfall. Despite this drop in revenue, we continued to maintain the worldwide infrastructure, telecommunications network and employee base that was installed to serve Concert. In 2002, our estimated costs for this, including depreciation, were approximately $5 million. This infrastructure was maintained because it was critical to the signing of an outsourcing agreement with AT&T in August 2002.

AT&T Outsourcing Contract

Because AT&T, through its predecessor company, was previously a 50% shareholder in Concert and due to the existence of our established and extensive global service platform built for Concert, we and AT&T jointly determined that our worldwide teleconferencing network with established and dedicated local facilities would be an effective way to provide conferencing services to those subsidiaries of American multinationals who were already AT&T customers in the U.S. but who require conferencing services overseas. Accordingly, we executed a global outsourced services agreement with AT&T in 2002.

We started implementing this outsource contract in August 2002 and have seen rapid volume and revenue growth since then. The outsource contract requires ACT to provide detailed levels of quality, sales and service positioning, customer provisioning and comprehensive pricing for a number of different conferencing products, services and applications. Although the contract contains certain termination clauses and no guaranteed volumes, the Company anticipates continued volume and revenue growth into 2006. ACT believes that the strong relationship that has developed between the contracting parties will continue to grow. The contract expires at the end 2006, and the Company and AT&T are currently in discussions to renew the agreement.

Audioconferencing Outlook

Automated voice conferencing volumes continued to grow at a rapid rate in 2005 and pricing remained competitive. Most of our U.S. and Canadian customers have already made the transition to automated services, and we now expect strong growth in automated services in the European and Asia Pacific markets over the next few years. We expect that the growth of automated services at reduced prices will continue unabated, but the emergence of this product line nevertheless has highlighted some fundamental applications whereby operator-attended services will continue to be required by our customers. Our strategy remains to provide a broad range of services to our customers which fit their different communications needs. We expect our automated services and our fully-attended offering to continue to complement each other.

Attended voice conferencing remains one of our core businesses. We are focused on developing new markets and applications for customers in attended voice conferencing services especially in areas such as training, education and large participant calls. While we do expect that this overall market will grow at a much lower rate over the next few years, we also believe that we may be able to achieve a higher growth rate in attended services than the overall market because this is an area in which we specialize and differentiate ourselves from our competitors, and have the ability to leverage our international infrastructure.

Videoconferencing Outlook

Total videoconferencing revenues fell by 27% in 2005 compared to 2004, and now comprise approximately 21% of our total revenues. This reflects an overall slowdown in the videoconferencing industry.

We have implemented and identified further cost reduction and network rationalization in our videoconferencing business. We have also identified new major outsourcing opportunities and opportunities to cross-sell our services between audioconferencing and videoconferencing. We have established a relationship with Applied Global Technologies (“AGT”) to resell their unattended video services, and we are exploring other outsourcing opportunities to lower our operating costs.

Many applications which were previously more suited to a videoconference can now be effected by combining voice and web conferencing at a lower cost. We believe therefore that videoconferencing will continue to only be used in certain situations where it is specifically required by business executives. We expect that web and audioconferencing will be used in most other conferencing situations.

Results of Operations

Fiscal Year Ended December 31, 2005, compared to Fiscal Year Ended December 31, 2004

Audio conferencing revenues increased to $40.5 million from $39.1 million for the years ended December 31, 2005 and 2004, respectively. The increase is due to increased operator attended and automated conferencing minutes, partially offset by lower average revenue per minute due to increased price competition. Audio conferencing accounted for 79% and 73% of our revenues for the years ended December 31, 2005 and 2004, respectively. Excluding $1.6 million in non-cash deferred audio conferencing revenue recognized in 2004, audio conferencing revenue increased by 8%, as follows:

($000’s)	U.S. GAAP Revenue	Noncash Revenue	Revenue Excl. Noncash Portion
2005	$40,502	$—	$40,502
2004	39,123	1,644	37,479

US$ increase	$1,379	$1,644	$3,023
% Increase	4%		8%

We believe that the change in audio conferencing revenue excluding non-cash deferred revenue provides useful information to investors because it excludes an unusual revenue item from 2004 that we do not expect to recur in future periods and that we believe is not indicative of our core operating results. As such, we believe this comparison provides a more meaningful comparison of the operating results of our core audio business across periods.

Videoconferencing revenue decreased by 27% to $10.5 million from $14.4 million and comprised 21% and 27% of total revenues for the years ended December 31, 2005 and 2004, respectively. This decrease reflects an overall contraction in service revenues for the videoconferencing industry as well as a reduction in one time video equipment revenue

For the year ended December 31, 2005, North America, Europe and Asia Pacific, our three primary geographic markets, generated 61%, 29% and 10% of total revenue, respectively, compared to 60%, 28%, and 12% in 2004. In 2005, the United States accounted for 50% of our revenue, the United Kingdom 24%, Australia 8%, Canada 11%, and all other countries combined accounted for 7%.

Cost of Services. Cost of services decreased from $33.3 million and 62% of revenue for the year ended December 31, 2004, to $32.1 million and 63% of revenue for 2005. These costs in dollars decreased due to restructuring activities during the last quarter of 2004 and in 2005, offset by higher long distance charges related to increased audio minute volumes.

Gross Profit. Gross profit decreased by 6% from $20.2 million for the year ended December 31, 2004, to $18.9 million for the year ended December 31, 2005. Gross profit as a percentage of net revenue decreased from 38% for 2004 to 37% for 2005, due to the deferred audio conferencing revenue amortized in 2004.

Selling, General and Administrative Expense. Selling, general and administrative expense for the year ended December 31, 2005 was $20.5 million or 40% of revenue, compared to $22.2 million or 41% of revenue for 2004. These costs decreased due to the restructuring activities in 2004 and 2005.

Operating Loss. Our operating loss decreased from $18.4 million for the year ended December 31, 2004 to $15.9 million for 2005. This is mainly due to lower operating costs and impairment charges in 2005 compared to 2004.

Interest Expense. Net interest expense increased from $2.7 million for the year ended December 31, 2004 to $2.9 million for 2005. This is primarily due to an acceleration of debt discount costs related to the repayment of debt, resulting from funds received from the Dolphin transaction.

Provision for Income Taxes. Provision for income taxes increased to $248,000 for 2005 compared to $88,000 for 2004. These taxes are due to taxable income in our United Kingdom and Canada subsidiaries. Income tax payments in other countries are expected to be insignificant due to domestic and international tax loss carry-forwards.

Net Loss. Net loss decreased from $21.2 million in 2004 to $18.2 million in 2005. This decrease is the result of a decrease in costs due to restructuring activities and decreased goodwill impairment charges, offset by a decrease in revenue and increased long-lived tangible asset impairment costs.

Preferred Stock Dividends. Preferred stock dividends were $1.2 million for the year ended December 31, 2005. These dividends represent non-cash increases to stated value of the preferred shares issued on August 19, 2005 as a result of the Dolphin transaction, and the accretion to redemption value of the preferred shares. There were no dividends in 2004.

Net Loss Available to Common Shareholders. The net loss available to common shareholders for the year ended December 31, 2005 was $19.4 million, compared with a net loss of $21.2 million in 2004.

Fiscal Year Ended December 31, 2004, compared to Fiscal Year Ended December 31, 2003

Net Revenues. Net revenues decreased by 4% to $53.5 million for the year ended December 31, 2004, compared to $55.8 million for 2003. This decrease was due to a 22% drop in videoconferencing revenue which more than offset a 5% increase in audioconferencing revenue. Audioconferencing revenue accounted for 73%, 67%, and 67% of revenue in 2004, 2003, and 2002 respectively. Videoconferencing accounted for the balance of our revenue.

In 2004, North America, Europe and Asia Pacific generated approximately 60%, 28% and 12%, respectively, of our revenue, compared with 58%, 32% and 10% in 2003. In 2004, the United States accounted for 51% of our revenue, the United Kingdom 24%, Australia 9%, Canada 9% and all other countries combined accounted for 7%.

Gross Profit. Gross profit increased by 2% from $19.8 million for the year ended December 31, 2003, to $20.2 million for the year ended December 31, 2004. Gross profit as a percentage of net revenue increased from 35% for 2003 to 38% for 2004. This gross profit increase reflects reduced network costs, increased usage of our worldwide infrastructure as a result of the AT&T contract, and the further stabilization of our operating costs.

Selling, General and Administrative Expense. Selling, general and administrative expense for the year ended December 31, 2004 was $22.2 million or 41% of revenue, compared to $24.4 million or 44% of revenue for 2003.

Operating Loss. Our operating loss increased from $4.6 million for 2003 to $18.4 million for 2004. This is due to a noncash goodwill impairment charge of $13.6 million in 2004 and $2.8 million of reorganization and long-lived asset impairment costs.

Interest Expense. Net interest expense dropped by 13% from $3.1 million in 2003 to $2.7 million in 2004. This was due to a reduction in outstanding senior and subordinated debt.

Provision for Income Taxes. Provision for income taxes decreased to $88,000 for 2004 compared to $342,000 for 2003. These taxes are due to taxable income in our United Kingdom and Canada subsidiaries.

Net Loss. Net loss increased from $9.2 million in 2003 to $21.2 million in 2004. This increase is the result of a goodwill impairment charge of $13.6 million and reorganization and long-lived tangible asset impairment cost of $2.8 million.

Liquidity, Capital Resources and Cashflow

For the year ended December 31, 2005 we generated and used cash proceeds as follows:

•	$353,000 of net cash was used for operating activities. This consists of $224,000 used in operations before changes in operating assets and liabilities, and $129,000 used from changes in such assets and liabilities as detailed in the Statements of Cash Flows.

•	Net cash used in investing activities was $908,000 due to purchases of equipment and software.

•	$229,000 was provided from financing activities due to net proceeds from the initial closing on the Dolphin transaction and the bridge loan provided by Dolphin, offset by repayments of debt and capital leases.

As of December 31, 2005, we had approximately $1.7 million in cash and cash equivalents.

At December 31, 2005, we were in default for failure to comply with covenants in the credit agreement for the outstanding balance of our $3.5 million line of credit. A forbearance has been received through June 12, 2006. In October 2005, we satisfied all of our subordinated debt with funds received from the $7.0 million interim loan from Dolphin.

We believe that we will be able to improve our operating performance in 2006 based on actions that have been taken and the following considerations:

We are taking the following actions to improve our financial performance:

•	A major restructuring effort began in late 2004 to move from a geographic to a functional management structure in order to drive revenue growth, obtain operating efficiencies and achieve cost reductions. This restructuring targets underperforming business units and included the consolidation of operating centers in both Europe and North America.

•	Growth is expected in the audio segment of the business. Our volume of minutes processed has been growing historically, and is expect to continue to grow.

•	Rapid growth under the AT&T audio outsourcing contract which runs through 2006 is expected to continue.

•	Additional resources have been devoted to expanding the Company’s sales effort. This increased sales focus and work force is expected to result in increased sales.

The financial statements do not include any adjustments that could be required if we were unable to continue as a going concern. We have recorded net losses of $18.2 million, $21.2 million, and $8.5 million in 2005, 2004, and 2003, respectively.

Our independent auditors have expressed doubt about our ability to continue as a going concern. Their report includes an explanatory paragraph stating there is substantial doubt about our ability to continue as a going concern because we have incurred losses from operations historically, our total liabilities exceed our total assets, and we are not in compliance with debt covenants on our senior line of credit.

The terms of our Series AA Preferred Stock provide that the holders of a majority of the outstanding shares of Series AA Preferred Stock may require us, at any time after the fifth anniversary of the initial issuance date of shares of the preferred stock, to redeem all but not less than all outstanding shares of Series AA Preferred Stock at a price equal to the stated value of such shares then outstanding. This series of preferred stock currently has an aggregate stated value of $18.3 million, and due to the effect of the scheduled increases to the stated value of the preferred stock, the aggregate stated value of the shares of Series AA Preferred Stock outstanding on August 19, 2010, the fifth anniversary of the initial issuance date of shares of the preferred stock, will exceed $91.1 million. This figure is substantially greater than our current total assets and far exceeds cash, cash equivalents and borrowings currently available to us, and we are unlikely to be able to arrange for financing in sufficient amount to meet this obligation. In the event the requisite holders of shares of our Series AA Preferred Stock exercise their right to require us to redeem the preferred stock, it is likely that we would default on our redemption obligation, which may cause the holders of the Series AA Preferred Stock to force us to liquidate all of our assets or to otherwise engage in a restructuring transaction in which our common shareholders will not participate. The contingent liability associated with this redemption right may also make it difficult for us to obtain interim financing, which may impede our ability to pay our operating costs or make capital expenditures that we might otherwise make.

The facilities-based teleconferencing service business is a capital intensive business. In line with our current liquidity position, we will constrain our capital expenditures and expansion plans in the short term. Our operations have required and will continue to require capital investment for: (i) the purchase and installation of conferencing bridges and other equipment in existing bridging networks and in additional bridging networks to be constructed in new service areas; (ii) the acquisition and expansion of conferencing platforms currently owned and operated by other companies; and (iii) the evolution of the platform to support new products, services and technologies. Our expected capital expenditures for general corporate and working capital purposes include: (i) expenditures with respect to our management information system and corporate service support infrastructure and (ii) operating and administrative expenses with respect to new bridging platforms, networks and debt service. We plan to make ongoing capital investments in connection with plans to construct and develop new bridging networks, as well as for technology upgrades. Expansion of our bridging networks could include the geographic expansion of our existing operations, and we will consider the development of new markets. Any significant expansion will depend upon our financial condition and the availability of adequate financing.

Our plans or assumptions could change or prove to be inaccurate. Our revenue and costs are dependent upon factors that are not within our control, such as regulatory changes, changes in technology, customer mergers and acquisitions and increased competition. Due to the uncertainty of these and other factors, actual revenue and costs may vary from expected amounts, possibly to a material degree, and such variations are likely to affect the level of our future capital expenditures and our cashflow needs.

Our contractual obligations as of December 31, 2005 are as follows:

Contractual Obligations	Total	Within 1 year	1 -3 years	After 3 years
	(in thousands)
Debt	$10,715	$10,245	$470	$—
Capital lease obligations (including interest portion of payments)	145	145	—	—
Operating leases	5,179	2,584	2,273	322

	$16,039	$12,974	$2,743	$322

(1)	Excludes a contingent obligation to redeem outstanding shares of Series AA Preferred Stock pursuant to optional redemption provisions. In the event the holders of a majority of the outstanding shares of Series AA Preferred Stock require us, at any time after the fifth anniversary of the initial issuance date of shares of the preferred stock, to redeem the outstanding shares of Series AA Preferred Stock, we will have a contractual cash obligation of approximately $91.1 million on August 19, 2010, . The amount of this contingent obligation will increase thereafter in accordance with the scheduled stated value increases to the Series AA Preferred Stock.

Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Shared-Based Payment” (“SFAS 123R), which replaces SFAS No. 123, “Accounting for Stock-Based Compensation,” (SFAS 123”) and supercedes APB Opinion N0. 25, “Accounting for Stock Issued to Employees.” SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values beginning with the first annual period after June 15, 2005, with early adoption encouraged. The pro forma disclosures previously permitted under SFAS 123 will no longer be an alternative to financial statement recognition. The Company is required to adopt SFAS 123R in 2006. Under SFAS 123R, the Company must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at the date of adoption. The transition methods include prospective and retroactive adoption options. Under the retroactive option, prior periods may be restated either as of the beginning of the year of adoption or for all periods presented. The prospective method requires that compensation expense be recorded for all unvested stock options at the beginning of the first quarter of adoption of SFAS 123R, while the retroactive method would record compensation expense for all unvested stock options beginning with the first period restated. The Company is evaluating the requirements of SFAS 123R, has not yet determined the method of adoption, has not determined what impact the adoption of SFAS 123R will have on its consolidated results of operations and earnings per share, and has not determined whether adoption will result in amounts that are similar to the current pro forma disclosures under SFAS No. 123.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Investors evaluating us and our business should carefully consider the factors described below and all other information contained in this Annual Report on Form 10-K before purchasing our common stock. Any of the following factors could materially harm our business, operating results and financial condition. Additional factors and uncertainties not currently known to us or that we currently consider immaterial could also harm our business, operating results and financial condition. Investors could lose all or part of their investment as a result of these factors. As defined in the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, except for the historical information contained herein, some of the matters discussed in this Annual Report on Form 10-K contain forward looking statements regarding future events that are subject to risks and uncertainties. The following factors, among others, could cause actual results to differ materially from those described by such statements.

Our independent auditors have expressed doubt about our ability to continue as a going concern.

We received a report on our consolidated financial statements for the year ended December 31, 2005 from our independent accountants that includes an explanatory paragraph stating that there is substantial doubt about our ability to continue as a going concern. The report expressed doubt about our ability to continue as a going concern because we suffered significant losses from operations in fiscal 2005 and were in default on certain debt covenants on our largest bank line of credit. We can offer no assurance that the actions we plan to take to address these conditions will be successful. Inclusion of a “going concern qualification” in the report of our independent accountants may have a negative impact on our ability to obtain financing and may adversely impact our stock price.

We have experienced continuing losses during the past three years, and we may be unable to regain profitability.

We reported net losses of $18.2 million in 2005, $21.2 million in 2004, and $8.5 million in 2003, and we have not reported a quarterly profit since the third quarter of 2001. We may not achieve profitability or maintain profitability, if achieved, on a consistent basis. In addition, our operating expenses may increase in the future as we expand our operations. If our gross profit does not grow to offset any such increased expenses, it will be more difficult to reverse our recent history of losses. Continued losses would likely cause our stock price to decrease.

Holders of a majority of our Series AA Preferred Stock may require that we redeem all outstanding shares of Series AA Preferred Stock on or after August 19, 2010, and we are unlikely to have sufficient funds to satisfy the resulting obligation.

The terms of our Series AA Preferred Stock provide that the holders of a majority of the outstanding shares of Series AA Preferred Stock may require us, at any time after the fifth anniversary of the initial issuance date of shares of the preferred stock, to redeem all but not less than all outstanding shares of Series AA Preferred Stock at a price equal to the stated value of such shares then outstanding. This series of preferred stock currently has an aggregate stated value of $18.3 million, and due to the effect of the scheduled increases to the stated value of the preferred stock, the aggregate stated value of the shares of Series AA Preferred Stock outstanding on August 19, 2010, the fifth anniversary of the initial issuance date of shares of the preferred stock, will exceed $91.1 million. This figure is substantially greater than our current total assets and far exceeds cash, cash equivalents and borrowings currently available to us, and we are unlikely to be able to arrange for financing in sufficient amount to meet this obligation. In the event the requisite holders of shares of our Series AA Preferred Stock exercise their right to require us to redeem the preferred stock, it is likely that we would default on our redemption obligation, which may cause the holders of the Series AA Preferred Stock to force us to liquidate all of our assets or to otherwise engage in a restructuring transaction in which our common shareholders will not participate. The contingent liability associated with this redemption right may also make it difficult for us to obtain interim financing, which may impede our ability to pay our operating costs or make capital expenditures that we might otherwise make.

Our preferred stock carries a substantial liquidation preference, which could significantly impact the return to common equity holders upon an acquisition.

In the event of liquidation, dissolution, winding up or change of control of us, the holders of Series AA Preferred Stock would be entitled to receive the stated value per share of Series AA Preferred Stock plus all increases to stated value on such share before any proceeds from the liquidation, dissolution or winding up are paid with respect to any other series or class of our capital stock. Accordingly, the approximately 160,000 shares of Series AA Preferred Stock that are outstanding following the preferred stock offering that was completed in January 2006 currently have an aggregate liquidation preference of approximately $18.3 million, which will increase at a quarterly rate of 9.55%, compounded quarterly. This will result in an aggregate liquidation preference in excess of $91.1 million on the fifth anniversary of our initial sale of Series AA Preferred Stock. Consequently, the sale of all or substantially all of our assets or other fundamental corporate transactions may result in substantially all of the proceeds of such transaction being distributed to the holders of our Series AA Preferred Stock.

From time to time we engage in discussions with or receive proposals from third parties relating to potential acquisitions or strategic transactions that could constitute a change of control. While we have not engaged in any transaction of this type prior to our agreement with Dolphin, we will in the future continue to evaluate potential business combinations or strategic transactions which, if consummated, may constitute a change of control and trigger the liquidation preferences described above.

We are out of compliance with certain loan covenants.

We have relied in part on bank financing and debt transactions to meet our capital needs. These financings require compliance with certain covenants. We are out of compliance with certain covenants in our senior bank financing agreement, which could result in the lender accelerating the due date of the indebtedness outstanding under that agreement. The lender has agreed to forbear, through June 12, 2006, from taking action relating to our defaults, but may not grant us waivers or forbearances in future periods. In the event the lender accelerates the due date of our debt to them, our cash position would be substantially depleted.

Conversion of our Series AA Preferred Stock could result in a substantial number of additional shares of common stock outstanding, which could decrease the price of our common stock.

The outstanding shares of Series AA Preferred Stock are currently convertible into 18.3 million shares of our common stock. All outstanding shares of Series AA Preferred Stock will be entitled to increases in stated value at a quarterly rate of 9.55%, compounded quarterly from the date of issuance. To the extent the Series AA Preferred Stock is converted into common stock, a very significant number of additional shares of common stock may be sold into the market, which could decrease the price of our common stock.

Dolphin is currently the beneficial owner of approximately 48.2% of our voting securities, will obtain beneficial ownership of additional voting securities, and will be able to exert substantial control over us.

Dolphin is currently the beneficial owner of approximately 48.2% of our outstanding voting securities, and owns the majority of the shares of Series AA Preferred Stock currently outstanding. Because of Dolphin’s majority ownership of the outstanding Series AA Preferred Stock, Dolphin will control the vote on any matters to be approved by the Series AA shareholders, and other Series AA shareholders will not be able to block any action or approval that Dolphin votes to approve in its capacity as a Series AA shareholder.

Dolphin is entitled, as a Series AA shareholder, to quarterly increases in the stated value of its shares of Series AA Preferred Stock, at a rate of 9.55% compounded quarterly. As a result, Dolphin’s beneficial ownership of our common stock, which is already substantial, will continue to increase over time, and Dolphin will acquire outright voting control of us on June 30, 2006. Furthermore, the Investor Rights Agreement that we signed with Dolphin effectively allows Dolphin to control our Board of Directors, even if Dolphin does not beneficially own the majority of our common stock. Because of their large percentage ownership and board representation, Dolphin is likely to have significant control over our management, policies and affairs, particularly corporate actions requiring the approval of our shareholders, and Dolphin may cause us to take corporate actions with which you might disagree, including the amendment to the terms of our Series AA Preferred Stock described below under the caption “We intend to amend the terms of our Series AA Preferred Stock to provide for a forced conversion feature over which Dolphin will have a substantial influence, and may control outright.”

We intend to amend the terms of our Series AA Preferred Stock to provide for a forced conversion feature over which Dolphin will have substantial influence, and may control outright.

The terms of the Series AA Preferred Stock currently provide that each share of Series AA Preferred Stock will be convertible at the election of the holder into shares of our common stock. We intend to propose an amendment to the terms of the Series AA Preferred Stock to provide that in addition to, or possibly instead of, the ability of each holder of Series AA Preferred Stock to convert their shares into shares of our common stock, the holder or holders of at least 66 2/3% of the outstanding shares of Series AA Preferred Stock may require the conversion of all, but not less than all, of the outstanding shares of the preferred stock into shares of our common stock. This amendment would allow the holders of a two-thirds majority of the Series AA Preferred Stock, acting together and in the sole discretion of such holders, to be able to force the conversion of all outstanding shares of Series AA Preferred Stock into shares of our common stock. Dolphin owns a majority of the shares of Series AA Preferred Stock outstanding. As a result, Dolphin will have substantial influence over the exercise of the forced conversion mechanism.

The conversion price of the Series AA Preferred Stock is currently well in excess of the price of our common stock, such that if the proposed amendment described above were implemented, the holders of two-thirds of the outstanding Series AA Preferred Stock elected to force the conversion of all of the outstanding preferred stock, holders of the preferred stock would suffer an immediate loss upon conversion of their shares, and that loss would be beyond their control. In addition, conversion of the Series AA Preferred Stock into shares of our common stock would deprive the Series AA shareholders of all of the rights and benefits of holding the Series AA Preferred Stock, including the right to periodic stated value increases, preferential rights to dividends and the proceeds of a dissolution or other liquidation event, special voting rights and the ability to vote as a separate class, and the redemption right following the fifth anniversary of the issuance of the preferred. There is no mechanism for these rights to be restored following the conversion of the Series AA Preferred Stock to shares of our common stock.

We expect that we will pursue the amendment in the form and at such time as Dolphin recommends. Implementation of this amendment will require the approval of the holders of our common stock and the Series AA Preferred Stock, voting as separate classes, which we expect to seek at our 2006 annual meeting of shareholders. However, as the majority holder of the Series AA Preferred Stock, Dolphin will control the vote of the Series AA shareholders, and because of the voting rights of the Series AA Preferred Stock Dolphin will also control a substantial portion of the vote on any matters to be approved by holders of our common stock. Therefore it is likely that Dolphin will control the approval of this amendment.

Our revenues may fluctuate because we draw significant revenues from major clients, who may transfer their business away from us.

Our two largest customers accounted for 25% of our revenues in 2005, and we expect revenues from AT&T, Inc., our largest customer, to grow rapidly over the near term. Due to concentration of our revenues, the loss of any one of our largest customers or one of our principal outsource channel partners would have a significant adverse effect on our conference volumes. AT&T, Inc. is the company resulting from the recent acquisition of AT&T Corporation by SBC Communications Inc., and has announced an agreement to acquire BellSouth. There can be no assurance that AT&T, Inc. will continue to use our services as consolidation among larger telecommunications carriers continues. The loss of several of our larger customers would also have an adverse effect on our volumes and this risk will increase if our largest customers increase their volumes of business with us faster than we increase volumes from other sources. Any such reduction in our volumes would have a material adverse effect on our revenues and results of operations.

Our agreements with customers generally do not contain minimum purchase commitments, and customers can easily switch to a competing provider or allocate their business among several vendors. Our customers may discontinue business with us in the future if our products and services become obsolete or technological advances allow our customers to satisfy their own teleconferencing needs. Mergers, consolidations, or other changes in ownership or alliances that impact any of our customers may also cause our customers to curtail or cease doing business with us. To the extent we lose customers due to any of these factors, our revenues will be adversely affected.

We may be adversely affected by downward price pressure in the teleconferencing industry.

The prices for our services are subject to rapid and frequent changes. In many cases, competitors provide their services at significantly reduced rates, or even free of charge, or on a trial basis in order to win customers. In addition, major telecommunications providers enjoy lower telephony costs as a result of their ownership of the underlying telecommunications network. As a result, these carriers can offer services similar to ours with certain volume discounts or substantially reduced prices. Price competition in the long distance market has had a negative impact on our ability to mark-up our wholesale prices on long distance transport. In response to these factors, we have reduced our pricing in certain circumstances and may be required to reduce prices further. Reductions in the prices we are able to charge may not be offset by increases in the volumes we handle, and accordingly may decrease our operating margins.

Our plans to operate, grow or continue as a going concern may be limited if we are unable to obtain sufficient financing.

Our growth into automated conferencing, web-conferencing services, video, and as an outsource provider for international calls has strained our financial resources. Nonetheless, we may need to be prepared to expand our business through further strategic acquisitions and new markets when we identify desirable opportunities. We may need additional equity and debt financing, collaborative arrangements with channel partners, or funds from other sources for these purposes. We may not be able to obtain such financing on acceptable terms, or at all. Failure to obtain additional financing could weaken our operations, prevent us from achieving our expansion goals, or continue as a going concern. Equity financings, as well as debt financing with accompanying warrants, are dilutive to our shareholders and may make it difficult to sell additional equity at depressed prices, and certain debt financings may impose restrictive covenants on the way we operate our business.

Restructuring plans may impact our operating performance.

We have announced restructuring actions that we expect to benefit our business. Restructuring plans that we have implemented include consolidation of operating locations, staff reductions and constraints on capital expenditures. The implementation of these changes may adversely affect our results of operations due to diversion of management’s attention, negative reactions from customers and other factors. Furthermore, anticipated cost savings from the restructuring activities may not fully materialize. If our implementation of restructuring actions is not successful or if such actions do not benefit us to the extent planned, our operating results may suffer.

Our common stock is quoted on the Pink Sheets, which may reduce the price of our common stock and the levels of liquidity available to our shareholders and cause confusion among investors.

Our common stock has been quoted on the Pink Sheets quotation service since our delisting from the Nasdaq National Market on November 17, 2005. The quotation of our common stock on the Pink Sheets may reduce the price of our common stock and the levels of liquidity available to our shareholders. In addition, the quotation of our common stock on the Pink Sheets may have a material adverse effect on our access to the capital markets, and any limitation on liquidity or reduction in the price of our common stock could have a material adverse effect on our ability to raise capital through alternative financing sources on terms acceptable to us or at all. Brokerage firms will not accept stocks quoted on the Pink Sheets as collateral for margin loans, and a company quoted on the Pink Sheets cannot avail itself of federal preemption of state securities or “blue sky” laws, which adds substantial compliance costs to securities issuances, including pursuant to employee option plans, stock purchase plans and private or public offerings of securities. Our delisting from the Nasdaq National Market and quotation on the Pink Sheets may also result in other negative implications, including the potential loss of confidence by suppliers, customers and employees, the loss of institutional investor interest and fewer business development opportunities.

We may fail to meet market expectations because of large fluctuations in our quarterly operating results.

As a result of increased competition, changes in the mix of automated versus attended audio conferences, competitive price pressure, and the other risks described in this section, our quarterly operating results have varied significantly from period to period in the past and are likely to continue to vary significantly in future periods. The primary factors that may cause fluctuations in our quarterly operating results include increased competition, continued pricing pressure, and ongoing market demand for conferencing services. Additionally, we expect our results to fluctuate based on seasonal sales patterns. The usage of our services declines during the northern hemisphere summer (especially in Europe in August) and around the Thanksgiving and December holidays. Our revenue during these seasons historically does not maintain the same pace as other periods of the year because of less use of our services by business customers. Quarterly variations in our operating results may make it difficult to project our future performance and could result in increased volatility in our stock price.

Increased use of automated teleconferencing services may result in a decrease in the average prices we charge our customers.

The trend toward increased use of teleconferencing has been accompanied by more demand for low priced automated conferencing. As the volumes of all types of teleconferences have grown, the percentage of conferences that are higher-priced, operator-attended conferences has declined, and we expect this trend to continue at least for the near term. Migration to automated services has the effect of decreasing our price per minute and may reduce our margins.

We face operational and financial risks relating to our international operations.

International sales comprise a significant portion of our revenues, and we anticipate that this will continue. As a result of their distance from the United States, different time zones, culture, management and language differences, international operations pose greater risk than our domestic operations. For example:

•	These factors make it more challenging to manage and administer a globally-dispersed business.

•	Since certain international calls are billed in the currency of the country of origin, and in-country operating expenses are paid in local currency, currency fluctuations can affect our operating results.

•	Changes in taxes, duties, labor costs, and labor regulations could adversely affect our competitive pricing in some countries.

•	Economic or political instability in one or more of our international markets could adversely affect our operations in those markets.

Our major competitors in the telecommunications industry have greater capital resources and brand name recognition than we have, which makes it difficult for us to compete with them.

The telecommunications industry is highly competitive, and most of our competitors and potential competitors have substantially greater capital resources and name recognition than we have. Accordingly, we cannot compete with them in terms of advertising, marketing, sales, and deployment of capital. Certain of our competitors that have emphasized automated conferencing services have achieved operating efficiencies through volumes that we do not have. To compete successfully against other telecommunications and teleconferencing providers, we must maintain competitive pricing while at the same time offering significantly higher quality services. Pricing pressures may result in a reduction in our operating margins. Alternatively, if our service quality does not meet customer expectations, our customers may move away from us in favor of more established competitors. Either of these could hinder our ability to grow our revenues and to achieve our operating goals.

Third party vendor dependency.

We rely on third party telecommunications providers to provide the facilities that interconnect our bridging equipment with the Public Switched Telephone Network (PSTN). Failures in these network interfaces or in the PSTN will have an adverse effect on our ability to provide conference calling services using the affected equipment and delays to our customers may result as we route our conferencing users to alternative facilities.

We have made only a limited entry into the web conferencing market.

The annual market for Internet based conferencing services is growing rapidly. Although still small in relation to the audio conferencing market that we serve, our customers are increasingly demanding a full range of conferencing services. However, if we do not fully develop this market, especially in web conferencing and Internet telephony, we may experience a slowdown in our overall conferencing revenue growth and our competitors may grow faster than we are able to grow. The expansion of our business into Internet-based service offerings, simultaneously with other growth needs, will place a strain on our current financial and staff resources. If we are not able to deploy the assets and personnel needed to fully support web-based services, we expect to miss out on significant growth opportunities.

If our Internet telephony conferencing services do not gain market acceptance or we are unable to finance this opportunity, our potential for growth in this market sector will be limited.

We estimate that over the next 3 years we will convert certain of our existing high volume multinational customers to an Internet telephony based conferencing service with the ability to handle higher volumes at lower prices. We cannot be certain that Internet telephony services will continue to gain worldwide corporate acceptance or prove to be a viable alternative to traditional telephone service. If the Internet telephony market fails to develop or develops slower than we expect, our future revenues from teleconferencing over the Internet will be limited. This could adversely affect the revenue growth rate that we currently expect to achieve. Our prospective Internet telephony solutions also will be affected by the availability of capital.

Other technological innovations could render our current services obsolete.

We expect technological innovations to stimulate new developments in teleconferencing services. Such innovations include the development of more sophisticated computers, telephone sets, private branch exchanges, customer-owned bridges, centralized office switching equipment, and Internet telephony services. Other technology-based competitive developments within the telecommunications industry, such as low-priced long distance services and new uses for the Internet, may lead the major telecommunications companies to offer low-cost teleconferencing services as a strategy to obtain greater market share in other product areas. These innovations and developments could render our current service offerings obsolete or uneconomic, which could cause us to lose customers and revenues.

We occasionally experience technical malfunctions and other hazards which adversely affect our operations and create costs.

We depend upon our software systems, communications hardware, and enhanced services platform to conduct our conferencing business on a worldwide basis. Our systems, communications hardware, vendors’ services, and platform are vulnerable to damage or interruption from:

•	Natural disasters.

•	Power loss.

•	Telecommunication failures.

•	Loss of Internet access.

•	Physical and electronic break-ins.

•	Hardware defects.

•	Computer viruses.

•	Intentional acts of vandalism, terrorism, or similar events.

In previous years our business has been affected by occasional network failures with consequent poor service and loss of customer goodwill. We will likely have major failures every year as a result of the factors listed above. Any increase in outages or failures due to these types of hazards would result in additional costs resulting from business interruption, and we could lose customers affected by these outages.

There are few regulatory barriers to entry into our current markets, and new competitors may enter at any time.

There are few regulatory barriers to competition in our markets. Federal legislation in the United States allows local exchange carriers to offer teleconferencing services. This legislation may result in additional competition if some or all of the local exchange carriers, including any of the regional Bell operating companies, choose to enter or expand their activities in the teleconferencing market in the United States.

Moreover, there are no significant regulatory barriers to enter the foreign markets we serve in Australia, Canada, Germany, France, Hong Kong, the Netherlands, Singapore, or the United Kingdom, and competitors may enter at any time. To the extent that our customers or potential customers choose to do business with these competitors, their entry into our markets would adversely affect our ability to grow our conferencing volumes and generate revenue.

Our common stock price has been highly volatile and this volatility may continue.

The market price of our common stock is highly volatile and may decline further. For example, during 2005, the closing market price of our stock price ranged from a high of $1.28 to a low of $0.175, and closed on April 13, 2006 at $0.135. We anticipate that the volatility of our common stock price may continue due to factors such as:

•	Actual or anticipated fluctuations in results of our operations.

•	Changes in or failure to meet securities analysts’ expectations.

•	Changes in market valuations of other teleconferencing companies.

•	Announcements by us or our competitors of significant technological innovations, contracts, acquisitions, strategic partnerships, joint ventures, or capital commitments.

•	Introduction of new services by us or our competitors.

•	Conditions and trends in the teleconferencing industry and related technology industries.

•	Future sales of our common stock by warrant and option holders.

•	Lack of a liquid trading market in our common stock due to the absence of a listing for our common stock on an established exchange.

These factors are in addition to significant price and volume fluctuations in the securities markets that may be unrelated to our operating performance.

Provisions of our articles of incorporation and agreements we have entered could delay or prevent a change in control of ACT.

Certain provisions of our articles of incorporation, and certain agreements we have entered, may discourage, delay, or prevent a merger or acquisition that a shareholder may consider favorable. These provisions include:

•	Authority of the Board of Directors to issue preferred stock.

•	Prohibition on cumulative voting in the election of directors.

•	Election of directors by class for terms of three years.

•	Limitations on the ability of third parties to acquire us by their offer of a premium price to selected shareholders.

•	A share rights plan that enables shareholders to dilute an acquiring person’s investment through the shareholders’ purchase of a large number of shares.

Item 7A. Quantitative and Qualitative Disclosures About Market Risk

Our interest expense is sensitive to changes in the general level of interest rates. In this regard, changes in interest rates can affect the interest paid on our debt. The interest rate on our senior line of credit is variable, and fluctuates based on the U.S. Prime rate. We believe the fair value of long-term debt approximates the related carrying amount based on market interest rates available to us. All of our long term debt is denominated in United States dollars.

We are also subject to foreign exchange currency rate risk as a result of our international operations. Our foreign subsidiaries financial statements have been translated into United States dollars at the average exchange rate during the year for the statement of operations and year-end rate for the balance sheet. Our policy for the long term is to invest in the international teleconferencing market as it is a growth market. For as long as this policy remains in effect, our net income, assets, and liabilities in overseas markets will continue to fluctuate in accordance with exchange rate fluctuations. We historically have not entered into any derivative arrangements to hedge foreign currency risks and have no firmly committed future sales exposures.

Item 8. Financial Statements and Supplementary Data

See “Index to Consolidated Financial Statements” at page F-1.

Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None

Item 9A. Controls and Procedures

Evaluation of Disclosure Controls and Procedures

An evaluation was performed under the supervision and with the participation of our management, including our chief executive officer and chief financial officer, of the effectiveness of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15 d 0 15(e) under the Securities Exchange Act of 1934) as of the end of the period covered by this report. Based on the evaluation and communication from Hein & Associates LLP to our Audit Committee in April, 2006 that identified a material weakness, our chief executive officer and chief financial officer concluded that our disclosure controls and procedures are not effective.

The material weakness identified was that our accounting resources are not adequate to allow sufficient time for the accounting department to (i) perform a review of the consolidation and supporting financial statement disclosure schedules independent of the preparer (ii) adequately prepare for our quarterly reviews and annual audit and (iii) research all applicable accounting pronouncements as they relate to our financial statements and underlying disclosures. Inadequate levels of accounting personnel have also caused us difficulty in filing our 10-Q’s and 10-K within the required time frame.

Due to this material weakness, in preparing our financial statements for the year ended December 31, 2005, we performed additional analysis and other post close procedures to ensure that such financial statements were stated fairly in all material respects in accordance with U.S. generally accepted accounting principles.

Changes in Internal Control over Financial Reporting

There were no changes in our internal control over financial reporting identified in connection with the evaluation of internal control that occurred during our last fiscal quarter that have materially affected, or are reasonably likely to materially affect our internal control over financial reporting.

Given the identification of the above material weakness, we have decided on a course of action that we anticipate will remediate this material weakness. This includes plans to hire additional experienced accounting staff to provide sufficient time and resources to review the consolidation and supporting financial statement disclosure schedules independent of the preparer and research all applicable accounting pronouncements as they relate to our financial statements and underlying disclosures.

Item 9B. Other Information

N/A

ACT Teleconferencing

Item 15A. ACT Teleconferencing, Inc. Index to Consolidated Financial Statements

ACT Teleconferencing, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

ACT Teleconferencing, Inc.

Golden, Colorado

We have audited the accompanying consolidated balance sheets of ACT Teleconferencing, Inc. and Subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, changes in shareholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of ACT Teleconferencing, Inc. and Subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with the U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations, its total liabilities exceed its total assets, and the Company is not in compliance with debt covenants on its senior line of credit. This raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our audits were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The schedules listed in the index of consolidated financial statements are presented for purposes of complying with the Securities and Exchange Commission’s rules and are not part of the basic consolidated financial statements. These schedules have been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements and, in our opinion, fairly state in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.

HEIN & ASSOCIATES LLP

Denver, Colorado

March 31, 2006

ACT Teleconferencing, Inc.

Consolidated Balance Sheets

December 31, 2005 and 2004

(In thousands, except shares)	2005	2004
Assets
Current assets:
Cash and cash equivalents	$1,653	$2,740
Accounts receivable (net of allowance for doubtful accounts of $435 and $413)	8,931	8,394
Prepaid expenses and other current assets	822	1,271

Total current assets	11,406	12,405
Equipment:
Telecommunications equipment	20,574	22,348
Software	7,329	7,335
Office equipment	10,550	12,030
Less: accumulated depreciation and impairment	(29,515)	(25,310)

Total equipment—net	8,938	16,403
Other assets:
Goodwill	1,045	8,428
Other intangible assets (net of accumulated amortization of $1,729 and $1,548)	103	521
Investments	100	100
Other long term assets	220	661

Total assets	$21,812	$38,518

Liabilities and shareholders’ equity (deficit)
Current liabilities:
Accounts payable	$3,712	$3,869
Accrued liabilities	5,394	4,858
Deferred revenue	—	84
Current portion of debt	3,245	11,478
Current portion of debt to related party	7,000	4,098
Capital lease obligations due in one year	140	450
Income tax liability—current and deferred	57	414

Total current liabilities	19,548	25,251
Long-term debt	470	71
Capital lease obligations due after one year	—	130
Deferred income taxes	321	249

Commitments and contingencies—Notes 1, 4 and 13

Convertible redeemable preferred stock and accrued preferred dividends; each share convertible into 100 shares of common stock; 169,000 shares authorized; 80,400 shares issued and outstanding in 2005	7,824	—
Shareholders’ equity (deficit):
Common stock, no par value; 50,000,000 shares authorized, 16,878,548 and 16,743,362 shares issued and 16,796,648 and 16,661,462 outstanding in 2005 and 2004, respectively	51,566	51,049
Treasury stock, at cost (81,900 shares)	(241)	(241)
Accumulated deficit	(62,141)	(42,836)
Accumulated other comprehensive income	4,465	4,845

Total shareholders’ equity (deficit)	(6,351)	12,817

Total liabilities and shareholder’s equity (deficit)	$21,812	$38,518

See accompanying notes to consolidated financial statements.

ACT Teleconferencing, Inc.

Consolidated Statements of Operations

For the years ended December 31, 2005, 2004, and 2003

(In thousands, except shares and per share data.)	2005	2004	2003
Net revenues	$50,964	$53,540	$55,751
Cost of service	32,103	33,313	35,962

Gross profit	18,861	20,227	19,789
Selling, general and administration expense	20,498	22,219	24,367
Impairment of goodwill	7,091	13,600	—
Restructuring Costs	2,210	1,761	—
Impairment of long-lived tangible assets	4,542	1,081	—
Provision for loss on related party receivable	467	—	—

Operating loss	(15,947)	(18,434)	(4,578)
Interest expense, net	(2,929)	(2,733)	(3,113)
Foreign currency gain (loss)	28	(170)	(460)
Gain on extinguishment of note payable	943	261	—

Loss before income taxes	(17,905)	(21,076)	(8,151)
Provision for income taxes	(248)	(88)	(342)

Net loss	(18,153)	(21,164)	(8,493)
Preferred stock dividends:
Preferred dividend	(1,152)	—	(726)
Accretion to preferred shares	(100)	—	—

Net loss available to common shareholders	$(19,405)	$(21,164)	$(9,219)

Weighted average number of shares outstanding—basic and diluted	16,768,127	15,052,180	10,216,279

Net loss per share
Basic and Diluted	$(1.16)	$(1.41)	$(0.90)

See accompanying notes to consolidated financial statements.

ACT Teleconferencing, Inc.

Consolidated Statements of Shareholders’ Equity (Deficit)

For the years ended December 31, 2005, 2004, and 2003

	Common Stock		Treasury Stock	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Comprehensive Income (Loss)	Total
($ in thousands)	Shares	Amount
Balance at January 1, 2003	8,972,623	$38,370	$(236)	$(12,453)	$(841)		$24,840
Issuance of warrants in association with debt		2,098					2,098
Exercise of options	31,649	36					36
Value of stock issued to employees & consultants	479,407	659					659
Shares and warrants issued in legal settlement	150,000	430					430
Purchase of treasury stock	(5,500)		(5)				(5)
Preferred stock dividend and accretion to redemption value of convertible preferred stock				(726)			(726)
Redemption of preferred stock through issuance of common stock	1,393,864	1,717					1,717
Comprehensive loss
Net loss				(8,493)		(8,493)	(8,493)
Other comprehensive income, net of tax. Foreign currency translation					1,553	1,553	1,553

Comprehensive loss						(6,940)

Balance at December 31, 2003	11,022,043	43,310	(241)	(21,672)	712		22,109

Shares issued in private placement	5,280,900	6,887					6,887
Issuance of warrants in association with debt		137					137
Exercise of options	61,516	80					80
Value of stock issued to employees & consultants	297,103	635					635
Comprehensive loss
Net loss				(21,164)		(21,164)	(21,164)
Other comprehensive income, net of tax. Foreign currency translation					4,133	4,133	4,133

Comprehensive loss						(17,031)

Balance at December 31, 2004	16,661,562	51,049	(241)	(42,836)	4,845		12,817

Reserve against receivable from related party for capital stock purchases		467					467
Value of stock and warrants issued to employees, directors and consultants	135,086	150					150
Preferred stock dividend and accretion to redemption value of convertible preferred stock		(100)		(1,152)			(1,252)
Comprehensive loss
Net loss				(18,153)		(18,153)	(18,153)
Other comprehensive loss, net of tax. Foreign currency translation					(380)	(380)	(380)

Comprehensive loss						$(18,533)

Balance at December 31, 2005	16,796,648	$51,566	$(241)	$(62,141)	$4,465		($6,351)

See accompanying notes to consolidated financial statements.

ACT Teleconferencing, Inc.

Consolidated Statements of Cash Flows

For the years ended December 31, 2005, 2004, and 2003

($ in thousands)	2005	2004	2003
Operating activities
Net loss	$(18,153)	$(21,164)	$(8,493)
Adjustments to reconcile net loss to net cash provided by (used for) operating activities:
Depreciation	4,184	5,152	5,058
Impairment and loss on disposal of assets	4,660	2,053	—
Impairment of goodwill	7,091	13,600	—
Reserve for possible loss on related party note receivable	467	—	—
Bad debt expense	224	21	368
Foreign currency transaction (gain) loss	(28)	170	460
Amortization of intangibles	383	397	363
Amortization of debt costs	720	1,047	447
Deferred income taxes	78	(305)	100
Shares and options issued for consulting fees and employee service	150	560	659

Cash flow before changes in operating assets and liabilities	(224)	1,531	(1,038)
Changes in operating assets and liabilities:
Accounts receivable	(1,142)	2,204	1,668
Prepaid expenses and other assets	623	52	(331)
Accounts payable	44	(2,464)	(1,657)
Deferred income	(80)	(1,567)	(1,722)
Accrued liabilities	756	(51)	1,510
Income taxes payable	(330)	341	(527)

Net cash (used for) provided by operating activities	(353)	46	(2,097)
Investing activities
Equipment purchases	(908)	(1,935)	(1,619)

Net cash used for investing activities	(908)	(1,935)	(1,619)
Financing activities
Net proceeds from the issuance of debt and warrants in association with debt	28,302	3,475	9,740
Repayments of debt and capital leases	(34,645)	(7,547)	(5,792)
Exercise of options	—	250	36
Net proceeds from the issuance of common stock	—	6,792	430
Net proceeds from issuance of preferred stock	6,572	—	—
Purchase of treasury stock	—	—	(5)
Payments of preferred stock dividends and redemption of preferred stock	—	—	(1,708)

Net cash provided by financing activities	229	2,970	2,101
Effect of exchange rate changes on cash	(55)	(67)	165

Net (decrease) increase in cash and cash equivalents	(1,087)	1,014	(1,450)
Cash and cash equivalents beginning of year	2,740	1,726	3,176

Cash and cash equivalents end of year	$1,653	$2,740	$1,726

Supplemental information
Cash paid for
Interest	$1,325	$1,458	$1,437
Income taxes	$505	$289	$800
Preferred stock dividend	$1,152	$—	$—
Accretion of preferred shares	$100	$—	$—

See accompanying notes to consolidated financial statements.

ACT Teleconferencing, Inc.

Notes to Consolidated Financial Statements

December 31, 2005 and 2004

1. Organization and Significant Accounting Policies

Business

ACT Teleconferencing, Inc. (“the Company”) is engaged in the business of providing high quality audio, video, data and web based conferencing products and services to business clients worldwide. The Company operates principally in the United States, Canada, the United Kingdom, the Netherlands, Germany, France, Australia, Hong Kong and Singapore.

Basis of Presentation, Liquidity and Continuing Operations

The consolidated financial statements include the accounts of ACT Teleconferencing, Inc, and its wholly-owned domestic and worldwide subsidiaries. Significant intercompany accounts and transactions have been eliminated.

We have incurred recurring losses over the past several years, and we have a working capital deficit and a stockholders’ deficit. Our financial statements do not include any adjustments that could be required if the Company were unable to continue as a going concern.

At year-end, we were in default for failure to comply with covenants in the credit agreement for the outstanding balance of our $3.5 million line of credit in the U.S. We received a forbearance and extension through June 12, 2006. On October 28, 2005, we satisfied the remaining amounts due under the subordinated debt agreements with funds received through a $7.0 million bridge loan from Dolphin. This loan was subsequently repaid in February 2006 as a result of the completion of the rights offering and the second closing on the financing transaction with Dolphin.

Management is taking the following actions to improve the Company’s financial performance:

•	A major restructuring effort began in late 2004 to move from a geographic to a functional management structure in order to drive revenue growth, obtain operating efficiencies and achieve cost reductions. This restructuring targets underperforming business units and includes the consolidation of operating centers in both Europe and North America.

•	Growth is expected in the audio segment of the business. Our volume of minutes processed has been growing historically, and is expected to continue to grow.

•	Rapid growth under the AT&T audio outsourcing contract which runs through 2006 is expected to continue.

•	Additional resources have been devoted to expanding the Company’s sales effort. This increased sales focus and work force is expected to result in increased sales.

However, if substantial losses continue or if we are unable to raise sufficient additional capital through debt and equity offerings, liquidity problems will cause us to curtail operations, liquidate or sell assets or entities or pursue other actions that could adversely affect future operations. These factors raise substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments that could be required if we were unable to continue as a going concern.

Revenue Recognition

Revenue is recognized upon completion of conferencing services. We generally do not charge up-front fees and bill our customers based on usage. Revenue for video and other equipment sales is recognized upon delivery and installation.

In 2002, we received unused audio conference ports as compensation for audio conferencing services rendered and to be rendered under an existing contract. The fair market value of this equipment was recorded as deferred revenue and recognized over the remaining term of the supplier contract which ended December 31, 2004. $1.6 million of revenue related to this contract was recognized each in 2004 and 2003.

Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Estimates and assumptions are periodically reviewed and the effects of

ACT Teleconferencing, Inc.

Notes to Consolidated Financial Statements – (Continued)

1. Organization and Significant Accounting Policies (continued)

revisions are reflected in the consolidated financial statements in the period they are determined to be necessary. Significant estimates include the life and realization of our fixed assets and goodwill, the deferred tax valuation allowance, the allowance for doubtful accounts, and the fair value of stock options under SFAS 123. Due to our continued losses and restructuring efforts, it is reasonably possible in the near term that these estimates could materially change.

Advertising Costs

We expense all advertising costs as they are incurred. Advertising costs were approximately $96,000, $194,000, and $516,000 for 2005, 2004 and 2003, respectively.

Equipment and Depreciation

Equipment is stated at cost. Depreciation is calculated on a straight-line basis over the estimated useful lives of five years for software, and five to ten years for office furniture, video equipment and telecommunications equipment. Certain equipment obtained through capital lease obligations are amortized over the life of the related lease. Improvements to leased property are amortized over the lesser of the life of the lease or the life of the improvement. Depreciation expense includes capital lease amortization charges. Depreciation expense was approximately $4.2 million, $5.5 million, and $5.4 million for 2005, 2004, and 2003, respectively.

Internal Use Software

We capitalize costs of materials, consultants, and payroll and payroll-related costs which are incurred in developing internal-use computer software, beginning once the application development stage is attained and continuing until the post-implementation/operation stage is achieved. Costs incurred prior and subsequent to the application development stage are charged to general and administrative expenses. We capitalized internal use software development costs of approximately $459,000, $700,000, and $1.1 million for the years ended December 31, 2005, 2004, and 2003, respectively.

Goodwill

Goodwill represents the excess of purchase price over tangible and other intangible assets acquired less liabilities assumed arising from business combinations. SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), issued in June 2001, requires that goodwill acquired in business combination after June 30, 2001 not be amortized but instead be periodically tested for impairment.

As required by SFAS 142, we have ceased amortizing all goodwill. We test for impairment on an annual basis by comparing the estimated fair value of the operations to its carrying value. The fair value is derived using a discounted cash flow analysis with estimates for projected growth and gross margins.

No impairments were identified in the 2003 impairment test assessment.

Our testing for 2004 indicated impairments in the values of our video and United Kingdom teleconferencing reporting units. The impairment in the video unit was the result of a drop in the unit’s revenue and profit, which mirrored industry performance. A resulting non-cash goodwill impairment charge of $9.9 million was made to operations for the video segment of our business. A $3.7 impairment charge was made to our United Kingdom teleconferencing unit. The impairment in the teleconferencing unit was due to a drop in revenue due primarily to price erosion. The value of the reporting units was based on the income approach. The assumptions used in the related cash flow analysis used discounted cash flow rates of 26% for the video unit and 21% for the audio unit and included estimates of future growth, gross margins, terminal value, and effective tax rates.

Our testing in 2005 indicated impairments in the values of our video unit, and United Kingdom, Australia, and Hong Kong audio units. The impairment in the video unit was the result of a drop in the unit’s revenue and profit, which mirrored industry performance. A resulting non-cash goodwill impairment charge of $3.0 million was made to operations for the video segment of our business. A $4.1 million impairment charge was made to our United Kingdom, Australia, and Hong Kong audioconferencing units. The impairments in the audioconferencing units were due to a drop in revenue due primarily to price erosion. The value of the reporting units was based on the income approach. The assumptions used in the related cash flow analysis used discounted cash flow rates of 25% to 30% and included estimates of future growth, gross margins, terminal value, and effective tax rates.

ACT Teleconferencing, Inc.

Notes to Consolidated Financial Statements – (Continued)

1. Organization and Significant Accounting Policies (continued)

As of December 31, 2005, we had a total of $1.0 million in net goodwill in the U.S.

Other Intangible Assets

Other long term assets includes a 2001 non-compete agreement valued at $2.0 million that is being amortized over five years. For the years ended 2005, 2004, and 2003, we amortized approximately $400,000, $400,000, and $300,000, respectively, related to intangible assets. The remaining balance of $101,000 at December 31, 2005 will be amortized in 2006.

Foreign Currency Conversion and Translation

ACT Teleconferencing Inc. and its US subsidiaries (“ACT”) use the U.S. dollar as its functional currency and its international subsidiaries use their local currencies as their respective functional currencies. Financial statements of foreign subsidiaries are translated into U.S. dollars at current rates, except that revenues, costs and expenses are translated at average exchange rates effective during the year.

Intercompany transactions between ACT and its affiliates are billed at current monthly rates. Payments on intercompany accounts are settled using spot rates in effect at the date of settlement. Gains and losses resulting from these foreign currency transactions are included in the consolidated statement of operations. The foreign exchange gains (losses) arising from such transactions were approximately $28,000, ($170,000) and ($460,000) for the years ended 2005, 2004 and 2003 respectively.

The effect of translating all other accounts of ACT’s foreign subsidiaries into U.S. dollars has been included in stockholders’ equity as a cumulative foreign currency translation adjustment. Gains and losses due to foreign currency translation adjustments for the years ended December 31, 2005, 2004 and 2003 were ($380,000), $4.1 million and $1.6 million, respectively.

Cash and Cash Equivalents

We consider all liquid investments not supporting letters of credit and with original maturities of 90 days or less when purchased to be cash equivalents.

Treasury Stock

We record treasury stock purchases under the cost method whereby the entire cost of the acquired stock is recorded as treasury stock.

Accounts Receivable

Trade receivables consist of uncollateralized customer obligations due under normal trade terms, generally requiring payment within 30 days of the invoice date. Periodically, management reviews the estimated recoverability of trade receivables and reduces their carrying amount by utilizing a valuation allowance that reflects management’s best estimate of the amount that may not be collectible.

Concentration of Credit Risk

We maintain cash, cash equivalents, and certificates of deposit, with various financial institutions. We limit our concentration of these financial instruments with each institution, and periodically review the credit standings of these institutions. Although AT&T accounted for 19% of our 2005 revenues, we generally have a large diverse customer base across various industries, thereby minimizing the credit risk of any one customer.

Earnings Per Share

Basic earnings per share is based on the weighted average number of common shares outstanding. Diluted earnings per share is based on the weighted average number of common shares outstanding and all dilutive potential common shares

ACT Teleconferencing, Inc.

Notes to Consolidated Financial Statements – (Continued)

1. Organization and Significant Accounting Policies (continued)

outstanding. Because we have net losses for the periods presented, there is no dilutive effect and the basic and diluted loss per share are the same for all years presented. On December 31, 2005 there were 4,281,823 common stock warrants and

2,011,583 options outstanding. There were also 9,000 Series AA preferred stock warrants outstanding. (See notes 5 and 6 to the consolidated financial statements.)

Long-Lived Tangible Assets

We periodically evaluate the carrying amount of long-lived assets based on future estimated cash flows for each reporting unit. An impairment is recognized when the undiscounted expected future cash flows derived from an asset are less than its carrying amount. Impairment losses are measured as the amount by which the carrying value of an asset exceeds its fair market value and are recognized in earnings. We also continually evaluate the estimated useful lives of our long-lived assets and periodically revise such estimates based on current events. In the third quarter of 2005, $1.3 million was charged to operations due to impairments of long-lived tangible assets. During the fourth quarter, we analyzed our fixed assets based on third party liquidation values. As a result of the fourth quarter analysis, we determined that an additional impairment charge of $3.2 million was required. For 2005 impairment charges overall, approximately $3.5 million was charged to the audio segment and $900,000 to the video segment.

Stock Based Compensation

We account for our fixed stock option plans under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB No. 25). Under APB No. 25, there is no compensation cost recognized for fixed stock option plans, because the options granted under these plans have an exercise price equal to the market value of the underlying stock at the grant date. Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (SFAS No. 123), as amended, allows, but does not require companies to record compensation cost for fixed stock option plans using a fair value based method. As permitted by SFAS 123, we elected to continue to account for compensation cost for our fixed stock option plans using the intrinsic value based method under APB 25. See Recent Accounting Pronouncements section of this Note for discussion of recently issued rules (SFAS 123R) regarding accounting for share-based payments.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period.

Our pro forma information is as follows:

The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model. The following are weighted-average assumptions for 2005, 2004 and 2003: risk-free interest rate of 3.0% in 2005, and 2.5% in 2004 and 2003; a dividend yield of 0%; volatility factors of the expected market price of the Company’s common stock of 0.97; and a weighted-average expected life of the option of 5.0 years. The value of options was also adjusted by 37% for long term to expiration and marketability factors based on an independent evaluation of the value of our options.

(Amounts in $000s except per share amounts)	2005	2004	2003
Net loss available to common shareholders	$(19,405)	$(21,164)	$(9,219)
Net loss per share available to common shareholders	$(1.16)	$(1.41)	$(0.90)
Amortization of estimated fair value of employee stock options under SFAS 123	$(488)	$(836)	$(681)
Estimated fair value of employee stock options under APB 25	$—	$—	$—
Adjusted net (loss) available to common shareholders	$(19,893)	$(22,000)	$(9,900)
Adjusted net (loss) per share available to common shareholders	$(1.19)	$(1.46)	$(.97)

ACT Teleconferencing, Inc.

Notes to Consolidated Financial Statements – (Continued)

1. Organization and Significant Accounting Policies (continued)

Income Taxes

Deferred tax liabilities or assets reflect temporary differences between amounts of assets and liabilities for financial and tax reporting. Such amounts are adjusted, as appropriate, to reflect changes in tax rates expected to be in effect when temporary differences reverse. A valuation allowance has been established to offset any deferred tax assets since it is likely that some or all of the deferred tax assets will not be realized

Certain Risks and Concentrations

A significant customer concentration is represented by sales or accounts receivable equal to or greater than 10% of our sales or accounts receivable for the year. AT&T, our largest customer accounted for 19%, 16%, and 7%, of consolidated revenues and our second largest customer accounted for 6%, 5%, and 6% of consolidated revenues for the years ended December 31, 2005, 2004, and 2003, respectively.

We purchase network services from a number of suppliers worldwide. Our major provider, AT&T Corporation, supplied services valued at $5.1 million, $6.9 million, and $9.7 million in 2005, 2004 and 2003 respectively.

Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Shared-Based Payment” (“SFAS 123R), which replaces SFAS No. 123, “Accounting for Stock-Based Compensation,” (SFAS 123”) and supersedes APB Opinion N0. 25, “Accounting for Stock Issued to Employees.” SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values beginning with the first annual period after June 15, 2005, with early adoption encouraged. The pro forma disclosures previously permitted under SFAS 123 will no longer be an alternative to financial statement recognition. The Company is required to adopt SFAS 123R in 2006. Under SFAS 123R, the Company must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at the date of adoption. The transition methods include prospective and retroactive adoption options. Under the retroactive option, prior periods may be restated either as of the beginning of the year of adoption or for all periods presented. The prospective method requires that compensation expense be recorded for all unvested stock options at the beginning of the first quarter of adoption of SFAS 123R, while the retroactive method would record compensation expense for all unvested stock options beginning with the first period restated. The Company is evaluating the requirements of SFAS 123R, has not yet determined the method of adoption, and has not determined what impact the adoption of SFAS 123R will have on its consolidated results of operations and earnings per share. It has not determined whether adoption will result in amounts that are similar to the current pro forma disclosures under SFAS 123.

2. Restructuring and Other Charges

We began a major restructuring in late 2004 to obtain operating efficiencies and achieve cost reductions. It includes the consolidation of operating centers in both Europe and North America. During 2005, we recognized $2.2 million of operating costs related to restructuring. This consists of $1.4 million for lease abandonment costs, $634,000 for severance and other labor related costs, and $190,000 for other costs.

During 2005, we also recorded a $467,000 provision for a possible loss on a note receivable from a related party for a capital stock purchase (see “Note 8. Related Party Transactions”).

ACT Teleconferencing, Inc.

Notes to Consolidated Financial Statements – (Continued)

3. Long and Short Term Debt

The following debt instruments are owed by ACT Teleconferencing, Inc., unless otherwise noted.

	December 31,
	2005	2004
	($ in thousands)
Senior Debt:
ACT Teleconferencing Services, Inc., a U.S. company, has a bank line of credit collateralized by its tangible and intangible assets. The line of credit carries an annual interest rate of prime plus 2.5% (9.75% at December 31, 2005) with a borrowing base restricted to qualified accounts receivable up to $3.5 million. We are currently in default on the minimum cash income covenant for the line of credit. A forbearance and extension has been received through June 12, 2006.	$1,356	$2,994
Note payable to an equipment vendor bearing interest at 7% annually. Term is 60 months with a maturity date of November 25, 2007. This note is collateralized by telecommunications equipment.	581	819
ACT Teleconferencing Limited., a UK subsidiary, has a revolving bank line of credit which carries an interest rate of prime plus 2%. It is collateralized by qualified accounts receivable and continues month-to-month until ended by either party.	608	384
Notes payable and revolving lines of credit, through vendors and various banks, collateralized by accounts receivable and equipment.	33	159
$1.8 million line of credit to equipment vendor bearing interest at 6% annually. Payments are due in monthly installments calculated on 8% of the principal balance plus interest. This note is collateralized by telecommunications equipment.	667	168

Subordinated Debt:
Note payable to Dolphin for a bridge loan extended to us in October 2005 in order to satisfy the remaining amounts due under the subordinated debt, to pay certain transaction-related fees, and to provide working capital. The note carried an annual interest rate of 12% and was satisfied with proceeds from the second closing on the Dolphin transaction in February 2006.	7,000	—
Subordinated note payable for $7.3 million bearing interest at 12% and recorded net of $847,000 of the unaccreted warrant value of 2.3 million warrants issued in conjunction therewith and secured by a second lien on our US tangible and intangible assets and is subordinated to the bank. Also included in the 2004 balance is a noninterest bearing royalty payment of $958,000. We satisfied this debt in October 2005, and negotiated a reduced royalty amount of $470,000, which is due on December 31, 2006.	470	7,419
Notes payable to a related party for the acquisition of the 40% interest in ACT Teleconferencing Limited that was purchased during 2001. This was satisfied in October 2005.	—	3,038
Subordinated promissory note payable due to the sellers of Proximity, Inc, which was satisfied in October 2005.	—	500
Subordinated promissory note payable which was satisfied in October 2005.	—	166

Subtotal	10,715	15,647
Less, current portion of debt	(10,245)	(15,576)

Long term debt	$470	$71

ACT Teleconferencing, Inc.

Notes to Consolidated Financial Statements – (Continued)

3. Long and Short Term Debt (Continued)

The aggregate minimum annual debt payments as of December 31, 2005 are as follows:

($ in Thousands)
2006	$10,245
2007	470
2008	—

$10,715

In October 2005, Dolphin extended to us a $7.0 million bridge loan so that we may satisfy all of our subordinated debt. As a result, all of the subordinated debt was satisfied in October 2005. Our senior line of credit lender has provided a forbearance and extension through June 12, 2006 on the outstanding balance of the $3.5 million line.

In 2003, a personal trust controlled by James F. Seifert, one of our directors, contributed $1.0 million to the senior subordinated debt financing. The trust purchased $1.0 million principal amount of the notes and 333,333 warrants. The note was paid in October 2005.

4. Commitments—Operating and Capitalized Leases

Operating Leases

We lease office space and equipment under operating leases that expire at various dates through October 2010. Total rent expense charged to operations was $4.5 million, $3.8 million and $3.3 million for the years ended December 31, 2005, 2004 and 2003, respectively.

Capitalized Leases

We lease telecommunication equipment and office equipment, including computers and furniture, under long-term leases classified as capital leases. For several of these leases, we have the option to purchase the equipment for a nominal cost at the termination of the lease.

The following property is pledged as collateral under capital leases ($ in Thousands):

	December 31,
	2005	2004
Telecommunications and office equipment, computers and furniture	$2,590	$2,282
Less accumulated depreciation	(603)	(1,325)

Net carrying value of equipment pledged	$1,987	$957

We incurred no capital lease obligations in 2004 or 2005. In 2003, we incurred approximately $300,000 in connection with capital lease agreements to acquire equipment. The terms of the capital leases range from three to five years. At December 31, 2005, $140,000 of this balance was outstanding, which was all classified as a current liability.

ACT Teleconferencing, Inc.

Notes to Consolidated Financial Statements – (Continued)

4. Commitments—Operating and Capitalized Leases (Continued)

The aggregate minimum annual commitments for operating and capital leases as of December 31, 2005 are as follows:

($ in thousands)	Operating Leases	Capital Leases
2006	$2,584	$145
2007	1,736	—
2008	537	—
2009	182	—
2010 and thereafter	140	—

Total minimum lease payments	$5,179	145

Less amounts representing interest		(5)

Present value of net minimum capital leases payments		140
Less capital lease obligations due within one year		(140)

Capital lease obligations due after one year		$—

5. Preferred Stock and Shareholders’ Equity

Our Articles of Incorporation, authorize the issuance of up to 1,797,500 shares of non-voting preferred stock, no par value, with rights, preferences, and privileges as determined by the Board of Directors. Although shareholder approval is not required in order for the Board to issue these undesignated shares of preferred stock, applicable stock exchange restrictions require shareholder approval in order for us to issue shares of preferred stock convertible into more than 20% of our outstanding common stock. In addition, the agreement with Dolphin requires that the holders of Series AA preferred shares approve future issuances of common and preferred shares.

In addition, we can issue of up to 2,000 shares of Series A preferred stock, up to 200,000 shares of Series B preferred stock, and up to 500 shares of Series C preferred stock. On October 19, 1999, we issued 2,000 shares of Series A preferred stock to one investor, which were liquidated on October 11, 2001. Series A stock has no par value, is non-voting, and is senior to Series B and C preferred stock.

On December 10, 1999, we created Series B Junior Participating Preferred Shares in connection with our shareholder rights plan, and increased the authorized number of Series B preferred shares to 200,000 on July 27, 2004. Each share of Series B preferred stock is entitled to receive a dividend when declared by the Board of Directors out of funds legally available, payable at the rate of $1.00 per share. Series B preferred stock has priority in payment of dividends and distributions on dissolution of the Company, which is senior to holders of common stock, but junior to creditors and to holders of Series A or Series AA preferred stock. No shares of Series B preferred stock have been issued.

On May 17, 2002, we issued 500 shares of 6.5% Series C Convertible Preferred Stock. Series C preferred stock was convertible into shares of our common stock at a fixed price of $5.00 per share, and was subject to 15 mandatory monthly redemptions of approximately $333,000 commencing on August 17, 2002. We were permitted to make redemption payments in cash or by delivering shares of our common stock based on a 10% discount to market price of the stock at the time of the redemption payment. No shares of Series C preferred stock remain outstanding.

On June 30, 2005, we entered into an agreement with Dolphin Direct Equity Partners, LP (“Dolphin”) to sell up to 160,000 shares of the Company’s newly-created Series AA convertible preferred stock for an aggregate purchase price of $16.0 million. Our shareholders approved the transaction at a special shareholders’ meeting on August 15, 2005. This resulted in an initial closing on August 19, 2005 at which we issued 80,400 shares of preferred stock for $8.0 million in proceeds. Existing holders of the Company’s common shares were allowed to participate in a registered rights offering for the remaining 79,600 shares of preferred stock, which was completed in February 2006, at which point there was a second closing on the remainder of the $16.0 million Dolphin transaction. As a result of certain common shareholders participating in the rights offering, the second closing and increases in the stated value of the Series AA convertible preferred shares, Dolphin currently owns 48.2% of the voting rights of the Company.

Each share of preferred stock is convertible at the election of the holder into shares of our common stock by dividing the stated value of the preferred stock then outstanding by a conversion price. The initial stated value of each preferred share is

ACT Teleconferencing, Inc.

Notes to Consolidated Financial Statements – (Continued)

$100 and the initial conversion price is $1.00. The conversion price will be adjusted to reflect subdivisions or combinations of the Company’s common stock such as stock splits, stock dividends, recapitalizations or reverse splits. The conversion price will also be adjusted in the event we issue shares of common stock or common stock equivalents for per-share consideration less than the conversion price then in effect, subject to certain exceptions. We have considered the FASB issued SFAS 133, Accounting for Derivative Instruments and Hedging Activities and EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in a Company’s own stock, EITF 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Features, and 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments, in accounting for the conversion feature embedded within the preferred stock. Based on an analysis of this accounting literature, the Company does not believe that the embedded conversion option would be a separately accounted for derivative liability from the preferred stock. Additionally, the Company has determined that there is no intrinsic value associated with the conversion option.

The stated value of each share of preferred stock will, on a quarterly basis, increase at the rate of 9.55% over the stated value then in effect, based on (i) a one-time adjustment based on a function of diminished net asset value, determined based on a variety of components, as of the initial closing date, and (ii) a 50 basis point increase in the event our common stock ceases to be listed on the Nasdaq National Market, provided that the increase will only be 25 basis points if our common stock is listed on the Nasdaq Capital Market or the American Stock Exchange. On November 15, 2005, we received the decision of a Nasdaq Hearings Panel to delist our common stock effective November 17, 2005. As a result of the diminished net asset value at the initial closing and the delisting of our common stock, the stated value increase rate for the preferred stock will be 9.55% quarterly, with the possibility of decreasing by 50 basis points if the Company becomes relisted on the Nasdaq National Market, or by 25 basis points if the Company becomes relisted on the Nasdaq Capital Market or American Stock Exchange.

In the event of a liquidation event, each preferred shareholder is entitled to receive cash in the amount of the stated value then in effect. A liquidation event is defined as the voluntary or involuntary liquidation, dissolution or winding up of the Company or a Change of Control. The liquidation value of the preferred shares as of December 31, 2005 was $9.2 million.

Either the Company or Series AA shareholders may redeem 100%, but not less than 100%, of the outstanding preferred stock at any time after August 19, 2010 at a price equal to the stated value. As a result of the Series AA shareholders’ future right of redemption, the preferred stock has not been included in the shareholders’ equity (deficit) section of the balance sheet.

The terms of our purchase agreement with Dolphin require that we maintain authorized but unissued common stock of at least 130% of the total common shares into which the preferred stock can convert, prohibit us from issuing any further Series AA preferred stock or any other class of preferred stock, and any warrants, rights or options at an exercise price that is less than the conversion price of the preferred stock.

Approval by a majority of the preferred stockholders must first be obtained before we are allowed to execute any of the following transactions: increase or decrease the number of authorized preferred shares, create any new class of equity shares with rights, preferences or privileges at or above the Series AA Preferred stock, repurchase any common stock, enter into any agreement allowing a person or entity to acquire 50% or more of the Company’s voting power, pay dividends, obtain new debt financing in the aggregate by more than $100,000, or change the permitted number of directors allowed on the Board.

In connection with the initial closing, we also issued warrants to purchase up to 9,000 additional shares of preferred stock to Belle Haven Investments, LP, one of the placement agents for the transactions. The warrants issued to Belle Haven are exercisable for up to 9,000 shares of preferred stock, at an exercise price of $100 per share of preferred stock. The warrants expire on August 18, 2010.

Common Stock

In January, 2004, we issued 250,000 ten year warrants with an exercise price of $1.10 in conjunction with a debt restructuring.

During January, 2004, we also issued 2.1 million shares of common stock at $1.05 per share in a private placement financing. This issuance triggered an antidilution clause related to warrants granted in connection with the 2002 preferred stock issuance. The exercise price was decreased from $2.50 to $1.05 per share. All previous warrants were cancelled and 435,009 of new warrants exerciseable at $1.05 were issued. An additional 659, 681 warrants with an exercise price of $4.01 per share were also issued under the terms of this warrant agreement.

ACT Teleconferencing, Inc.

Notes to Consolidated Financial Statements – (Continued)

In February, 2004, we sold 1.5 million shares at a purchase price of $2.20 per share in a private placement with an institutional investor. The transaction also included the issuance of 340,000 three-year warrants at an exercise price of $2.20 per share. Antidilution provisions in these warrants later resulted in an increase to 389,583 warrants with a reduced exercise price of $1.92 per share. 210,000 5 year warrants with an exercise price of $1.05 per share were issued to an agent for this placement.

In September, 2004, we sold 1.7 million shares at a purchase price of $1.10 per share in a private placement. The transaction included the issuance of 336,178 warrants with an exercise price of $1.50 per share and 161,366 warrants with an exercise price of $1.10 per share.

The above 2004 stock issuances triggered an antidilution clause related to warrants granted in 1999. The exercise price of these warrants decreased from $4.88 to $3.78 and the number of related warrants increased by 153,851.

Warrants

The following table summarizes the various common stock warrants outstanding on December 31, 2005.

Purpose	Number Outstanding	Issue Date	Expiration Date	Exercise Price
Subordinated debt financing	200,825	March 1998	April 2007	1.78
Subordinated debt financing	27,585	April 2002	April 2007	1.78
Equity placement	37,956	February 1999	February 2006	3.50
Preferred stock issuance	942,414	October 1999	October 2006	1.00
Agent fees for preferred stock	50,000	May 2002	May 2007	5.00
Preferred stock issuance	435,009	May 2002	May 2007	1.05
Preferred stock issuance	659,681	May 2004	November 2009	4.01
Legal settlement	300,000	September 2003	September 2008	2.50
Subordinate debt refinancing	275,000	January 2004	January 2014	1.00
Institutional private placement	389,583	February 2004	February 2007	1.92
Agent fees	210,000	March 2004	March 2009	1.05
Institutional private placement	504,267	September 2004	September 2009	1.00
Agent fees	177,503	September 2004	September 2009	1.00
Consulting fees	72,000	Jan - Dec 2005	January 2008	1.50
	4,281,823		Weighted Average Exercise Price:	$1.78

All warrants are also subject to customary anti-dilution provisions and to adjustment in the event of stock splits, stock dividends, consolidations, and the like. Holders of shares issued upon the exercise of these warrants have piggy-back rights to registration and certain investors have demand registration rights.

In addition to the above common stock warrants, we issued 9,000 Series AA preferred stock warrants as agent fees in connection with the Dolphin transaction.

We account for warrants issued for consulting services and in conjunction with debt instruments by determining the fair value of the warrant and amortizing the expense over the consulting period or the maturity term of the debt. Warrants issued in association with equity instruments are not valued as the valuation would have no effect on the Company’s financial statements. In certain instances involving significant issuances, we have determined valuations of the fair value of warrants using accredited valuation specialists.

6. Stock Option Plan

Our various Stock Option Plans, as approved and amended by our shareholders, authorize the grant of options to officers, key employees, and consultants for up to 3,100,000 shares of our common stock. This number includes 1,500,000 shares under the 2004 equity incentive plan approved by shareholders on May 20, 2004. Prior year options granted under all plans generally have 10-year terms and vest 25% each year following the date of grant. All of the 120,000 options that were granted in 2005 had one-year terms and vested in January 2006.

ACT Teleconferencing, Inc.

Notes to Consolidated Financial Statements – (Continued)

We have elected to follow Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25) and related interpretations in accounting for our employee stock options. Under APB 25, because the exercise price of our employee stock options is generally equal to the market price of the underlying stock on the date of grant, no compensation expense is recognized. FASB Statement No. 123, “Accounting for Stock-Based Compensation” establishes an alternative method of expense recognition for stock-based compensation awards to employees based on fair values. We elected not to adopt FASB Statement No. 123 for expense recognition purposes.

A summary of our stock option activity, and related information for the years ended December 31 follows:

	2005		2004		2003
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
Outstanding-beginning of year	2,355,568	$2.90	1,445,161	$3.44	1,349,807	$4.39
Granted	120,000	1.32	1,035,884	2.02	355,000	1.04
Exercised	—	—	(61,516)	1.27	(31,649)	1.49
Forfeited	(463,985)	3.77	(63,961)	3.40	(227,997)	4.76

Outstanding-end of year	2,011,583	$2.65	2,355,568	$2.90	1,445,161	$3.44

Exercisable at end of year	1,277,126	$3.00	1,271,872	$3.52	841,836	$4.31

Weighted average fair value of options at date of grant	$0.52		$1.72		$1.04

The following table summarizes our stock options outstanding at December 31, 2005:

Exercise Price Range	Shares	Weighted-Average remaining contractual life	Weighted- Average exercise price
$1.00-$1.50	839,117	7.76 years	$1.26
$1.60-$2.50	540,500	8.47 years	$2.40
$2.75-$3.03	221,900	4.87 years	$2.90
$4.00-$5.00	205,595	4.26 years	$4.75
$5.25-$6.50	123,625	2.71 years	$5.71
$7.00-$9.00	80,846	3.20 years	$8.19

Total	2,011,583

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of subjective assumptions including the expected stock price volatility and appropriate adjustments for restrictions on exercising the options. Because our employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, this model does not necessarily provide a reliable single measure of the fair value of its employee stock options.

ACT Teleconferencing, Inc.

Notes to Consolidated Financial Statements – (Continued)

7. Income Taxes

Income tax expense and the related current and deferred tax liabilities for all periods presented relate primarily to the Company’s U.K. and Canadian operations.

For financial reporting purposes, loss before income taxes includes the following components ($ in 000’s):

	2005	2004	2003
Pretax loss:
United States	$(10,185)	$(7,406)	$(7,679)
Foreign	(7,720)	(13,670)	(472)

	$(17,905)	$(21,076)	$(8,151)

The provision for income taxes for the years ended December 31, is comprised of the following ($ in 000’s):

	2005	2004	2003
Current	$101	$351	$193
Deferred	147	(263)	149

	$248	$88	$342

The reconciliation of income tax attributable to continuing operations computed at the U.S. federal statutory tax rates to actual income tax expense is ($ in 000’s):

	2005	2004	2003
Expected rate at 35%	$(6,267)	$(7,379)	$(2,806)
State Taxes	(306)	(150)	—
Effect of permanent difference
Foreign dividends	—	384	—
Other	72	51	395
Utilization of net operating losses	—	—	(237)
Adjustment to carryforwards	424	—	—
Foreign Taxes	307	427	(206)
Valuation allowance	5,980	6,778	2,291
Other	38	(23)	905

	$248	$88	$342

ACT Teleconferencing, Inc.

Notes to Consolidated Financial Statements – (Continued)

7. Income Taxes (Continued)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of our deferred tax liabilities and assets as of December 31 are as follows ($ in 000’s):

	2005	2004	2003
Deferred Tax Liabilities-Domestic
Tax depreciation in excess of book depreciation	$1,267	$(2,263)	$(922)
Other	—	—	(965)

	1,267	(2,263)	(1,887)

Deferred Tax Assets-Domestic
Net operating loss carry-forward	9,007	7,746	5,988
Goodwill impairment	—	1,224	—
Deferred income	—	8	640
Foreign currency translation	197	374	18
Reserves for doubtful accounts	100	83	152
Other	248	41	—

	9,552	9,476	6,798
Valuation allowance for deferred tax assets	(10,819)	(7,213)	(4,911)

Net deferred tax-domestic	$—	$—	$—

Deferred Tax Liabilities-International
Tax depreciation in excess of book depreciation	$(395)	$(248)	$(511)
Deferred Tax Assets-International
Net operating loss carry-forward	4,039	3,349	1,901
Goodwill impairment	4,721	3,189	—
Valuation allowance for deferred tax assets	(8,760)	(6,538)	(1,901)

Net deferred tax liability-international	$(395)	$(248)	$(511)

Taxes of $505,000, $289,000 and $800,000 were paid during 2005, 2004, and 2003, respectively. The domestic and international net operating loss carry forwards of approximately $24.2 million and $12.7 million, respectively, will expire from the year 2010 through 2025. We have not provided for any taxes on undistributed foreign earnings as we intend to permanently reinvest these earnings in the future growth of the business and there are no unremitted, cumulative foreign earnings.

Under the Internal Revenue Code, the utilization of net operating losses are likely to be limited if there is a significant ownership change.

8. Related Party Transactions

On June 30, 2005, we entered into an agreement with Dolphin to sell up to 160,000 shares of the Company’s Series AA convertible preferred stock for an aggregate purchase price of $16.0 million. The initial closing took place on August 19, 2005. As part of the agreement, we paid Dolphin $320,000 in fees out of the proceeds of the initial closing, and entered into a Management Services Agreement whereby we will pay Dolphin $80,000 quarterly. In addition to the quarterly payment, we will pay Dolphin 1% of the aggregate consideration paid to or by us on refinancings, restructurings, equity or debt offerings, acquisitions, mergers, consolidations, business combinations, sales and divestitures, for which Dolphin performs consulting services. In October 2005, we entered into a $7.0 million bridge loan with Dolphin which was repaid in February 2006 from funds received from the second closing on the preferred stock transaction.

In July 2001 and subsequently in July 2002, the board of directors authorized a loan, with recourse, to one of its officers for a total amount of $467,000. The purpose of this loan was to assist the officer in exercising stock options. This loan is secured by a general pledge of personal assets of the officer, bears interest at 6%, and matures on November 1, 2006. The shares issued upon exercise of the stock options are recorded in shareholders’ equity but this transaction had no financial effect on shareholders’ equity as the loan is offset by the amounts recorded to common stock resulting from the exercise of the options. In 2005, it was determined that the principal collateral of common stock had a valuation significantly below the value of the receivable. Accordingly, a provision for the total amount of the loan was recorded for a possible loss on collection of the collateralized note receivable.

ACT Teleconferencing, Inc.

Notes to Consolidated Financial Statements – (Continued)

On January 6, 2003, we entered into a 120 day promissory note agreement for $500,000 at 12% with one of our directors. This note was repaid with the proceeds from a $7.3 million subordinated debt financing.

9. Business Segment Analysis

We offer a broad range of audio, video, and other teleconferencing services to corporate business clients and institutions, and these services are considered one line of business as they are integrated.

Our decisions on resource allocation and performance assessment are primarily based on the market potential of each regional operating location. Each of the locations offers the same products and services, has similar customers and equipment, and is managed directly by our executives, allowing all locations to be aggregated under the guidelines of FASB Statement No. 131 resulting in one reportable line of business to the extent that services are separately identifiable.

The following summary provides financial data for our operating segments:

	Audio	Video	Subtotal	Corporate	Total
	($ in thousands)
For the year ended December 31, 2005:
Net Revenues	$40,502	$10,462	$50,964	$—	$50,964
Loss before tax	(9,272)	(6,267)	(15,539)	(2,366)	(17,905)
Depreciation and amortization	2,952	566	3,518	650	4,168
Total assets	$17,224	$3,361	$20,585	$1,227	$21,812

For the year ended December 31, 2004:

	(in thousands)
Net Revenues	$39,123	$14,417	$53,540	$—	$53,540
Loss before tax	(7,651)	(10,553)	(18,204)	(2,872)	(21,076)
Depreciation and amortization	3,666	1,001	4,667	882	5,549
Total assets	$23,007	$13,229	$36,236	$2,282	$38,518

For the year ended December 31, 2003:

	(in thousands)
Net Revenues	$37,189	$18,562	$55,751	$—	$55,751
Loss before tax	(993)	(505)	(1,498)	(6,653)	(8,151)
Depreciation and amortization	3,397	1,052	4,449	972	5,421
Total assets	$33,719	$18,001	$51,720	$2,903	$54,623

ACT Teleconferencing, Inc.

Notes to Consolidated Financial Statements – (Continued)

The following summary provides financial data for significant geographic markets in which we operate:

For the year ended December 31, 2005:

	North America	Europe	Asia Pacific	Total
	($ in thousands)
Net Revenues	$31,013	$14,875	$5,076	$50,964
Long-Lived Assets	7,614	1,680	791	10,085

For the year ended December 31, 2004:

Net Revenues	$32,165	$15,096	$6,279	$53,540
Long-Lived Assets	14,930	7,581	2,841	23,352

For the year ended December 31, 2003:

Net Revenues	$32,479	$17,880	$5,392	$55,751
Long-Lived Assets	20,501	15,120	4,705	40,326

In 2005, the United States comprised approximately 50% of total company revenue and 82% of total North American revenue. The United Kingdom comprised approximately 24% of total company revenue and 83% of total European revenue. Canada comprised approximately 11% of total company revenue and 18% of North American revenue. Australia comprised approximately 8% of total company revenue and 76% total Asia Pacific revenue.

10. Fair Value of Financial Instruments

Our financial instruments consist primarily of cash, temporary investments, certificates of deposit maturing in more than one year, accounts receivable, accounts payable, long-term debt, and capitalized lease obligations.

Because accounts receivable and accounts payable are short-term instruments that are settled at face value, we consider their carrying amounts to approximate fair value.

The fair value of long-term debt, consisting of notes and capitalized lease obligations, is based on interest rates available to us and comparisons to market rates. We consider the carrying amounts to approximate fair value.

11. Defined Contribution Plan

We have a defined contribution 401(k) plan for our United States employees, which allows eligible employees to contribute a percentage of their compensation and provides for certain discretionary employer matching contributions. In 2005 and 2004, we made no plan contributions. In 2003, we matched employee contributions with 56,266 shares of stock valued at $56,000.

12. Employee Stock Purchase Plan

Our employee stock purchase plan became effective July 1, 1998. The plan has been structured within the meaning of Section 423(b) of the Internal Revenue Code of 1986. A maximum of 500,000 shares of common stock are available for sale to employees under the plan. The purchase price of each share of common stock is the lesser of 85% of the fair market value of such share on the opening day of the six month purchase period, or 85% of the fair market value of such share on the closing day of the purchase period. Currently approximately 11 employees have elected to participate in the plan. Through December 31, 2005, employees had purchased 347,473 shares of common stock under the plan.

13. Legal Proceedings

We are engaged from time to time in minor legal proceedings such as debt collection and employee dispute and arbitration. These are in the normal course of business and are not considered material to the business.

ACT Teleconferencing, Inc.

Notes to Consolidated Financial Statements – (Continued)

14. Quarterly Results of Operations

The following is a summary of the quarterly results of operations for the years ended December 31, 2005, 2004 and 2003:

($ in 000’s except per share amounts)	March 31	June 30	September 30	December 31
Year ended December 31, 2005
Net revenues	$13,031	$13,219	$12,259	$12,455
Gross profit	4,679	5,180	4,326	4,676
Goodwill Impairment	—	—	7,091	—
Impairment of long-lived tangible assets	—	—	1,308	3,234
Restructuring costs	831	904	332	143
Operating loss	(1,127)	(894)	(10,099)	(3,827)
Net loss	(2,019)	(1,916)	(10,578)	(3,640)
Preferred Stock Dividend and accretion of preferred shares	—	—	351	901
Net loss available to common shareholders	(2,019)	(1,916)	(10,929)	(4,541)
Weighted average number of shares outstanding
Basic and diluted	16,710	16,762	16,762	16,775
Net loss per share—basic and diluted	(0.12)	(0.11)	(0.65)	(0.27)
Year ended December 31, 2004
Net revenues	$13,996	$13,601	$12,686	$13,257
Gross profit	5,514	4,959	4,867	4,887
Goodwill Impairment	—	—	—	13,600
Impairment of long-lived tangible assets	—	—	—	1,761
Restructuring costs	—	—	—	1,081
Operating income/(loss)	87	(1,045)	(239)	(17,237)
Net loss	(402)	(1,929)	(789)	(18,044)
Preferred Stock Dividend	—	—	—	—
Net loss available to common shareholders	(402)	(1,929)	(789)	(18,044)
Weighted average number of shares outstanding
Basic and diluted	13,440	14,835	15,256	16,639
Net loss per share—basic and diluted	(0.03)	(0.13)	(0.05)	(1.08)
Year ended December 31, 2003
Net revenues	$14,908	$15,266	$12,120	$13,457
Gross profit	5,051	6,317	3,269	5,152
Operating income/(loss)	(476)	93	(3,533)	(662)
Net loss	(818)	(558)	(4,457)	(2,660)
Preferred Stock Dividend	228	212	196	90
Net loss available to common shareholders	(1,046)	(770)	(4,653)	(2,750)
Weighted average number of shares outstanding
Basic and diluted	9,480	10,202	10,339	10,840
Net loss per share—basic and diluted	(0.11)	(0.08)	(0.45)	(0.26)

ACT Teleconferencing, Inc.

Notes to Consolidated Financial Statements – (Continued)

15. Acquisitions

On January 2, 2002, we acquired Proximity, Inc., one of the world’s largest providers of room-based videoconferencing services, for 350,000 restricted shares of our common stock valued at $2,737,000 net of $74,000 of issuance fees, notes payable of $750,000, and cash of $500,000 for a total of approximately $3,987,000. In addition, we acquired net assets of $350,000 including $93,000 of cash. We also paid $204,000 of closing costs. In addition, 150,000 shares of our common stock were placed into escrow to be deliverable to certain of Proximity’s shareholders upon satisfaction of certain earnout provisions.

On January 17, 2003, the earnout agreement established with certain Proximity shareholders upon the acquisition of Proximity, Inc. on January 2, 2002 was revised. Under the original agreement, 150,000 shares of our common stock were placed into escrow and were deliverable to certain Proximity shareholders upon achieving certain earnout provisions. In exchange for modifications to the original provisions, 67,500 of the earnout shares held by the escrow agent were released to the eligible Proximity shareholders and 10,000 options to purchase common stock for $1.19 a share and exercisable for a period of ten years were issued. An additional 71,250 shares were issued in 2003 under the terms of the agreement.

In association with this acquisition, we recorded approximately $3.9 million in goodwill. Proximity was acquired to compliment our video conferencing business.

16. Subsequent Events

In February 2006, we completed the rights offering for the remaining 79,600 shares of preferred stock related to the Dolphin transaction, at which point there was a second closing on the remainder of the $16.0 million transaction. Although certain common shareholders participated in the rights offering, the majority of the preferred shared available through the offering were purchased by Dolphin. Funds from the second closing were used to satisfy the $7.0 million bridge loan from Dolphin, including accrued interest, with remaining amounts received used to pay fees related to the financing, and for working capital.

Schedule I – Condensed Financial Information of Registrant

ACT Teleconferencing, Inc.

Condensed Balance Sheets

December 31, 2005 and 2004

($ in 000s)	2005	2004
Assets
Current assets	$201	$654
Equipment and software (net of accumulated depreciation of $4,239 and $3,589)	919	1,126
Other long term assets	107	502
Investment in and advances to subsidiaries	10,338	23,973

Total assets	11,565	26,255

Liabilities and shareholders’ equity (deficit)
Current liabilities:
Accounts payable and accrued liabilities	$1,373	$1,327
Current portion of debt	8,249	12,049

Total current liabilities	9,622	13,376
Long-term debt	470	62
Convertible redeemable preferred stock and accrued preferred dividends; each share convertible into 100 shares of common stock; 169,000 shares authorized; 80,400 shares issued and outstanding in 2005	7,824	—
Shareholders’ equity (deficit):
Common stock, no par value; 50,000,000 shares authorized, 16,878,548 and 16,743,362 shares issued and 16,796,648 and 16,661,462 outstanding in 2005 and 2004, respectively	51,566	51,049
Treasury stock at cost (81,900 shares)	(241)	(241)
Accumulated deficit	(62,141)	(42,836)
Accumulated other comprehensive income	4,465	4,845

Total shareholders’ equity (deficit)	(6,351)	12,817

Total liabilities and shareholder’s equity (deficit)	$11,565	$26,255

See accompanying notes to condensed financial statements.

Schedule I – Condensed Financial Information of Registrant

ACT Teleconferencing, Inc.

Condensed Statement of Operations

For the years ended December 31, 2005, 2004, and 2003

($ In 000’s)	2005	2004	2003
Equity in undistributed (losses) earnings of subsidiaries	$(10,001)	$(12,935)	$677
Selling, general and administration expense	(5,688)	(5,234)	(6,081)
Interest expense, net	(2,693)	(2,524)	(2,629)
Foreign currency gain (loss)	229	(471)	(460)

Net (loss)	(18,153)	(21,164)	(8,493)
Preferred stock dividends:
Preferred dividend	(1,152)	—	(726)
Accretion to preferred shares	(100)	—	—

Net (loss) available to common shareholders	$(19,405)	$(21,164)	$(9,219)

See accompanying notes to condensed financial statements.

Schedule I – Condensed Financial Information of Registrant

ACT Teleconferencing, Inc.

Condensed Statements of Cash Flows

For the years ended December 31, 2005, 2004, and 2003

($ In 000s)	2005	2004	2003
Operating activities
Net loss	$(18,153)	$(21,164)	$(8,493)
Adjustments to reconcile net loss to net cash used for operating activities:
Equity in undistributed loss of subsidiaries	10,001	12,935	677
Dividends received from subsidiary	3	1,125	943
Depreciation & equipment transfers	640	887	1,960
Reserve for possible loss on related party receivable	467	—	—
Shares issued for services	150	560	659
Amortization of debt costs	720	1,047	447
Foreign exchange (gain) loss	(39)	471	460
Changes in operating assets and liabilities, net of effects of business combinations:
Current assets	501	(290)	244
Other assets	(100)	20	(744)
Accounts payable and accrued liabilities	35	305	1,371

Net cash used for operating activities	(5,775)	(4,104)	(2,476)
Investing activities
Equipment purchases	(226)	(222)	(151)
Investment in and advances from (to) subsidiaries	3,619	2,947	(770)

Net cash provided by (used for) investing activities	3,393	2,725	(921)
Financing activities
Net proceeds from issuance of debt	7,000	245	6,307
Net repayments of debt	(11,431)	(5,977)	(3,779)
Net proceeds from the issuance of common stock	—	7,042	466
Purchase of treasury stock	—	—	(5)
Net proceeds from issuance of preferred stock	6,572	—	—
Repayment of preferred stock dividend and principal	—	—	(1,708)
Net proceeds from the issuance of warrants in association with debt	—	137	2,098

Net cash provided by financing activities	2,141	1,447	3,379

Net increase (decrease) in cash and cash equivalents	(241)	68	(18)
Cash and cash equivalents beginning of year	255	187	205

Cash and cash equivalents end of year	$14	$255	$187

See accompanying notes to condensed financial statements

Schedule I – Condensed Financial Information of Registrant

ACT Teleconferencing, Inc.

Notes to Condensed Financial Statements

December 31, 2005 and 2004

1. Summary of Significant Accounting Policies

Principles of Consolidation

The financial statements of ACT Teleconferencing, Inc., (the Company) reflect the investments in their wholly owned subsidiaries under the equity method.

Consolidated Financial Statements

Reference is made to the Consolidated Financial Statements and related Notes of ACT Teleconferencing, Inc. included elsewhere herein for additional information.

Debt and Guarantees

Information on our debt is disclosed in Note 2 of the Notes to Consolidated Financial Statements of ACT Teleconferencing, Inc. included elsewhere herein. A United Kingdom subsidiary of ours had guaranteed debt of $4.0 million that was satisfied in October, 2005 as a result of the transaction with Dolphin.

Schedule II—Valuation and Qualifying Accounts

ACT Teleconferencing, Inc.

Allowance for Doubtful Accounts Receivable

	Balance at Beginning of Period	Additions/ Charges to Costs and Expenses	Deductions	Balance at End of Period
For the year ended December 31, 2005:
Allowance for doubtful accounts receivable	$413	224	(202)	435

For the year ended December 31, 2004:
Allowance for doubtful accounts receivable	$652	21	(260)	413

For the year ended December 31, 2003:
Allowance for doubtful accounts receivable	$1,029	368	(745)	652

PRELIMINARY COPIES

PROXY

ACT Teleconferencing, Inc.

Annual Meeting of Shareholders

                    , 2006

This proxy is solicited on behalf of the Board of Directors.

The undersigned shareholder of ACT Teleconferencing, Inc. acknowledges receipt of the notice of annual meeting dated                     , 2006, and accompanying proxy statement and annual report, and appoints each of Gene Warren and Liza Kaiser as proxies and attorneys-in-fact, with the full power of substitution, on behalf and in the name of the undersigned, to vote all the shares of common stock and Series AA convertible preferred stock of ACT Teleconferencing, Inc., the undersigned holds of record as of                     , 2006, at the annual meeting of shareholders to be held on                     , 2006, at 3:00 p.m. local time at ACT Teleconferencing, Inc.’s offices located at 1526 Cole Boulevard, Suite 300, Golden, Colorado 80401, United States, and at any postponement or adjournment of such meeting. Any shareholder completing this proxy who does not mark one of the boxes for the proposal will be deemed to have given the proxy holders complete discretion in voting his, her, or its shares on that proposal at the annual meeting. If no mark is made, this proxy will be voted “FOR” each proposal and “FOR” the election of each of the director nominees. If a box is marked, your shares shall be voted according to your instructions.

By signing this proxy the signatory authorizes its transmission to ACT Teleconferencing, Inc. or the proxies by electronic means, including telecopy. The undersigned hereby authorizes the proxies, and each of them, in their discretion, to vote on any other business as may properly be brought before the 2006 annual meeting of shareholders or any adjournment or postponement thereof.

The Board of Directors recommends a vote “FOR” the election of each director nominee named in Proposal 2 and “FOR” the approval of each other proposal listed below.

Proposal 1:	To approve an amendment to our Restated Articles of Incorporation, as amended, to eliminate staggered terms for directors.

	☐ For	☐ Against	☐ Abstain

Proposal 2:	To elect three directors, Malcolm M. Aslin, Peter E. Salas and Carlos P. Salas, for three-year terms expiring in 2009 (or terms expiring in 2007 if the amendment to our Restated Articles of Incorporation, as amended, to eliminate staggered director terms is approved by our shareholders).

☐ For each nominee	☐ Withhold authority for each nominee	☐ For each nominee except:
__________________________ (mark exceptions above)

Proposal 3:	To approve an amendment to our Restated Articles of Incorporation, as amended, to increase from 50,000,000 to 250,000,000 the number of shares of common stock we are authorized to issue.

	☐ For	☐ Against	☐ Abstain

Proposal 4:	To approve an amendment to our Restated Articles of Incorporation, as amended, to change the provisions governing conversion of the Series AA convertible preferred stock.

	☐ For	☐ Against	☐ Abstain

Proposal 5:	To approve an amendment to our Restated Articles of Incorporation, as amended, to align with current Colorado law the shareholder voting requirements necessary to take certain actions.

	☐ For	☐ Against	☐ Abstain

Proposal 6:	To approve our Amended and Restated Articles of Incorporation.

	☐ For	☐ Against	☐ Abstain

Proposal 7:	To approve an amendment to our 2004 Equity Incentive Plan, as amended, to increase from 1,500,000 to 7,500,000 the number of shares of common stock we are authorized to issue thereunder.

	☐ For	☐ Against	☐ Abstain

Proposal 8:	To ratify the selection of Rodefer Moss & Co, PLLC to be the company’s independent registered public accounting firm for the fiscal year ending December 31, 2006.

	☐ For	☐ Against	☐ Abstain

Please sign exactly as your name appears on your stock certificate. If joint tenants hold the shares, both should sign personally. When signing as attorney-in-fact, executor, administrator, trustee, guardian, or another fiduciary capacity, please give your full title. If signing on behalf of a corporation, please sign in full corporate name by president or other authorized person. If a partnership, please sign in partnership name by authorized person.

Date Signed: , 2006
SIGNATURE (ALL JOINT TENANTS MUST SIGN)